Exhibit 2.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

dated

November 8, 2021

by and among

RumbleOn, Inc., a Nevada corporation

as the Purchaser,

TPEG Freedom Powersports Investors LLC, Kevin Lackey, and Sanjay Chandra

as the Sellers,

the individuals specified herein,

as Optionholders,

and Trinity Private Equity Group, LLC,

as the Sellers’ Representative

i

4.28	Withholding	42
4.29	Employee Benefits and Compensation	42
4.30	Real Property	43
4.31	Accounts	44
4.32	Tax Matters	45
4.33	Environmental Laws	46
4.34	Finders’ Fees	46
4.35	Powers of Attorney and Suretyships	47
4.36	Certain Business Practices	47
4.37	Money Laundering Laws	47
4.38	OFAC	47
4.39	Not an Investment Company	47

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF THE SELLERS		47

5.1	Ownership of Interests; Authority	47
5.2	Approvals and Consents	48
5.3	Non-Contravention	48
5.4	Litigation	48
5.5	Investment Representations	49
5.6	Finders’ Fees	50
5.7	Optionholder Representations	50

ARTICLE VI. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER		51

6.1	Corporate Existence and Power	51
6.2	Corporate Authorization	51
6.3	Approval and Consents	51
6.4	Non-Contravention	51
6.5	Finders’ Fees	52
6.6	Litigation and Proceedings	52
6.7	Issuance of Shares	52
6.8	Capitalization	52
6.9	Internal Controls; Listing; Financial Statements	53
6.10	Reporting Company	54
6.11	Undisclosed Liabilities	54
6.12	Purchaser SEC Documents and Purchaser Financial Statements	54
6.13	Absence of Certain Changes	55
6.14	Purchaser Investigations	55
6.15	No Other Representations and Warranties	55

ARTICLE VII. COVENANTS		55

7.1	Acquired Companies Conduct of the Business	55
7.2	Purchaser Conduct of Business	58
7.3	Access to Information	58
7.4	Notices of Certain Events	59
7.5	Additional Financial Information	59
7.6	Employees of the Acquired Companies	60
7.7	Restrictive Covenants	60
7.8	Tax Matters	63
7.9	Related Party Transactions	65
7.10	Employee Matters	65
7.11	Acquired Companies Financial Statements	66
7.12	Appraisal	67
7.13	Options	67
7.14	Update to Schedules	67

ii

ARTICLE VIII. ADDITIONAL COVENANTS OF THE PARTIES		67

8.1	Commercially Reasonable Efforts; Further Assurances	67
8.2	Filings	69
8.3	Confidentiality	69
8.4	Form 8-K; Press Releases	70
8.5	Listing	70
8.6	D&O Insurance; Indemnification of Officers and Directors	70
8.7	Exclusivity	71
8.8	Environmental Review	71
8.9	Guarantees	71

ARTICLE IX. CONDITIONS TO CLOSING		72

9.1	Condition to the Obligations of the Parties	72
9.2	Conditions to Obligations of the Purchaser	72
9.3	Conditions to Obligations of the Sellers	73

ARTICLE X. INDEMNIFICATION		74

10.1	Indemnification	74
10.2	Procedure	74
10.3	Determination of Losses; Priority of Claims; Limitations	76
10.4	Share Escrow Fund; Cash Escrow Fund	78
10.5	Survival	79
10.6	Tax Treatment of Indemnification Payments	80
10.7	Exclusive Remedies	80
10.8	NO ADDITIONAL REPRESENTATIONS; NO RELIANCE	80

ARTICLE XI. DISPUTE RESOLUTION		81

11.1	Jurisdiction; Waiver of Jury Trial	81

ARTICLE XII. TERMINATION		81

12.1	Termination	81
12.2	Effect of Termination	82

ARTICLE XIII. MISCELLANEOUS		83

13.1	Notices	83
13.2	Amendments; No Waivers; Remedies	84
13.3	Arm’s length bargaining; no presumption against drafter	85
13.4	Publicity	85
13.5	Expenses	85
13.6	No Assignment or Delegation	85
13.7	Governing Law	85
13.8	Counterparts; facsimile signatures	85
13.9	Entire Agreement	85
13.10	Severability	86
13.11	Construction of certain terms and references; captions	86
13.12	Further Assurances	87
13.13	Third Party Beneficiaries	87
13.14	Sellers’ Representative	87
13.15	Specific Performance	88
13.16	Releases	89
13.17	Non-Recourse	89
13.18	Representation	89

Exhibits

Exhibit A	–	Key Employees
Exhibit B	–	Sample Net Working Capital
Exhibit C	–	Registration Rights and Lock-Up Agreement
Exhibit D	–	Spousal Consent

iii

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This MEMBERSHIP INTEREST PURCHASE AGREEMENT (the “Agreement”), dated as of November 8, 2021, by and among RumbleOn, Inc., a Nevada corporation (the “Purchaser”), TPEG Freedom Powersports Investors LLC, a Texas limited liability company (“FPI”), Kevin Lackey (“Lackey”), Sanjay Chandra (“Chandra” and collectively with FPI and Lackey, the “Sellers” and each, a “Seller”), the optionholders of the Company set forth on the signature pages hereto (each, an “Optionholder” and, collectively, the “Optionholders”), and Trinity Private Equity Group, LLC, a Texas limited liability company, as the representative of the Sellers (the “Sellers’ Representative”).

W I T N E S E T H:

A. As of the date hereof, the Sellers own all of the issued and outstanding Equity Interests of Freedom Powersports, LLC, a Texas limited liability company (“Freedom Powersports”), and Freedom Powersports Real Estate LLC, a Texas limited liability company (“FPS Real Estate”, and together with Freedom Powersports, the “Transferred Entities” and the Transferred Entities together with the direct and indirect Subsidiaries of the Transferred Entities, the “Acquired Companies”);

B. As of the date hereof, the Optionholders hold options to purchase Class C Units of Freedom Powersports and FPS Real Estate as set forth in Section 4.5(b) of the Disclosure Schedules (each an “Option” and collectively, the “Options”), which Options constitute all outstanding Options of the Acquired Companies;

C. The Acquired Companies are in the business of the ownership and operation of powersports retail dealerships involving sales, financing, and parts and service of new and used motorcycles, ATVs, UTVs, scooters, side by sides, sport bikes, cruisers, watercraft, and other vehicles, and owning real property upon which the powersports retail dealership operate, and ancillary businesses and activities relating thereto (the “Business”);

D. At the Closing, upon the terms and subject to the conditions of this Agreement, (i) the Sellers will sell and transfer to the Purchaser the Transferred Equity Interests, and the Purchaser will purchase and acquire from the Sellers the Transferred Equity Interests, in each case free and clear of all Liens other than restrictions on transfers arising under applicable securities Law and (ii) each outstanding Option will be terminated in exchange for the payment specified in the Option Termination Agreement, which shall represent the amount such Optionholder would have received as a seller of Class C Units of the Acquired Companies hereunder, less the aggregate exercise price of the Options held by such Optionholder, subject to the withholding rights specified herein;

E. Purchaser owns and operates powersports retail dealerships involving sales, financing, and parts and service of new and used motorcycles, ATVs, UTVs, scooters, side by sides, sport bikes, cruisers, watercraft, and other vehicles and provides a motor vehicle dealer and e-commerce platform utilizing technology to aggregate, process, and distribute inventory and facilitate transactions among dealers and consumers to buy, sell, trade, finance, and transport pre-owned vehicles;

F. As a material inducement to the Purchaser to enter into this Agreement and consummate the Transactions, at or prior to the Closing, each of the Key Employees will enter into an Employment Agreement (as defined below), in each case, with each such Employment Agreement to take effect only upon the Closing; and

G. As a material inducement to the Purchaser to enter into this Agreement and consummate the Transactions, simultaneously with the execution of this Agreement, the Purchaser and each of the Sellers and Optionholders have entered into a Registration Rights and Lock-Up Agreement with such Registration Rights and Lock-Up Agreement to each take effect only upon the Closing.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I.
DEFINITIONS

The following terms, as used herein, have the following meanings:

“2020 Tax Acts” means The Families First Coronavirus Response Act (Pub. L. 116-127), The Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136), and any Law, U.S. executive order or Presidential Memorandum and includes any Treasury Regulations or other official guidance promulgated with respect to the foregoing relating to the deferral of any Tax liabilities (including withholding Taxes), U.S. federal payroll Taxes, indebtedness or other amounts or Liabilities for or allocable to any taxable period (or portion thereof) ending on or prior to the Closing Date the payment of which is deferred to a taxable period (or portion thereof) beginning after the Closing Date, related to, or in response to the economic or other effects of, COVID-19.

“Acquired Companies” has the meaning set forth in the recitals of this Agreement.

“Action” means any action, suit, arbitration, litigation, complaint, citation, summons, subpoena, charge, claim, demand, notice, investigation, hearing or proceeding of any nature (in each case, whether civil, criminal, administrative, regulatory or otherwise), whether at law or in equity, including any audit, claim or assessment for Taxes or otherwise.

“Additional Agreements” means the Registration Rights and Lock-Up Agreement, the Escrow Share Agreement, the Cash Escrow Agreement, the Employment Agreements, the Option Termination Agreements, and each other agreement, document, instrument and/or certificate contemplated by this Agreement to be executed in connection with the transactions contemplated hereby.

“Adjustment Escrow Amount” means $500,000.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.

“Aggregate Closing Payment Shares” means the Freedom Powersports Closing Payment Shares and the FPS Real Estate Closing Payment Shares.

“Aggregate Estimated Cash Consideration” means the Freedom Estimated Cash Consideration and the FPS Real Estate Estimated Cash Consideration.

“Aggregate Post-Closing Adjustment” means the sum of the Freedom Post-Closing Adjustment and the FPS Real Estate Post-Closing Adjustment (which may be a negative number).

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Alternative Proposal” has the meaning set forth in Section 8.7.

“Alternative Transaction” has the meaning set forth in Section 8.7.

“Antitrust Laws” has the meaning set forth in Section 8.1(b).

“Authority” means any governmental, quasi-governmental, regulatory or administrative body, agency, commission or authority, any court or judicial authority, any arbitrator, or any public, private or industry regulatory authority, whether international, national, Federal, state, or local, including any national securities exchange or national quotation system.

“Balance Sheet” has the meaning set forth in Section 4.12(a).

“Balance Sheet Date” has the meaning set forth in Section 4.12(a).

“Books and Records” means all books and records, ledgers, employee records, customer lists, files, correspondence, and other records of every kind (whether written, electronic, or otherwise embodied) owned or used by a Person or in which a Person’s assets, the business or its transactions are otherwise reflected.

“Business Day” means any day other than a Saturday, Sunday, or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business.

“Cash Escrow Agent” means Wells Fargo Bank, National Association.

“Cash Escrow Agreement” means the agreement in the form agreed to by the Sellers’ Representative, Cash Escrow Agent, and the Purchaser with respect to the Cash Escrow Amount.

“Cash Escrow Amount” means ten percent (10%) of the FPS Real Estate Base Cash Consideration and ten percent (10%) of the Freedom Powersports Base Cash Consideration.

“Cash Escrow Fund” has the meaning set forth in Section 3.1(c).

“Cash Percentage” means the difference between one hundred percent (100%) and the Stock Percentage.

“Chandra” has the meaning set forth in the preamble of this Agreement.

“Change in Control Payments” means all change in control, transaction, retention and similar bonuses or payments, paid or payable by the Acquired Companies to any current or former directors, managers, officers, employees, or other Persons as a result of the Closing of the Transactions or the execution of this Agreement, including any deferred compensation, in each instance, plus the employer portion of any employment Taxes due in connection with any such payments, but excluding, for the avoidance of doubt, severance payments relating to a termination of employment following the Closing.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Form 8-K” has the meaning set forth in Section 8.4(b).

“Closing Indebtedness” means, collectively, the Freedom Powersports Closing Indebtedness and the FPS Real Estate Closing Indebtedness.

“Closing Press Release” has the meaning set forth in Section 8.4(b).

“COBRA” means collectively, the requirements of Sections 601 through 607 of ERISA and Section 4980B of the Code.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Financial Statements” has the meaning set forth in Section 4.12(a).

“Company Intellectual Property” has the meaning set forth in Section 4.21(a).

“Company Owned Intellectual Property” means all Intellectual Property Rights owned or purported to be owned by the Acquired Companies.

“Confidential Information” means any information that one Party discloses, directly or indirectly, to another Party, whether embodied in tangible form or disclosed visually or orally and whether or not designated as “confidential” or “proprietary” or by some similar designation, relating to the prior, current or prospective business of the disclosing Party, including, without limitation, business models, business opportunities, business plans, financial information, market research, marketing plans, pricing and cost data, customers, suppliers, employees, contractors, ideas, improvements, products and product plans, technologies, research activities and results, and any other information that should be reasonably understood by the receiving Party to be the confidential or proprietary information of the disclosing Party. Confidential Information shall not include information (i) that has entered the public domain through no fault of the receiving Party, (ii) rightfully known by the receiving Party without obligation of confidentiality to any third party prior to receipt of same from the disclosing Party, (iii) independently developed by the receiving Party without using or referring to any Confidential Information of the disclosing Party, and (iv) generally made available to the public by the disclosing Party without obligation of confidentiality.

“Consent” means any notice, authorization, qualification, registration, filing, notification, waiver, Permit, Order, consent or approval to be obtained from, filed with or delivered to, an Authority or other Person, other than for filings required under or in connection with any Antitrust Laws.

“Contracts” means all contracts, agreements, indentures, deeds, notes, bonds, mortgages, leases (including equipment leases, car leases and capital leases), licenses, guarantees, commitments, arrangements, undertakings, client contracts, franchise agreements, sales and purchase orders and similar instruments, oral or written, to which any Acquired Company is a party or by which any of their respective assets are bound or subject, and all amendments thereto.

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing, a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (the “10% Owner”) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast ten percent (10%) or more of the votes for election of directors or equivalent governing authority of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a 10% Owner) of the Controlled Person; or (c) a spouse or lineal descendant who resides in the household of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

“COVID-19” means the infectious disease caused by severe acute respiratory syndrome coronavirus 2 (SARS-CoV-2) and commonly known as “COVID-19”, any mutation or evolution thereof or related or associated epidemics, pandemics or disease outbreaks.

“Current Assets” means the following current assets of the Freedom Powersports Acquired Companies or the FPS Real Estate Acquired Companies, as applicable, as calculated, valued and adjusted in accordance with the Transaction Accounting Principles: cash (whether restricted or unrestricted), contracts in transit, holdback receivable, factory rebates receivable, new major unit inventory, used major unit inventory, PG&A inventory, and prepaid expenses provided, however, that Current Assets shall exclude any loans, receivables or other amounts due to the Companies from any Seller or any Affiliate of any Seller, any employee advances, any current or deferred income Tax assets.

“Current Liabilities” means the following current liabilities of the Freedom Powersports Acquired Companies or the FPS Real Estate Acquired Companies, as applicable, as calculated, valued and adjusted in accordance with the Transaction Accounting Principles: accounts payable, accounts payable-parts, sales tax/TT&L/VIT payable, deposits on sales, parts and service, new major unit flooring, used major unit flooring, PG&A flooring, gift cards, lien payoffs, property tax payable, service contract liability, payroll liability, and other accrued liabilities (but excluding, for the avoidance of doubt, any Transaction Expenses, Indebtedness (other than Floorplan Financing, which shall constitute a Current Liability).

“D&O Persons” has the meaning set forth in Section 8.6(a).

“D&O Tail Policy” has the meaning set forth in Section 8.6(b).

“Data Activities” has the meaning set forth in Section 4.22(a).

“Diligence Period” means the period beginning on the date hereof and extending through 11:59 p.m. on the date that is thirty (30) days after the date hereof, or such later date as provided in Section 8.8 of this Agreement; provided, however, that the Diligence Period shall be extended with respect to any Owned Real Property for a period of ten (10) Business Days from the date the survey for such Real Property is made available to Purchaser, provided that Purchaser and Sellers shall each use commercially reasonable efforts to ensure that any such surveys are obtained by Purchaser as soon as reasonably possible.

“Direct Claim” has the meaning set forth in Section 10.2(b).

“Direct Claim Notice” has the meaning set forth in Section 10.2(b).

“Disclosure Schedules” has the meaning set forth in ARTICLE IV.

“Disputed Amounts” has the meaning set forth in Section 3.2(f).

“Employment Agreements” means the separate employment agreements between the applicable Acquired Company and each of the Key Employees which include customary non-compete, confidentiality and assignment of inventions provisions and other customary restrictive covenant provisions.

“Environmental Claim” means any Action or Environmental Notice by any Person alleging Liability, including Liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damage, personal injury, medical monitoring, penalties, contribution, indemnification and injunctive relief, arising out of, based on or resulting from (a) the presence of, Release of, or exposure to any Hazardous Materials on or prior to the Closing Date, or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Laws” shall mean all Laws relating to pollution or the protection of human health, safety, or the environment, including, without limitation, those that prohibit, regulate, concern or control any Hazardous Material or any Hazardous Material Activity, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act and the Clean Water Act.

“Environmental Notice” means any written directive, notice of violation or infraction, notice of investigation or inquiry, or other written notice respecting any Environmental Claim, including relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit issued pursuant to Environmental Law.

“Equity Interests” means, with regard to any Person, as applicable, (i) any capital stock, partnership, membership, joint venture or other ownership or equity interests, or other share capital of such Person, (ii) any securities of such Person directly or indirectly convertible into or exchangeable for any capital stock, partnership, membership, joint venture or other ownership or equity interests, or other share capital (whether voting or non-voting, whether preferred, common or otherwise) of such Person or containing any profit participation features with respect to such Person, (iii) any rights or options directly or indirectly to subscribe for or to purchase any capital stock, partnership, membership, joint venture or other ownership or equity interests, other share capital of such Person or securities containing any profit participation features with respect to such Person or directly or indirectly to subscribe for or to purchase any securities directly or indirectly convertible into or exchangeable for any capital stock, partnership, membership, joint venture or other ownership interests, other share capital of such Person or securities containing any profit participation features with respect to such Person, (iv) any share or unit appreciation rights, phantom share or unit rights, contingent interest or other similar rights relating to such Person, or (v) any Equity Interests of such Person issued or issuable with respect to the securities referred to in clauses (i) through (iv) above in connection with a combination of shares, units, recapitalization, exchange, merger, consolidation or other reorganization.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“Escrow Share Agent” means Continental Stock Transfer & Trust Company.

“Escrow Share Agreement” means the agreement in the form agreed to by the Sellers’ Representative, Escrow Share Agent and the Purchaser with respect to the Escrow Shares.

“Escrow Shares” means shares representing ten percent (10%) of the Aggregate Closing Payment Shares.

“Estimated Adjustment Statements” has the meaning set forth in Section 2.4(c).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Factory” means any of the manufacturers identified on Schedule 1.1(a).

“Fair Market Value” has the meaning set forth in Section 7.12.

“Filings” any filings required under the Exchange Act, Securities Act or any other United States federal, foreign or blue sky Laws.

“Floorplan Financing” means the arrangement and implementation of floorplan financing with Factories (or their designated affiliate or third-party lenders) with respect to Inventory of the Acquired Companies.

“FPI” has the meaning set forth in the preamble of this Agreement.

“FPS Real Estate” has the meaning set forth in the recitals to this Agreement.

“FPS Real Estate Acquired Companies” means FPS Real Estate together with the direct and indirect Subsidiaries of FPS Real Estate.

“FPS Real Estate Appraisal” means the Fair Market Value of the Owned Real Property determined in accordance with Section 7.12 hereof.

“FPS Real Estate Base Amount” means the amount determined by the FPS Real Estate Appraisal.

“FPS Real Estate Base Cash Consideration” means the Cash Percentage multiplied by the FPS Real Estate Net Base Amount.

“FPS Real Estate Net Base Amount” means FPS Real Estate Base Amount minus the FPS Real Estate Closing Indebtedness as may be adjusted pursuant to Section 3.2.

“FPS Real Estate Cash Consideration” means (i) the FPS Real Estate Base Cash Consideration, plus/minus (ii) the FPS Real Estate Net Working Capital Adjustment, as may be adjusted pursuant to Section 3.2, minus (iii) the cash portion of the FPS Real Estate Escrow Amount.

“FPS Real Estate Closing Indebtedness” means, as of immediately prior to Closing, the aggregate amount of Indebtedness of the FPS Real Estate Acquired Companies.

“FPS Real Estate Closing NWC” means the Net Working Capital of the FPS Real Estate Acquired Companies as of immediately prior to the Closing.

“FPS Real Estate Closing Payment Shares” means a total number of shares of Purchaser Class B Common Stock equal to (a) the Stock Percentage multiplied by the FPS Real Estate Net Base Amount, divided by (b) the average VWAP of the Purchaser Class B Common Stock for the ten (10) trading days immediately preceding the Closing Date (“Closing VWAP”).

“FPS Real Estate Equity Interests” means all of the issued and outstanding Equity Interests of FPS Real Estate.

“FPS Real Estate Escrow Amount” means ten percent (10%) of the FPS Real Estate Net Base Amount, represented by Escrow Shares equal to ten percent (10%) of the FPS Real Estate Closing Payment Shares, which shall be maintained in the Share Escrow Fund and cash equal to ten percent (10%) of the FPS Real Estate Base Cash Consideration, which shall be maintained in the Cash Escrow Fund.

“FPS Real Estate Estimated Adjustment Statement” has the meaning set forth in Section 2.4(b).

“FPS Real Estate Estimated Cash Consideration” has the meaning set forth in Section 2.4(b).

“FPS Real Estate Estimated Closing Indebtedness” has the meaning set forth in Section 2.4(b).

“FPS Real Estate Net Working Capital Adjustment” means (i) the amount by which the FPS Real Estate Closing NWC exceeds the FPS Real Estate Net Working Capital Target (which, for the avoidance of doubt, will result in a dollar-for-dollar increase to the FPS Real Estate Cash Consideration), (ii) the amount by which the FPS Real Estate Closing NWC is less than the FPS Real Estate Net Working Capital Target (which, for the avoidance of doubt, will result in a dollar-for-dollar decrease to the FPS Real Estate Cash Consideration) or (iii) $0, in the event that the FPS Real Estate Closing NWC is equal to the FPS Real Estate Net Working Capital Target.

“FPS Real Estate Net Working Capital Target” means $0.

“FPS Real Estate Post-Closing Adjustment” means an amount equal to the FPS Real Estate Post-Closing Cash Consideration minus the FPS Real Estate Estimated Cash Consideration.

“FPS Real Estate Post-Closing Adjustment Statement” has the meaning set forth in Section 2.4(b).

“FPS Real Estate Post-Closing Cash Consideration” has the meaning set forth in Section 2.4(b).

“FPS Real Estate Purchase Price” means the total of the FPS Real Estate Cash Consideration, the FPS Real Estate Closing Payment Shares, and the FPS Real Estate Escrow Amount (or so much thereof as may be released by the Escrow Share Agent and Cash Escrow Agent pursuant to Section 3.2(b) and Article X).

“FPS Real Estate Option Plan” means that certain Freedom Powersports Real Estate, LLC 2021 Equity Plan adopted November 2, 2021.

“Fraud” means, with respect to any Person, common law fraud, as interpreted under the laws and by the courts of the State of Delaware, with respect to making a representation or warranty set forth in Article IV, Article V or Article VI; provided, however, “Fraud” shall be deemed to require a knowing and intentional misrepresentation. For the avoidance of doubt, “Fraud” shall not include any theory of equitable or constructive fraud (including any negligent or reckless misrepresentation).

“Freedom Closing NWC” means the Net Working Capital of the Freedom Powersports Acquired Companies as of immediately prior to the Closing.

“Freedom Equity Interests” means all of the issued and outstanding Equity Interests of Freedom Powersports.

“Freedom Estimated Adjustment Statement” has the meaning set forth in Section 2.4(a).

“Freedom Estimated Cash Consideration” has the meaning set forth in Section 2.4(a).

“Freedom Estimated Closing Indebtedness” has the meaning set forth in Section 2.4(a).

“Freedom Net Working Capital Adjustment” means, (i) the amount by which the Freedom Closing NWC exceeds the Freedom Net Working Capital Target (which, for the avoidance of doubt, will result in a dollar-for-dollar increase to the Freedom Powersports Cash Consideration), (ii) the amount by which the Freedom Closing NWC is less than the Freedom Net Working Capital Target (which, for the avoidance of doubt, will result in a dollar-for-dollar decrease to the Freedom Powersports Cash Consideration) or (iii) $0, in the event that the Freedom Closing NWC is equal to the Freedom Net Working Capital Target.

“Freedom Net Working Capital Target” means $7,195,000 consisting of no less than $4,000,000 of cash and cash equivalents (net of the amount of cash necessary to satisfy the amount of all outstanding checks, drafts, and similar instruments of the Acquired Companies).

“Freedom Post-Closing Adjustment” means an amount equal to the Freedom Post-Closing Cash Consideration minus the Freedom Estimated Cash Consideration.

“Freedom Post-Closing Adjustment Statement” has the meaning set forth in Section 3.2(a).

“Freedom Post-Closing Cash Consideration” has the meaning set forth in Section 3.2(a).

“Freedom Powersports” has the meaning set forth in the recitals to this Agreement.

“Freedom Powersports Acquired Companies” means Freedom Powersports together with the direct and indirect Subsidiaries of Freedom Powersports.

“Freedom Powersports Base Amount” means $83,291,000.

“Freedom Powersports Base Cash Consideration” means the Cash Percentage multiplied by the Freedom Powersports Base Amount.

“Freedom Powersports Cash Consideration” means (i) the Freedom Powersports Base Cash Consideration, plus/minus (ii) the Freedom Net Working Capital Adjustment, as may be adjusted pursuant to Section 3.2, minus (iii) the Freedom Powersports Closing Indebtedness, as may be adjusted pursuant to Section 3.2, and minus (iv) the cash portion of the Freedom Powersports Escrow Amount.

“Freedom Powersports Closing Indebtedness” means, as of immediately prior to Closing, the aggregate amount of Indebtedness of the Freedom Powersports Acquired Companies.

“Freedom Powersports Closing Payment Shares” means a total number of shares of Purchaser Class B Common Stock equal to (a) the Stock Percentage multiplied by the Freedom Powersports Base Amount, divided by (b) Closing VWAP.

“Freedom Powersports Escrow Amount” means ten percent (10%) of the Freedom Powersports Base Amount, represented by Escrow Shares equal to ten percent (10%) of the Freedom Powersports Closing Payment Shares, which shall be maintained in the Share Escrow Fund and cash equal to ten percent (10%) of the Freedom Powersports Base Cash Consideration, which shall be maintained in the Cash Escrow Fund, plus the Adjustment Escrow Amount.

“Freedom Powersports Purchase Price” means the total of the Freedom Powersports Cash Consideration, the Freedom Powersports Closing Payment Shares, and the Freedom Powersports Escrow Amount (or so much thereof as may be released by the Escrow Share Agent and Cash Escrow Agent pursuant to Section 3.2(b) and Article X).

“Freedom Powersports Option Plan” means that certain Freedom Powersports, LLC 2020 Equity Plan adopted June 19, 2020.

“Fundamental Representations” means, collectively, the Seller Fundamental Representations and the Purchaser Fundamental Representations.

“Hazardous Material” shall mean any material, chemical, substance or waste that has been designated by any Authority to be radioactive, toxic, hazardous, an ozone depleting substance, a pollutant or a contaminant, the management, use, handling, or disposal of which is subject to any Environmental Laws, including, but not limited to, petroleum and petroleum by-products and breakdown products, polychlorinated biphenyls, per and poly fluoroalkyl substances, and asbestos.

“Hazardous Material Activity” shall mean the transportation, transfer, recycling, storage, use, treatment, manufacture, disposal, removal, remediation, release, exposure of others to, sale, labeling, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, including any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any recycling, product take-back or product content requirements.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules promulgated thereunder.

“Improvements” has the meaning set forth in Section 4.30(c).

“Indebtedness” means, as of any time of determination and with respect to any Person, the outstanding principal amount of, accrued and unpaid interest on, fees, expenses and other payment obligations (including any prepayment penalties, premium costs, breakage, and other amounts payable in the event such indebtedness is to be repaid or assumed on the Closing Date) arising under: (a) any obligations of such Person for borrowed money, or with respect to deposits or advances of any kind (including amounts by reason of overdrafts), (b) any obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) any reimbursement obligations in respect of letters of credit solely to the extent drawn or called, performance bonds to the extent drawn or called and surety bonds to the extent drawn or called and similar obligations, (d) any payment obligations with respect to interest rate, currency or commodity derivative, hedging, swap and other similar arrangements, (e) any obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (f) any obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable to creditors for goods and services incurred in the ordinary course of business), including earnouts, milestone payments, seller notes, holdbacks or other unpaid purchase price obligations or similar obligations, (g) any Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or security interest on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (h) all obligations of such Person under leases required to be accounted for as capital leases under U.S. GAAP, (i) all guarantees by such Person, (j) any severance obligations (and any related post-termination obligations) payable by the Acquired Companies to any current or former director, manager, officer or employee whose employment has been terminated prior to Closing (including any COBRA or similar payments); (k) any Liability arising under any LTIP Agreements and all awards granted thereunder or annual bonus plan, in each case, that is accrued as of the Closing; (l) all Change in Control Payments; (m) all Transaction Expenses, (n) any Liability for Taxes not accrued as Liabilities in the Net Working Capital, (o) any other liability required to be listed as a long term liability under U.S. GAAP, together with any and all interest accrued thereon, and (p) any agreement to incur any of the same. Notwithstanding the foregoing, the term “Indebtedness” shall not include any such matter that is included as a Current Liability (or any component thereof).

“Indemnified Party” has the meaning set forth in Section 10.2.

“Indemnified Taxes” means (i) Taxes (or nonpayment thereof) imposed on, allocated to, incurred or payable by, or otherwise of (A) any Acquired Company with respect to any Pre-Closing Tax Period or the portion of any Straddle Period ending prior to the Closing Date (as apportioned pursuant to Section 7.8(c)), including, in each case, any Taxes that would have been due or payable on or prior to the Closing Date but for any provision of the 2020 Tax Acts and any “imputed underpayment” (as defined for purposes of Section 6225 or Section 6226 of the Code) with respect to any Tax period (or portion thereof) ended on or prior to the Closing Date; or (B) any Seller or other owner (or holder) of any Equity Interest in any of the Acquired Companies (including, without limitation, capital gains Taxes arising as a result of the transactions contemplated by this Agreement) or any of their Affiliates for any Tax period; (ii) Taxes for which any Acquired Company (or any predecessor of any Acquired Company) is liable under Treasury Regulation Section 1.1502-6 (or any similar provision of applicable Law) by reason of such entity being or having been included in any consolidated, affiliated, combined or unitary group at any time on or before the Closing Date; (iii) any and all Taxes of any Person (other than an Acquired Company) imposed upon an Acquired Company as a transferee or successor, by contract or pursuant to any Law, which Taxes relate to an event or transaction occurring before the Closing; (iv) any Taxes imposed on any Acquired Company resulting from any election under Code §108(i) or Code §965 or any analogous provision of state Law, prior to the Closing Date, and pursuant to Section 951 or 951A of the Code with respect to all taxable periods (or portions thereof) ending before the Closing Date, (v) the employer share of any employment Taxes on any compensatory payments due or made by an Acquired Company on or before the Closing Date, (vi) any Taxes resulting from any breach or inaccuracy of any of the representations set forth in Section 4.32, (vii) any Tax liability incurred by or imposed on any Acquired Company in any Tax period (or any portion thereof) beginning after the Closing Date as a result of the receipt or forgiveness of the PPP Loan, including the aggregate Tax impact of any disallowance of deductions from taxable income for expenditures made by the Acquired Company, or of any increase in income (under the “tax benefit rule” or otherwise) attributable to the deduction of such expenditures in a Tax period (or portion thereof) ending prior to the Closing Date, that results from its receipt of the PPP Loan or the forgiveness thereof, and (viii) all Taxes for which the Sellers are liable pursuant to Section 7.8(i). Notwithstanding the foregoing, the term “Indemnified Taxes” shall not include any Taxes taken into account in the determination of the Purchase Price or any component thereof.

“Indemnifying Party” has the meaning set forth in Section 10.2(a)(i).

“Independent Accountants” has the meaning set forth in Section 3.2(f).

“Intellectual Property Licenses” has the meaning set forth in Section 4.21(a).

“Intellectual Property Rights” means all intellectual property and proprietary rights in any jurisdiction throughout the world, including (i) any trademark, service mark, trade name, trade dress, corporate name, logo, or slogan, including any registration thereof or application for registration therefor including any renewals thereof and rights related thereto, together with the goodwill associated with each of the foregoing; (ii) patent and patent applications, and other governmental grants for the protection of inventions, and any and all divisions, continuations, continuations-in-part, reissues, continuing patent applications, reexaminations, and extensions thereof; (iii) trade secret rights associated with confidential and proprietary information, including recipes, trade secrets, processes, methods, formulae, inventions (whether patentable or unpatentable and whether or not reduced to practice), invention disclosures, know how, methods, layouts, designs, and technology; (iv) copyright, copyrightable materials, copyright registration, application for copyright registration; (v) Internet domain names; (vi) any registrations or applications for registration of any of the foregoing; (vii) analogous rights to those set forth above; and (viii) rights to sue for past, present and future infringement of the rights set forth above.

“Inventory” means inventory of the nature reflected in the Company Financial Statements, consistent with past practice.

“IRS” means the U.S. Internal Revenue Service.

“IT Systems” has the meaning set forth in Section 4.21(g).

“JW” has the meaning set forth in Section 13.18.

“Key Employees” means those Persons set forth on Exhibit A.

“Knowledge of the Purchaser” or any other similar knowledge qualification, means the actual knowledge (following due inquiry) of Marshall Chesrown and Peter Levy.

“Knowledge of the Sellers” or any other similar knowledge qualification, means the actual knowledge (following due inquiry) of each Seller, and Zelewski.

“Labor Agreements” has the meaning set forth in Section 4.27(a).

“Lackey” has the meaning set forth in the preamble of this Agreement.

“Law” means any federal, state, municipal, local or foreign laws, statutes, ordinances, codes, rules, regulations, treaties, variances, judgments, injunctions, Orders, conditions and licenses or other binding directive issued, promulgated or enforced by an Authority having jurisdiction over a given matter or the assets or the properties of such Party or its Subsidiaries and the operations thereof.

“Leased Real Property” has the meaning set forth in Section 4.30(b).

“Leases” has the meaning set forth in Section 4.30(b).

“Liability” or “liability” means any liability, debt, obligation, deficiency, interest, Tax, penalty, fine, demand, judgment, claim, cause of action or other loss, cost or expense of any kind or nature whatsoever, whether asserted or unasserted, whether or not contingent, known or unknown, accrued or unaccrued, liquidated or unliquidated, and whether due or become due and regardless of when asserted.

“Lien” means, with respect to any asset or equity, any mortgage, lien, pledge, charge, claim, security interest, restriction on transfer, option, right of first refusal, or other encumbrance of any kind in respect of such asset or equity, as applicable, and any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing.

“Limitation Date” has the meaning set forth in Section 10.5.

“Management Agreement” means that certain Management Agreement with Trinity Private Equity Group, LLC.

“Material Adverse Effect” or “Material Adverse Change” means any event, development, occurrence, fact, condition, change or effect that has had a material adverse change or a material adverse effect, individually or in the aggregate, upon (x) the assets, liabilities, financial condition, net worth, earnings, cash flows, business, operations or properties of the Acquired Companies and the Business, taken as a whole, or (y) the ability of the Sellers or the Acquired Companies to perform their respective obligations under this Agreement and the Additional Agreements; provided, however, that a Material Adverse Effect or Material Adverse Change shall not be deemed to have occurred as a result of any event, occurrence, fact, condition or change arising out of or attributable to (either alone or taken together with other events, occurrences, facts, conditions or changes): (i) an action required by this Agreement, except pursuant to Section 8.1(b); (ii) the announcement of the Transactions or the identity of Purchaser or its Affiliates (including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, Factories, partners, employees or regulators or any proceedings resulting or arising therefrom); (iii) any natural or man-made disaster or acts of God (including any pandemic and any governmental response thereto); (iv) general business or economic conditions affecting the industries or geographic areas in which the Acquired Companies operate; (v) conditions generally affecting financial, banking, or securities markets; (vi) any failure, in and of itself, to achieve any budgets, projections, forecasts, estimates, plans, predictions, performance metrics or operating statistics or the inputs into such items (whether or not shared with the Purchaser or its Affiliates or Representatives) (provided that the underlying causes of such failure shall not be excluded, subject to the other provisions of this definition); (vii) changes in political or social conditions, including the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of war, or the occurrence or the escalation of any military, cyber or terrorist attack upon the United States; (viii) any changes in Laws (including, for the avoidance of doubt, any Antitrust Laws); (ix) any changes in applicable accounting regulations or principles, including U.S. GAAP or the interpretation thereof; or (x) the failure to take any action if such action is prohibited by this Agreement; (xi) any change in currency, changes in interest or interest rates, provided, in the case of the immediately preceding clauses (iii), (iv), (v), (vii), (viii), and (ix), such change, effect or circumstance shall be taken into account in determining whether a Material Adverse Effect or Material Adverse Change has occurred or would reasonably be expected to occur to the extent such change, effect or circumstance has had a disproportionate effect on the Acquired Companies, taken as a whole, relative to other entities operating in the industries or markets in which the Acquired Companies operate.

“Material Contracts” has the meaning set forth in Section 4.17(a).

“Money Laundering Laws” has the meaning set forth in Section 4.37.

“Nasdaq” means the Nasdaq Capital Market.

“Net Working Capital” means, as of immediately prior to Closing, with respect to the Freedom Powersports Acquired Companies, on one hand, and the FPS Real Estate Acquired Companies, on the other hand, (i) the Current Assets minus (ii) the Current Liabilities, in each case, determined in accordance with the Transaction Accounting Principles and calculated with respect to each item of Net Working Capital. Exhibit B hereto sets forth a sample calculation of Net Working Capital.

“Non-Recourse Party” has the meaning set forth in Section 13.17.

“OFAC” has the meaning set forth in Section 4.38.

“Option Termination Agreement” means an agreement among each Optionholder, Freedom Powersports and FPS Real Estate to terminate the Options granted to such Optionholder in exchange for the payments to be made pursuant to Section 2.6(a)(ii), Section 3.1, Section 3.2(b), Section 3.2(i), Section 10.4(d) and Section 10.4(e), if such Optionholder were of a holder of Class C Units and a Seller hereunder, less the aggregate exercise price of the Options held by such Optionholder, subject to applicable withholdings rights set forth in Section 2.7 hereof.

“Options” has the meaning set forth in the recital to this Agreement.

“Optionholders” has the meaning set forth in the preamble to this Agreement.

“Order” means any decree, order, judgment, decision, settlement, writ, assessment, award, injunction, stipulation, determination, rule or consent issued by or entered by, with or under the supervision of any Authority.

“Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, by-laws, articles of formation, certificate of formation, operating agreement, certificate of limited partnership, regulations, partnership agreement, limited liability company agreement, all equityholders’ agreements, voting agreements, registration rights agreements or equivalent agreements, and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of a Person, including any amendments thereto.

“Outside Closing Date” has the meaning set forth in Section 12.1(b)(i).

“Owned Real Property” has the meaning set forth in Section 4.30(a).

“Parties” means the parties to this Agreement.

“Payment Notice” has the meaning set forth in Section 2.5.

“Permits” means any and all permits, authorizations, approvals, registrations, franchises, licenses, certificates, waivers, variances or other approvals or similar rights required to be obtained from any Authority.

“Permitted Liens” means (i) with respect to Real Property, all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been made available to Purchaser and which have not and could not reasonably be expected to impair, individually or in the aggregate, in any material respect the access to, use, operation or value of the relevant property; (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts (A) that are not delinquent, (B) that are not material to the business, operations and financial condition of the Acquired Companies so encumbered, either individually or in the aggregate, and (C) that do not result from a breach, default or violation by an Acquired Company of any Contract or Law, and (iii) the Liens set forth on Schedule 1.1(b).

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Data” means all data relating to one or more individual(s) or an individual’s device that is personally identifying (i.e., data that identifies an individual or, in combination with any other information or data available to the Acquired Companies, is capable of identifying an individual or an individual’s device), including, without limitation, aggregate or data and data collected automatically, including data collected through a mobile or other electronic device, or as that term is otherwise defined under any applicable Law.

“Plan” has the meaning set forth in Section 4.29(a).

“Post-Closing Adjustment Statements” has the meaning set forth in Section 3.2.

“Pre-Closing Portion” has the meaning set forth in Section 7.8(c).

“Pre-Closing Tax Period” has the meaning set forth in Section 7.8(b).

“Pre-Closing Tax Return” has the meaning set forth in Section 7.8(b).

“Privacy Agreements” has the meaning set forth in Section 4.22(a).

“Privacy and Data Security Policies” has the meaning set forth in Section 4.22(b).

“Privacy Laws” has the meaning set forth in Section 4.22(a).

“Privileged Communications” has the meaning set forth in Section 13.18.

“Pro Rata Share” has the meaning set forth in Section 2.5.

“Purchase Price” has the meaning set forth in Section 3.1.

“Purchase Price Allocation Schedule” has the meaning set forth in Section 7.8(a).

“Purchaser” has the meaning set forth in the preamble to this Agreement.

“Purchaser Class A Common Stock” means the Class A common stock, par value $0.001 per share, of Purchaser.

“Purchaser Class B Common Stock” means the Class B common stock, par value $0.001 per share, of Purchaser.

“Purchaser Common Stock” means the Class A Common Stock and the Class B Common Stock of Purchaser together.

“Purchaser Financial Statements” means the consolidated financial statements of Purchaser and its subsidiaries included in each of Purchaser’s Annual Report on Form 10-K for the fiscal years ended December 31, 2018, December 31, 2019, December 31, 2020, Purchaser’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021 and June 30, 2021 and contained in the Purchaser’s Current Report on Form 8-K filed with the SEC on September 7, 2021, including in the case of year-end statements the report of the independent auditors thereon and in each case the footnotes thereto.

“Purchaser Fundamental Representations” means the representations and warranties in Sections 6.1 (Corporate Existence and Power), 6.2 (Authorization), 6.3 (Approvals and Consents), 6.4(a) (Non-Contravention), 6.5 (Finder’s Fees), and 6.8 (Capitalization).

“Purchaser Indemnitees” has the meaning set forth in Section 10.1(a).

“Purchaser Material Adverse Effect” means any event, change or effect that prevents or materially delays or materially impairs the ability of the Purchaser (a) to satisfy the conditions precedent to the consummation of the Transactions or (b) to perform its obligations under this Agreement, including the obligation to pay the Purchase Price.

“Purchaser Plans” means the RumbleOn, Inc. 2017 Stock Incentive Plan, as amended from time to time.

“Purchaser Preferred Stock” means the preferred stock, par value $0.001 per share, of Purchaser, none of which is issued and outstanding.

“Purchaser SEC Documents” has the meaning set forth in Section 6.12(a).

“Real Property” means, collectively, all real properties and interests therein (including the right to use), together with all buildings, fixtures, trade fixtures, plant and other improvements located thereon or attached thereto; all rights arising out of use thereof (including air, water, oil and mineral rights); and all subleases, franchises, licenses, permits, easements and rights-of-way which are appurtenant thereto.

“Registered Intellectual Property” has the meaning set forth in Section 4.21(a).

“Registration Rights and Lock-Up Agreement” means the agreement in the form attached hereto as Exhibit C governing the resale of the Freedom Powersports Closing Payment Shares and the FPS Real Estate Closing Payment Shares, and the other securities included in the Registration Rights and Lock-Up Agreement.

“Related Parties” has the meaning set forth in Section 4.8(c).

“Related Party Transactions” has the meaning set forth in Section 4.8(c).

“Release” means any release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, migration or allowing to escape or migrate into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Released Claims” has the meaning set forth in Section 13.16.

“Released Parties” has the meaning set forth in Section 13.16.

“Releasing Parties” has the meaning set forth in Section 13.16.

“Representatives” means, with respect to any Person, such Person’s Affiliates and its and such Affiliates’ respective directors, officers, employees, members, owners, partners, accountants, consultants, advisors, attorneys, agents, and other representatives.

“Resolution Period” has the meaning set forth in Section 3.2(e).

“Restricted Business” has the meaning set forth in Section 7.7(f)(i).

“Restricted Period” has the meaning set forth in Section 7.7(f)(ii).

“Restricted Territory” has the meaning set forth in Section 7.7(f)(iii).

“Review Period” has the meaning set forth in Section 3.2(d).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller” has the meaning set forth in the preamble of this Agreement.

“Seller Fundamental Representations” means the representations and warranties in Sections 4.1 (Corporate Existence and Power), 4.2 (Authorization), 4.3 (Approvals and Consents), 4.4 (Non-Contravention), 4.5 (Capitalization), 4.29 (Employee Benefits and Compensation), 4.34 (Finder’s Fees), 5.1 (Ownership of Interests; Authority), 5.2 (Approvals and Consents), 5.3 (Non-Contravention), 5.6 (Finder’s Fees), and (5.7) Optionholder Representations.

“Sellers’ Representative” has the meaning set forth in the preamble of this Agreement.

“Sellers’ Representative Losses” has the meaning set forth in Section 13.14(c).

“Share Escrow Fund” has the meaning set forth in Section 3.1(c).

“Shrink-wrap Licenses” has the meaning set forth in Section 4.17(a)(xiv).

“Site Assessments” has the meaning set forth in Section 8.8.

“Statement of Objections” has the meaning set forth in Section 3.2(e).

“Stock Percentage” means a percentage determined by Purchaser between zero percent (0%) and thirty percent (30%).

“Straddle Period” has the meaning set forth in Section 7.8(c).

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, trust or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in any election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof; (b) if a limited liability company, partnership, association, trust, or other business entity (other than a corporation), a majority of the ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof; or (c) that is otherwise consolidated with such Person for financial reporting purposes. The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Tangible Personal Property” means all tangible personal property and interests therein, including machinery, computers and accessories, furniture, office equipment, communications equipment, automobiles, trucks, forklifts and other vehicles owned or leased by any Acquired Company.

“Tax” means any federal, state, local or foreign tax, charge, fee, levy, custom, duty, deficiency, or other assessment of any kind or nature imposed by any Authority (including any income (net or gross), gross receipts, profits, windfall profit, sales, use, goods and services, ad valorem, franchise, license, withholding, employment, social security, workers compensation, unemployment compensation, employment, payroll, transfer, excise, import, real property, personal property, intangible property, unclaimed or abandoned property or escheat (whether or not treated as a tax under local law), occupancy, recording, minimum, alternative minimum, environmental or estimated tax), including any liability therefor as a transferee (including under Section 6901 of the Code or similar provision of applicable Law) or successor, as a result of Treasury Regulation Section 1.1502-6 or any similar provision of applicable Law or as a result of any Tax sharing, indemnification or similar agreement, together with any interest, penalty (including penalties for failure to file correct Tax Returns), additions to tax or additional amount imposed with respect thereto, in each case whether disputed or not.

“Tax Return” means any return, information return, declaration, claim for refund or credit, report or any similar statement (including FinCen Form 114), and any amendment thereto, including any attached schedule and supporting information, whether on a separate, consolidated, combined, unitary or other basis, that is filed or required to be filed with any Authority in connection with the determination, assessment, collection or payment of a Tax or the administration of any Law relating to any Tax.

“Taxing Authority” means the IRS and any other Authority responsible for the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax.

“Third-Party Claim” has the meaning set forth in Section 10.2(a)(i).

“Third-Party Claim Notice” has the meaning set forth in Section 10.2(a)(i).

“Transaction Accounting Principles” has the meaning set forth in Section 2.10.

“Transaction Effective Time” has the meaning set forth in Section 2.2.

“Transaction Expenses” means (i) all out-of-pocket third-party costs and expenses that were incurred by the Sellers or the Acquired Companies in connection with the negotiation, documentation and execution of this Agreement and the consummation of the Transactions, including costs, fees and expense of legal counsel and other Representatives, and which are not paid in full as of the Closing, (ii) all premiums and other costs associated with procuring the D&O Tail Policy, (iii) fifty percent (50%) of the fees, costs, or expenses payable to the Escrow Share Agent under the Escrow Share Agreement and the Cash Escrow Agent under the Cash Escrow Agreement; (iv) investment banking, agent, brokers’ and finders’ and other similar fees payable by the Sellers or the Acquired Companies as a result of the transactions contemplated hereby (whether due at or after the Closing, with or without the passage of time or occurrence of other events, or otherwise); (v) fifty percent (50%) of the fees, costs, and expenses of the appraisal contemplated by Section 7.12; and (vi) amounts payable by the Sellers or the Acquired Companies, at or prior to Closing, to obtain any Consent, authorizations, orders and approvals listed, or required to be listed, in Schedule 4.3.

“Transactions” means the transactions contemplated by this Agreement.

“Transferred Entity” has the meaning set forth in the recitals to this Agreement.

“Transferred Equity Interests” means, collectively, all of the Freedom Equity Interests and the FPS Real Estate Equity Interests.

“Unaudited Financial Statements” has the meaning set forth in Section 4.12(a).

“Union” means any labor organization, union, works council or other labor association or representative.

“U.S. GAAP” means U.S. generally accepted accounting principles, consistently applied.

“VWAP” means the volume-weighted average price per share of common stock as displayed under the heading “Bloomberg VWAP” on Bloomberg page “RMBL” (or its equivalent successor if such page is not available or the corresponding Bloomberg VWAP page for such other security), in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of common stock on such trading day as an internationally recognized investment bank retained for this purpose by Sellers’ Representative determines in good faith).

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and equivalent state or local Laws.

“Zelewski” means Tom Zelewski.

ARTICLE II.
ACQUISITION

2.1 Acquisition of Transferred Equity Interests. Subject to the terms and conditions of this Agreement, at the Closing the Sellers shall (a) in consideration of the Freedom Powersports Purchase Price, sell, assign, transfer and convey to the Purchaser, and the Purchaser shall purchase, acquire and accept from the Sellers, all rights, title and interest in and to the Freedom Equity Interests, and (b) in consideration of the FPS Real Estate Purchase Price, sell, assign, transfer and convey to the Purchaser, and the Purchaser shall purchase, acquire and accept from the Sellers, all rights, title and interest in and to the FPS Real Estate Equity Interests, in each case, free and clear of all Liens other than restrictions on transfers arising under applicable securities Law.

2.2 Closing; Transaction Effective Time. Unless this Agreement is earlier terminated in accordance with Article XII, the closing of the Transactions (the “Closing”) shall take place electronically or at the offices of Akerman LLP, 201 East Las Olas Boulevard, Suite 1800, Fort Lauderdale, FL 33301, at 10:00 a.m. local time but shall be deemed to have occurred for all purposes as of 12:01 a.m. local time (the “Transaction Effective Time”), no later than two (2) Business Days after the last of the conditions to Closing set forth in Article IX have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time, date and location as the Purchaser and the Sellers’ Representative agree to in writing. The Parties may participate in the Closing via electronic means. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date.”

2.3 Election of Cash Percentage and Stock Percentage. No fewer than seven (7) Business Days before the Closing Date, Purchaser shall deliver to Sellers’ Representative Purchaser’s election of the Stock Percentage, and the resulting Cash Percentage.

2.4 Estimated Adjustment.

(a) No fewer than five (5) Business Days before the Closing Date, the Sellers’ Representative shall (or shall cause Freedom Powersports to) prepare and deliver to the Purchaser a statement for the Freedom Powersports Acquired Companies (the “Freedom Estimated Adjustment Statement”) setting forth its calculation of the estimates of the Freedom Powersports Closing Indebtedness (the “Freedom Estimated Closing Indebtedness”), the Freedom Closing NWC, the Freedom Net Working Capital Adjustment and the resulting calculation of the Freedom Powersports Cash Consideration (the “Freedom Estimated Cash Consideration”), which statement shall contain a consolidated balance sheet of the Freedom Powersports Acquired Companies as of the Closing Date (without giving effect to the transactions contemplated herein) and be accompanied by all related work papers, if any, and supporting calculations or other materials reasonably requested by the Purchaser. Schedule 2.4 sets forth an illustrative example of the calculations contemplated by Section 2.4(a) and Section 2.4(b). If the Freedom Estimated Cash Consideration exceeds the Freedom Powersports Base Cash Consideration, then Purchaser may elect to pay such excess entirely in cash or in a combination of cash and shares of Purchaser Class B Common Stock, and if a combination of cash and shares, in accordance with Purchaser’s elected Stock Percentage and the resulting Cash Percentage pursuant to Section 2.3, with a deemed value equal to the calculation of the valuation of the Purchaser Class B Common Stock made for the Freedom Powersports Closing Payment Shares.

(b) No fewer than five (5) Business Days before the Closing Date, the Sellers’ Representative shall (or shall cause the FPS Real Estate to) prepare and deliver to the Purchaser a statement for the FPS Real Estate Acquired Companies (such statement, the “FPS Real Estate Estimated Adjustment Statement”) setting forth its calculation of the estimate of the FPS Real Estate Closing Indebtedness (the “FPS Real Estate Estimated Closing Indebtedness”), the FPS Real Estate Closing NWC, the FPS Real Estate Net Working Capital Adjustment, and the resulting calculation of the FPS Real Estate Cash Consideration (the “FPS Real Estate Estimated Cash Consideration”), which statement shall contain a consolidated balance sheet of the FPS Real Estate Acquired Companies as of the Closing Date (without giving effect to the transactions contemplated herein) and be accompanied by all related work papers, if any, and supporting calculations or other materials reasonably requested by the Purchaser. If the FPS Real Estate Estimated Cash Consideration exceeds the FPS Real Estate Base Cash Consideration, then Purchaser may elect to pay such excess entirely in cash or in a combination of cash and shares of Purchaser Class B Common Stock, and if a combination of cash and shares, in accordance with Purchaser’s elected Stock Percentage and the resulting Cash Percentage pursuant to Section 2.3, with a deemed value equal to the calculation of the valuation of the Purchaser Class B Common Stock made for the FPS Real Estate Closing Payment Shares.

(c) Following the delivery of the Freedom Estimated Adjustment Statement and FPS Real Estate Estimated Adjustment Statement (collectively, the “Estimated Adjustment Statements”) to the Purchaser, the Sellers and the Acquired Companies shall cooperate and give, and shall cause their respective Affiliates and Representatives to cooperate with and give, to the Purchaser and its Representatives, access to the books and records of the Acquired Companies, the personnel of the Acquired Companies, and work papers, if any, used in the preparation of the Estimated Adjustment Statements and prepared by or for the Sellers or the Acquired Companies, in each case, as the Purchaser or its Representatives may reasonably request. The Sellers’ Representative shall consider in good faith any comments the Purchaser may provide in respect of the Estimated Adjustment Statements (including the calculation of the Freedom Estimated Cash Consideration, FPS Real Estate Estimated Cash Consideration, and any respective component thereof), and, to the extent that the Sellers’ Representative accepts any such comments, deliver a revised Freedom Estimated Adjustment Statement and FPS Real Estate Estimated Adjustment Statement, as applicable, to the Purchaser no later than two (2) Business Days prior to the Closing Date reflecting such accepted comments. Notwithstanding anything to the contrary in this Agreement, in no event shall the delivery of the Estimated Adjustment Statements contemplated hereby or any comments thereto provided by the Purchaser be deemed to constitute the agreement of the Purchaser to any of the estimates or amounts set forth therein or be construed as a waiver by the Purchaser of any provisions, rights or privileges in this Agreement.

2.5 Payment Notice. No fewer than two (2) Business Days before the Closing Date, the Sellers’ Representative shall (or shall cause the Acquired Companies to) prepare and deliver to the Purchaser a written notice (the “Payment Notice”) containing the following information: (a) the full name and mailing address of each Seller and Optionholder, (b) the portion of the Aggregate Estimated Cash Consideration to be paid to each such Seller or Optionholder, as applicable, at the Closing (expressed in U.S. dollars), (c) the number of Aggregate Closing Payment Shares to be paid to each such Seller or Optionholder, as applicable, at the Closing, (d) the number of Escrow Shares to be paid to each such Seller or Optionholder, as applicable, subject to Section 10.4, (e) each Seller’s or Optionholder’s, as applicable, pro rata share of the Cash Escrow Amount, subject to Section 10.4, (f) each Seller’s or Optionholder’s, as applicable, pro rata share of the aggregate Purchase Price (expressed as a percentage) (each Seller’s or Optionholder’s, as applicable, “Pro Rata Share”), and (g) wire instructions for each such Seller or Optionholder, as applicable.

2.6 Closing Deliveries. At or prior to the Closing:

(a) The Purchaser shall:

(i) deliver (A) the Escrow Shares to the Escrow Share Agent to be held pursuant to the Escrow Share Agreement, (B) the Cash Escrow Amount to the Cash Escrow Agent to be held pursuant to the Cash Escrow Agreement;

(ii) pay the Aggregate Estimated Cash Consideration and deliver the Aggregate Closing Payment Shares (other than amounts delivered to the Escrow Share Agent and Cash Escrow Agent in Section 2.6(a)(i) above), in each case, to such Sellers and Optionholders, in such amounts and (in the case of the Aggregate Estimated Cash Consideration) to such accounts as are set forth across from each such Seller’s or Optionholder’s name in the Payment Notice or, to the extent necessary to comply with applicable Law in respect of the Optionholders, the Freedom Powersports or FPS Real Estate, as applicable, to be distributed in an ordinary or special payroll;

(iii) deliver to the Sellers’ Representative a counterpart signature page to the Escrow Share Agreement, duly executed by the Purchaser and the Escrow Share Agent;

(iv) deliver to the Sellers’ Representative a counterpart signature page to the Cash Escrow Agreement, duly executed by the Purchaser and the Cash Escrow Agent;

(v) deliver to the Sellers’ Representative the counterpart signature page to each of the Registration Rights and Lock-Up Agreement, duly executed by the Purchaser;

(vi) deliver to the Sellers’ Representative a certificate signed by an authorized officer of the Purchaser stating that the conditions specified in Section 9.3(a) and Section 9.3(b) have been satisfied.

(b) The Sellers shall deliver (or cause to be delivered) to the Purchaser each of the following (each in a form and substance reasonably satisfactory to the Purchaser):

(i) assignments of membership interests or other applicable instruments of assignment, in each case, with respect to the Transferred Equity Interests;

(ii) a certificate of good standing (or equivalent thereof), dated not more than ten (10) days prior to the Closing Date, with respect to each Acquired Company, issued by the appropriate government official of such Acquired Company’s jurisdiction of organization or formation;

(iii) an IRS Form W-9 executed by each Seller and Optionholder;

(iv) with respect to each Seller and Optionholder, an executed certificate pursuant to Treasury Regulations Section 1.1445-2(b) and Code Section 1446(f) and applicable Treasury Regulations in form and substance reasonably satisfactory to the Purchaser and certifying that no withholding is required pursuant to Sections 1445 and 1446 of the Code, as applicable;

(v) a counterpart signature page to the Escrow Share Agreement, duly executed by the Sellers’ Representative;

(vi) a counterpart signature page to the Cash Escrow Agreement, duly executed by the Sellers’ Representative;

(vii) a counterpart signature page to each of the Registration Rights and Lock-Up Agreement, duly executed by the Sellers and each Optionholder;

(viii) evidence that each Related Party Transaction (other than those set forth on Schedule 2.6(b)(viii)) has been terminated as of the Closing Date with no further liability or other Losses to the Purchaser or any Acquired Company, including without limitation the Management Agreement;

(ix) written resignations (in each case, effective as of the Closing) of each manager, director or officer of the Acquired Companies set forth on Schedule 2.6(b)(ix), duly executed by each such Person;

(x) a certificate signed by the Sellers stating that the conditions specified in Section 9.2(a), Section 9.2(b) and Section 9.2(c) have been satisfied;

(xi) an estoppel certificate from each landlord of the Leased Real Property listed on Schedule 2.6(b)(xi), in form and substance reasonably acceptable to Purchaser with respect to any Lease between an Acquired Company and an Affiliate or in the form prescribed by the applicable Lease with respect to any Lease between an Acquired Company and any non-Affiliate;

(xii) payoff letters or final statements with respect to all Indebtedness of the Acquired Companies listed on Schedule 2.6(b)(xii) or for which a payoff letter is customarily obtained (including, for the avoidance of doubt, Transaction Expenses), which, if applicable, include, without limitation, a per diem interest amount, a release of all liens related to such Indebtedness and an authorization to file all UCC termination statements and releases necessary or desirable to evidence satisfaction and termination of such Indebtedness, along with wire transfer instructions for each holder of such Indebtedness (the “Payoff Letters”);

(xiii) a certificate of an authorized officer of each Seller that is not a natural person, dated as of the Closing Date, certifying as to (A) the Organizational Documents of such Seller, and (B) the valid adoption of resolutions of the board of managers of such Seller with respect to the transactions contemplated by this Agreement;

(xiv) with respect to each parcel of the Owned Real Property, a title affidavit (in a form reasonably acceptable to the applicable title company) sufficient to permit Purchaser’s title company to eliminate the so-called “standard exceptions” set forth in Purchaser’s title commitments;

(xv) an Option Termination Agreement, duly executed by Freedom Powersports or FPS Real Estate, as applicable, and each Optionholder;

(xvi) written evidence that any option-based compensation plan of any Acquired Company, including the Freedom Powersports Option Plan and the FPS Real Estate Option Plan, has been terminated; and

(xvii) such other documents, instruments or certificates as shall be reasonably requested by Purchaser.

2.7 Withholding Rights. Notwithstanding anything to the contrary contained in this Agreement, the Purchaser (or its agent) and any of its Affiliates shall be entitled to deduct and withhold from the consideration otherwise deliverable under this Agreement, and from any other payments otherwise required pursuant to this Agreement or any Additional Agreement, such amounts as the Purchaser (or its agent) and any of its Affiliates is required to withhold and pay over to the applicable Authority with respect to any such deliveries and payments under any applicable Law. To the extent that amounts are so withheld and paid over, such withheld amounts shall be treated for all purposes of this Agreement and any Additional Agreement as having been delivered and paid to such Person in respect of which such deduction and withholding was made.

2.8 Taking of Necessary Action; Further Action. If, at any time after the Transaction Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Purchaser with full right, title and interest in, to and under, and/or possession of, all of the Freedom Equity Interests and the FPS Real Estate Equity Interests, the Parties shall execute such further instruments and take all lawful action necessary or desirable to accomplish such purpose or acts, so long as such action is not inconsistent with this Agreement.

2.9 Taxes. Each of the Parties acknowledge and agree that each such Party (i) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement, and (ii) each Seller is responsible for paying its own Taxes arising from the transactions contemplated by this Agreement.

2.10 Transaction Accounting Principles. The Estimated Adjustment Statements, the Post-Closing Adjustment Statements and the determinations and calculations set forth therein shall be prepared using and applying the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Acquired Companies in the preparation of the Company Financial Statements, and, to the extent not addressed by the foregoing, in accordance with U.S. GAAP in effect as of the date hereof except that such statements, calculations and determinations shall (i) be based on facts and circumstances as they exist prior to the Closing, and (ii) shall follow the defined terms contained in this Agreement, and (iii) in the case of the Net Working Capital calculations, shall be calculated in accordance with the principles, if any, agreed to by the Sellers’ Representative and the Purchaser and memorialized prior to Closing (the principles set forth in this Section 2.10, the “Transaction Accounting Principles”).

ARTICLE III.
PURCHASE PRICE

3.1 Payment of Purchase Price. Subject to Section 3.2 below, the “Purchase Price” shall consist of the total of (i) the Freedom Powersports Purchase Price and (ii) the FPS Real Estate Purchase Price. Subject to and upon the terms and conditions set forth in this Agreement, at the Closing the Purchase Price shall be payable as follows:

(a) Cash Consideration. The Purchaser shall pay Aggregate Estimated Cash Consideration to the Sellers and Optionholders on the Closing Date in accordance with Section 2.6(a)(ii).

(b) Closing Payment Shares. The Purchaser shall issue to Sellers and Optionholders the Aggregate Closing Payment Shares, if any, in accordance with Section 2.6(a)(ii), which shall be fully paid and free and clear of all Liens other than restrictions on transfer arising under applicable securities Law and the Registration Rights and Lock-Up Agreement. Each Seller and Optionholder shall receive the number of Aggregate Closing Payment Shares, if any, opposite such Seller’s or Optionholder’s name on the Payment Notice.

(c) Share Escrow Fund; Cash Escrow Fund. The Purchaser shall (and the Sellers and Optionholders hereby authorize the Purchaser to) deliver the Escrow Shares into escrow (the “Share Escrow Fund”) pursuant to the Escrow Share Agreement in accordance with Section 2.6(a)(i). The number of Escrow Shares to be allocated among the Sellers and the Optionholders (as the same may be released to the Sellers’ Representative pursuant to Section 10.4(d)) and held by the Escrow Share Agent pursuant to the Escrow Share Agreement is set forth opposite each Seller’s or Optionholder’s name on the Payment Notice. The Purchaser shall (and the Sellers and Optionholders hereby authorize the Purchaser to) deliver the Cash Escrow Amount (the “Cash Escrow Fund”) to the Cash Escrow Agent in accordance with Section 2.6(a)(i) to hold until released pursuant to Section 10.4(e). The amount of the Cash Escrow Amount to be allocated among the Sellers and the Optionholders (as the same may be released to the Sellers’ Representative pursuant to Section 10.4(e)) and held by the Cash Escrow Agent pursuant to the Cash Escrow Agreement is set forth opposite each Seller’s or Optionholders name on the Payment Notice.

(d) Indebtedness. Purchaser shall pay, or cause to be paid, on behalf of the Acquired Companies and for their account, the amounts set forth in the Payoff Letters (if any) delivered pursuant to Section 2.6(b)(xii), in accordance with the wire instructions set forth therein (which amounts shall constitute Closing Indebtedness).

(e) No Issuance of Fractional Shares. No certificates or scrip representing fractional shares of Purchaser Class B Common Stock will be issued pursuant to the Transactions, and instead any such fractional share that would otherwise be issued will be rounded to the nearest whole share.

(f) Legend. Each certificate (or book entry) issued pursuant to the Transactions shall, if required by Law, bear the legend set forth below, or a legend substantially equivalent thereto, together with any other legends that may be required by any securities Laws at the time of the issuance of the shares of Purchaser Class B Common Stock:

THE SHARES OF CLASS B COMMON STOCK REPRESENTED BY THIS CERTIFICATE MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL (I) SUCH OFFER, SALE, TRANSFER, PLEDGE OR HYPOTHECATION HAS BEEN REGISTERED UNDER THE ACT OR (II) THE ISSUER OF THE SHARES HAS RECEIVED AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE WITH THE ACT.

IN ADDITION, THE RIGHT TO SELL THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO A REGISTRATION RIGHTS AND LOCK-UP AGREEMENT, A COPY OF WHICH IS ON FILE AT THE ISSUER’S PRINCIPAL PLACE OF BUSINESS.

3.2 Post-Closing Adjustments.

(a) Within ninety (90) calendar days after the Closing Date, the Purchaser shall prepare and deliver to Sellers’ Representative a statement setting forth its good faith calculation of: (i) the Freedom Powersports Closing Indebtedness, the Freedom Closing NWC, the Freedom Net Working Capital Adjustment and the resulting calculation of the Freedom Powersports Cash Consideration (the “Freedom Post-Closing Cash Consideration”), and the Freedom Post-Closing Adjustment (collectively, such calculations, the “Freedom Post-Closing Adjustment Statement”) and (ii) the FPS Real Estate Closing Indebtedness, the FPS Real Estate Closing NWC, the FPS Real Estate Net Working Capital Adjustment, and the resulting calculation of the FPS Real Estate Cash Consideration (the “FPS Real Estate Post-Closing Cash Consideration”), and the FPS Real Estate Post-Closing Adjustment (collectively, such calculations, the “FPS Real Estate Post-Closing Adjustment Statement” and together with the Freedom Post-Closing Adjustment Statement, the “Post-Closing Adjustment Statements”). The Freedom Post-Closing Adjustment Statement shall contain a consolidated balance sheet of the Freedom Powersports Acquired Companies as of the Closing Date (without giving effect to the transactions contemplated herein) and the FPS Real Estate Post-Closing Adjustment Statement shall contain a consolidated balance sheet of the FPS Real Estate Acquired Companies as of the Closing Date (without giving effect to the transactions contemplated herein) and, in each case, be accompanied by all related work papers, if any, and supporting calculations or other materials reasonably requested by Sellers’ Representative. The Post-Closing Adjustment Statements shall be prepared in accordance with the Transaction Accounting Principles.

(b) Subject to the provisions of this Section 3.2, if the Aggregate Post-Closing Adjustment is a positive number, then (i) the Sellers’ Representative and Purchaser shall deliver joint written instructions to the Cash Escrow Agent to release the Adjustment Escrow Amount to Sellers’ Representative, for distribution to the Sellers and Optionholders in accordance with their respective Pro Rata Share, and (ii) Purchaser shall pay to the Sellers’ Representative, for distribution to the Sellers and the Optionholders in accordance with their respective Pro Rata Share, an amount equal to the Aggregate Post-Closing Adjustment in either cash or a combination of cash and shares of Purchaser Class B Common Stock, and if a combination of cash and shares, in accordance with Purchaser’s elected Stock Percentage and resulting Cash Percentage pursuant to Section 2.3, at Purchaser’s election. To the extent necessary to comply with applicable Law, Sellers’ Representative shall direct distribution of the Pro Rata Share of cash payments payable in respect of Optionholders under this Section 3.2(b) to Freedom Powersports or FPS Real Estate, as applicable, to be distributed in an ordinary or special payroll. If Purchaser elects to pay the Aggregate Post-Closing Adjustment in shares of Purchaser Class B Common Stock, each share of Purchaser Class B Common Stock will have a deemed value equal to the calculation of the valuation of the Purchaser Class B Common Stock made for the Aggregate Closing Payment Shares.

(c) Subject to the provisions of this Section 3.2, if the Aggregate Post-Closing Adjustment is a negative number, the Sellers shall pay to the Purchaser an amount equal to the absolute value of the Aggregate Post-Closing Adjustment (x) first, by Sellers’ Representative and Purchaser delivering joint written instructions to the Cash Escrow Agent to release an amount up to the Adjustment Escrow Amount to Purchaser by wire transfer of immediately available funds to an account designated in writing by the Purchaser, (y) second, by Sellers’ Representative and Purchaser delivering joint written instructions to the Share Escrow Agent to release Escrow Shares from Share Escrow Fund (with the number of Escrow Shares to be released to be determined on the basis of each Escrow Share having a deemed value equal to the value of the Purchaser Class B Common Stock made for the Aggregate Closing Payment Shares), and (z) third, if the Aggregate Post-Closing Adjustment exceeds the Adjustment Escrow Amount and the value (as provided in the immediately preceding clause (y)) of the Escrow Shares, the Sellers (jointly and severally) shall pay to the Purchaser an amount in cash equal to the Aggregate Post-Closing Adjustment less the Adjustment Escrow Amount and value of the Escrow Shares released to Purchaser by wire transfer of immediately available funds to an account designated in writing by the Purchaser.

(d) After receipt of the Post-Closing Adjustment Statements, the Sellers’ Representative shall have thirty (30) calendar days (the “Review Period”) to review the Post-Closing Adjustment Statements. During the Review Period, the Sellers’ Representative and its advisors shall have reasonable access to the books and records of Purchaser and the Acquired Companies, the personnel of, and work papers prepared by, the Purchaser and/or the Purchaser’s accountants to the extent that they relate to the Post-Closing Adjustment Statements and to such historical financial information (to the extent in the Purchaser’s possession) relating to the Post-Closing Adjustment Statements as the Sellers’ Representative may reasonably request for the purpose of reviewing the Post-Closing Adjustment Statements and to prepare a Statement of Objections (defined below), provided, that such access shall be in a manner that does not unreasonably interfere with the normal business operations of the Purchaser or the Acquired Companies; provided, further, that such access shall not jeopardize the attorney-client privilege or attorney work-product doctrine or any other applicable privilege to which any such books and records, materials and other information is subject.

(e) On or prior to the last day of the Review Period, the Sellers’ Representative may object to either or both of the Freedom Post-Closing Adjustment Statement or the FPS Real Estate Post-Closing Adjustment Statement by delivering to the Purchaser a written statement setting forth Sellers’ Representative’s objections in reasonable detail, indicating each disputed item, the disputed amount (including the Sellers’ Representative determination of the applicable amount), and the basis for the Sellers’ Representative’s disagreement (the “Statement of Objections”). If the Sellers’ Representative fails to deliver the Statement of Objections before the expiration of the Review Period, any Post-Closing Adjustment Statement and the Post-Closing Adjustment reflected in the Post-Closing Adjustment Statement not objected to shall be deemed to have been accepted by the Sellers’ Representative and the Sellers for all purposes hereunder. If the Sellers’ Representative delivers the Statement of Objections before the expiration of the Review Period and in compliance with the terms of this Section 3.2, the Purchaser and the Sellers’ Representative shall negotiate in good faith to resolve such objections within thirty (30) calendar days after the delivery of the Statement of Objections (the “Resolution Period”). The Parties acknowledge and agree that the Federal Rules of Evidence Rule 408 and any similar state rules shall apply to the Sellers’ Representative (and any of its Representatives) and the Purchaser (and any of its Representatives) during any such negotiations and any subsequent dispute arising therefrom. If the objections are resolved within the Resolution Period, the Post-Closing Adjustment and the Freedom Post-Closing Adjustment Statement or the FPS Real Estate Post-Closing Adjustment Statement, as applicable, with such changes as may have been previously agreed in writing by the Purchaser and the Sellers’ Representative, shall be final, conclusive and binding.

(f) If the Sellers’ Representative and the Purchaser fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts”) shall be submitted for resolution to an independent, nationally or regionally recognized firm of certified public accountants mutually acceptable to Purchaser and the Sellers’ Representative (the “Independent Accountants”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Freedom Post-Closing Adjustment or FPS Real Estate Post-Closing Adjustment, as the case may be, and the Freedom Post-Closing Adjustment Statement or the FPS Real Estate Post-Closing Adjustment Statement, as applicable. The Independent Accountants shall only decide the specific items under dispute by the Parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Adjustment Statement and the Statement of Objections, respectively. The Independent Accountants shall make a final determination of each such item based solely on (A) the definitions and other applicable provisions of this Agreement (and shall not conduct an independent investigation), (B) a single written presentation submitted by each of the Purchaser and the Sellers’ Representative (which the Independent Accountants shall be instructed to distribute to the Purchaser and the Sellers’ Representative upon receipt of both such presentations) and (C) one written response of the Purchaser and the Sellers’ Representative to each such presentation so submitted (which the Independent Accountants shall be instructed to distribute to the Purchaser and the Sellers’ Representative upon receipt of such responses). For the avoidance of doubt, neither the Purchaser nor the Sellers’ Representative shall have any ex parte communications with the Independent Accountants relating to this Agreement.

(g) The costs and expenses of the Independent Accountants shall be borne by the Purchaser, on the one hand, and the Sellers’ Representative, on the other hand, based on the inverse of the percentage that the Independent Accountants’ determination bears to the total amount of the items in dispute as originally submitted to the Independent Accountant. For example, if the Sellers’ Representative challenges the calculation of the Adjustment Amount contained in the Post-Closing Adjustment Statements by an aggregate amount of $100,000, and the Independent Accountants determines that the Sellers’ Representative has a valid claim for $60,000 of the $100,000 challenged, then the Purchaser shall bear sixty percent (60%) of the fees and expenses of the Independent Accountants and the Sellers’ Representative shall bear forty percent (40%) of such fees and expenses.

(h) The Independent Accountants shall make a determination as soon as practicable (but in any event within thirty (30) calendar days or such other time as the Parties hereto shall mutually agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Freedom Post-Closing Adjustment Statement or the FPS Real Estate Post-Closing Adjustment Statement, as applicable, and/or the Freedom Post-Closing Adjustment or the FPS Real Estate Post-Closing Adjustment, as applicable, shall be final, conclusive and binding upon the Parties hereto other than in the case of manifest error.

(i) Except as otherwise provided herein, any payment of the Aggregate Post-Closing Adjustment shall be due (x) within five (5) Business Days of acceptance of the Post-Closing Adjustment Statements or (y) if there are Disputed Amounts, then within five (5) Business Days of the resolution described in Section 3.2 above.

(j) Any payments made pursuant to Section 3.2 shall be treated as an adjustment to the Purchase Price by the Parties for Tax purposes, unless otherwise required by Law.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES RELATING TO THE ACQUIRED COMPANIES

Except as set forth in the corresponding sections or subsections of the Disclosure Schedules attached hereto (collectively, the “Disclosure Schedules”) (each of which shall qualify the specifically identified Sections or subsections hereof to which such Disclosure Schedule relates and those other Sections and subsections for which the relevance or applicability of such disclosure is reasonably apparent on the face of such disclosure), each of the Sellers hereby represents and warrants to the Purchaser as of the date hereof and as of the Closing Date, as follows:

4.1 Corporate Existence and Power. Each Acquired Company is the type of legal entity set forth next to its name on Schedule 4.1(a) and is duly organized or formed, validly existing and in good standing under the Laws of its respective jurisdiction of organization or formation as set forth therein. Each of the Acquired Companies has all power and authority, corporate and otherwise, and all material Permits, required to own and operate its properties and assets and to carry on the Business as presently conducted. Each Acquired Company is not qualified to do business as a foreign entity in any jurisdiction, except as set forth on Schedule 4.1(b), and there is no other jurisdiction in which the character of the property owned or leased by such Acquired Company or the nature of its activities make qualification of such Acquired Company in any such jurisdiction necessary, except where the failure to be so qualified has not had and would not reasonably be expected to have a Material Adverse Effect. No Acquired Company has any offices except those located at the addresses set forth on Schedule 4.1(c). No Acquired Company has taken any action, adopted any plan, or made any agreement or commitment in respect of any merger, consolidation, sale of all or substantially all of its assets, reorganization, recapitalization, dissolution or liquidation.

4.2 Authorization. The execution, delivery and performance by each Acquired Company of this Agreement and the Additional Agreements to which each such Acquired Company is a party and the consummation by each such Acquired Company of the transactions contemplated hereby and thereby are within the powers and authority of such Acquired Company and have been duly authorized (or, in the case of any Additional Agreements entered into after the date of this Agreement, will be, upon execution thereof) by all necessary action on the part of such Acquired Company, including the unanimous approval of the Sellers. This Agreement constitutes, and, upon their execution and delivery, each of the Additional Agreements to which any Acquired Company is a party will constitute, a valid and legally binding agreement of such Acquired Company (assuming this Agreement has been and the Additional Agreements to which such Acquired Company is or will be party are or will be, upon execution thereof, as applicable, duly authorized, executed and delivered by the other parties thereto) enforceable against such Acquired Company in accordance with their respective terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

4.3 Approvals and Consents. No Consent is required to be made or obtained by any Acquired Company (whether to or from any Person or Authority) in connection with the execution, delivery and performance of this Agreement or any of the Additional Agreements or the consummation of the transactions contemplated hereby or thereby, except (w) such Consents as may be required under the Exchange Act or the Securities Act, (x) such Consents as may be required under applicable state securities or “blue sky” Laws or the rules and regulations of the Nasdaq and (y) as set forth on Schedule 4.3.

4.4 Non-Contravention. Subject to compliance with the HSR Act, assuming all necessary consents set forth on Schedule 4.3 are obtained, none of the execution, delivery or performance by any Acquired Company of this Agreement or any Additional Agreements does or will, directly or indirectly (with or without the lapse of time or the giving of notice, or both) (a) contravene, conflict with, constitute a default under or a breach of the Organizational Documents of any Acquired Company, (b) subject to the filings and other matters referred to in Section 4.3, contravene, conflict with or constitute a default under or a breach or violation of any provision of any Law or Order binding upon or applicable to any Acquired Company, (c) except as set forth on Schedule 4.4(c), constitute a default under or breach of (with or without the giving of notice or the passage of time or both) or violate or give rise to any right of termination, cancellation, amendment, modification, suspension, revocation, or acceleration of any right or obligation of any Acquired Company or any payment or reimbursement or to a loss of any benefit to which an Acquired Company is entitled under any provision of any Permit, Contract (including any Material Contract) or other instrument or obligations binding upon an Acquired Company or by which any of the Transferred Equity Interests, or any Acquired Company’s assets is or may be bound, or (d) result in the creation or imposition of any Lien (other than Permitted Liens) on any of the Transferred Equity Interests or any Acquired Company’s assets.

4.5 Capitalization.

(a) Schedule 4.5(a) sets forth the capitalization of each of the Acquired Companies, describing in each case (i) the authorized Equity Interests of such Acquired Company, including the number of shares, membership interests, or partnership interests, as applicable, and any applicable par value thereof; (ii) the number of shares, membership interests, or partnership interests that are issued and outstanding therein; and (iii) the owners of each such Equity Interest. Except as set forth on Schedule 4.5(a), the Sellers have good and valid title, of record and beneficially, to all of the Transferred Equity Interests, free and clear of all Liens other than restrictions on transfer imposed by federal or state securities laws or as set forth on Schedule 4.5(a). The Transferred Equity Interests constitute all of the issued and outstanding equity interests of the Acquired Companies.

(b) Except as set forth on Schedule 4.5(b), all of the Transferred Equity Interests have been duly authorized and validly issued, fully paid and nonassessable and were not issued in violation of (i) any agreement, arrangement, Contract or other commitment to which any of the Sellers or the Acquired Companies is a party or is subject to; (ii) any preemptive or similar rights of any Person; or (iii) any Law except for “blue sky” Laws set forth on Schedule 4.5(b). Except as set forth on Schedule 4.5(b), there are no outstanding and authorized (x) options, subscriptions, warrants or rights of conversion, calls, puts, rights of first refusal, preemptive rights or other similar rights, Contracts, agreements, arrangements or commitments obligating any of the Acquired Companies, the Sellers or their respective Affiliates to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any shares of or other Equity Interest of any Acquired Company or any interest therein, other equity interests or securities convertible into or exchangeable for equity interests in any Acquired Company or the Transferred Equity Interests, or other direct or indirect equity interests of the Acquired Companies (whether issued or unissued); (y) stock appreciation rights, phantom stock, profit participation or other similar rights or equity equivalents of or with respect to any Acquired Company; or (z) voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Transferred Equity Interests, or to which any Acquired Company is a party or by which any Acquired Company is bound. No claim has been made or threatened orally or in writing, asserting that any Person is the holder or beneficial owner of, or has the right to acquire beneficial ownership of, any Transferred Equity Interests or any other Equity Interests in the Acquired Companies and no facts or circumstances exist that would give rise to a valid claim of such ownership by any Person.

(c) Except as set forth on Schedule 4.5(c), no Acquired Company owns or within the past five (5) years has owned, directly or indirectly, any Equity Interest in, or any interest convertible into or exchangeable or exercisable for, at any time, any equity or similar interest in, any Person, other than another Acquired Company.

4.6 Certificate of Formation; Operating Agreement. Copies of the Organizational Documents of each Acquired Company have heretofore been made available to the Purchaser, and such copies are each true and complete copies of such instruments in effect on the date hereof. No Acquired Company is in violation of its Organizational Documents in any material respect.

4.7 Corporate Records. The equity holder list and transfer books of each Acquired Company are complete and accurate. The equity holder list and transfer books of each Acquired Company relating to all issuances and transfers of Equity Interests in, or any interest convertible into or exchangeable or exercisable for, at any time, any equity or similar interest in any Acquired Company have been made available to the Purchaser, and are the original equity holder lists and transfer books of each such Acquired Company or true, correct and complete copies thereof.

4.8 Related Party Transactions.

(a) Other than the Persons listed on Schedule 4.8(a), no Acquired Company is Controlled by any Person and, other than the Persons listed on Schedule 4.8(a), no Acquired Company is in Control of any other Person.

(b) Except as set forth on Schedule 4.8(b), to the Knowledge of the Sellers, no Key Employees (a) are employees of or provide any service for material compensation to, any other business concern or (b) own any Equity Interest in any business concern, in each case, that competes with the Business of any Acquired Company, except for publicly traded securities not in excess of 5% of the issued and outstanding securities with respect to such publicly traded securities.

(c) Schedule 4.8(c) lists each Contract to which an Acquired Company, on the one hand, and any officer, director, employee, partner, member, manager, direct or indirect equity holder (including any Seller) or Affiliate of any Acquired Company (other than another Acquired Company), on the other hand (the Persons identified in this clause (ii), “Related Parties”) is party, other than agreements with respect to a Related Party’s employment with an Acquired Company that has previously been made available to Purchaser and the Organizational Documents. Except as set forth in Schedule 4.8(c), no Related Party (i) owns, directly or indirectly, in whole or in part, any tangible or intangible property (including Intellectual Property Rights) that an Acquired Company uses or the use of which is necessary for the conduct of the Business or the ownership or operation of the Acquired Companies’ assets, (ii) have engaged in any transactions with any Acquired Company, (iii) possesses, directly or indirectly, any financial interest in, or is director or officer of, any Person which is a client, supplier, customer, lessor, lessee, or competitor of any Acquired Company, or (iv) owes an amount to, or is owed any amount by, any Acquired Company (other than ordinary course accrued compensation). All contracts, agreements, arrangements, understandings and interests described in this Section 4.8(c) are referred to herein as “Related Party Transactions”.

4.9 Assumed Names. Schedule 4.9 is a complete and correct list of all assumed or “doing business as” names currently or, within five (5) years of the date of this Agreement, used by each Acquired Company, including names on any websites. Since January 1, 2018, each Acquired Company has not used any name other than the names listed on Schedule 4.9 to conduct the Business. Each Acquired Company has filed appropriate “doing business as” certificates in all applicable jurisdictions with respect to itself where such filing is required by the applicable jurisdiction.

4.10 Subsidiaries.

(a) Schedule 4.10(a) sets forth the name, jurisdiction of formation and capitalization of each of the Subsidiaries of any Acquired Company, describing in each case (i) the authorized Equity Interests of such Subsidiary, including the number of shares, membership interests, or partnership interests, as applicable, and any applicable par value thereof; (ii) the number of shares, membership interests, or partnership interests, as applicable, that are issued and outstanding therein; and (iii) the owners of each such Equity Interest. All outstanding equity securities of each Subsidiary of the Acquired Companies have been duly authorized and validly issued and are owned free and clear of any Liens other than restrictions on transfer arising under applicable securities Law or as set forth on Schedule 4.10(a)(iii), beneficially and of record, by one of the Acquired Companies and the holders of such equity securities have no obligation to make further payments for their purchase of such equity securities or contributions to the applicable Subsidiary solely by reason of such ownership. There are no outstanding (i) equity securities of any Subsidiary of the Acquired Companies, (ii) securities of any Subsidiary of the Acquired Companies convertible into or exchangeable for, at any time, equity securities of any Subsidiary of the Acquired Companies or (iii) options or other rights to acquire from any Subsidiary of the Acquired Companies, in each case, that are owned by a Person other than one of the Acquired Companies, and no obligation of any Subsidiary of the Acquired Companies to issue to any Person (other than one of the Acquired Companies) any equity securities or securities convertible into or exchangeable for, at any time, equity securities of any Subsidiary of the Acquired Companies. No claim has been made or threatened orally or in writing, asserting that any Person, other than another Acquired Company, is the holder or beneficial owner of, or has the right to acquire beneficial ownership of, any equity securities of, or any other Equity Interests in, any Subsidiary of the Acquired Companies.

(b) Except as set forth on Schedule 4.10(b), no Subsidiary of an Acquired Company owns or within the past five (5) years has owned, directly or indirectly, any Equity Interest in, or any interest convertible into or exchangeable or exercisable for, at any time, any equity or similar interest in, any Person (other than another Acquired Company).

4.11 Ownership; Continuous Operation. Each of the dealerships and related repair centers set forth on Schedule 4.11 has been owned and continuously operated by an Acquired Company from the date set forth opposite the name of such dealership and related repair center on Schedule 4.11.

4.12 Financial Statements.

(a) Schedule 4.12 sets forth complete and correct copies of (i) the audited consolidated financial statements of the Acquired Companies as of and for the fiscal years ended 2019 and 2020, consisting of the audited consolidated balance sheets as of such dates, the audited consolidated income statements for the periods then-ended, the audited consolidated cash flow statements for the periods then-ended and the corresponding notes to such consolidated financial statements, and (ii) the unaudited consolidated financial statements of the Acquired Companies consisting of the consolidated balance sheet of the Acquired Companies as of September 30, 2021 and the related consolidated statements income and cash flows for the nine-month period then-ended (the “Unaudited Financial Statements”) (collectively, the “Company Financial Statements” and the balance sheet as September 30, 2021 included therein, the “Balance Sheet”, and such date, the “Balance Sheet Date”).

(b) Other than as set forth on Schedule 4.12(b), the Company Financial Statements have been prepared in accordance with U.S. GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Unaudited Financial Statements, to normal year-end adjustments and the absence of footnotes. The Company Financial Statements are complete and accurate in all material respects and fairly present, in all material respects, the financial position of the Acquired Companies as of the dates thereof and the results of operations of the Acquired Companies for the periods reflected therein, all in accordance with U.S. GAAP. The Company Financial Statements (i) were prepared from the Books and Records of the Acquired Companies; (ii) contain and reflect all necessary adjustments and accruals for a fair presentation of the Acquired Companies’ financial condition as of their dates including for all warranty, maintenance, service and indemnification obligations; and (iii) contain and reflect adequate provisions for all liabilities for all material Taxes applicable to the Acquired Companies with respect to the periods then ended. The Acquired Companies have delivered to Purchaser complete and accurate copies of all “management letters” received by them from their accountants and all responses during the last five (5) years by lawyers engaged by the Acquired Companies to inquiries from their accountant or any predecessor accountants.

(c) Except as specifically disclosed, reflected and fully reserved against on the Balance Sheet, for Liabilities incurred in the ordinary course of business since the date of the Balance Sheet (which are of a similar nature and in similar amounts to those historically incurred, none of which arise from breach of any Contract or violation of any Law or Order) or as set forth on Schedule 4.12(c), no Acquired Company has any Liabilities of a nature that would be required under U.S. GAAP to be disclosed on the Balance Sheet or the notes thereto.

(d) The Balance Sheet included in the Company Financial Statements accurately reflects the outstanding Indebtedness of the Acquired Companies as of the date thereof.

4.13 Books and Records.

(a) Each Acquired Company has made all of its Books and Records available to the Purchaser for its inspection. Each Acquired Company has made available to Purchaser true, complete and correct copies of all documents referred to in the Disclosure Schedules to this Agreement, except to the extent set forth in the Disclosure Schedules, true, complete and correct copies of which documents will be provided to Purchaser prior to the end of the Diligence Period to the extent such documents are material or (whether or not material) are requested by Purchaser.

(b) The Books and Records accurately and fairly, in all material respects, reflect the transactions and dispositions of assets of and the providing of services by the Acquired Companies.

(c) All accounts, books and ledgers of each Acquired Company have been properly and accurately kept and completed in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.

4.14 Absence of Certain Changes. Since the Balance Sheet Date, other than policies and procedures implemented in good faith to respond to the actual or anticipated effect of the COVID-19 pandemic on the Business, (a) each Acquired Company has conducted its business in the ordinary course consistent with past practices, (b) there has not been any change, event, development, occurrence or circumstance that, individually or in the aggregate, has had a Material Adverse Effect, and (c) none of the Acquired Companies have taken any action (or agreed or committed to take any action) nor has any event occurred which would have required the consent of the Purchaser pursuant to Section 7.1 herein if such action had been taken or such event had occurred between the date hereof and the Closing Date. None of the Factories have taken, or to the Knowledge of the Sellers proposed to take any action, nor does any Seller have any Knowledge that any Factory is considering: (a) relocating or closing an Acquired Company’s dealerships or franchises; (b) establishing or awarding a new dealership at a location that could have an adverse impact on any Acquired Company’s dealerships or franchises; or (c) protesting any action taken or proposed to be taken by any Acquired Company’s dealerships or franchises. During the past twenty-four (24) months no Acquired Company has received any written notice from any Factory of any matter in the preceding sentence. As of the date of this Agreement, no Acquired Company has any claims, and to the Knowledge of the Sellers no reasonable basis exists (nor to the Knowledge of the Sellers will any basis exist solely as a result of the passage of time) for any claims by any of the Acquired Companies, against any Factory, other than warranty claims made in the ordinary course of business. During the past twelve (12) months, no Factory has requested any change in the management staff of the Acquired Companies (or any dealership or franchise operated by any Acquired Company). There are no Factory audits pending or, to the Knowledge of the Sellers, threatened with respect to any Acquired Company’s warranty work or sales incentives.

4.15 Properties; Title to Assets.

(a) The items of Tangible Personal Property are in suitable operating condition and repair and function in accordance with their intended uses (ordinary wear and tear excepted) and have been maintained in all material respects in a commercially reasonable manner taking into account their use and the nature of the Business, and are suitable for their present uses. Schedule 4.15(a) sets forth a description and location of each item of Tangible Personal Property with a value of at least $5,000. None of the Tangible Personal Property is in need of maintenance or repairs except for routine maintenance and repairs in the ordinary course of business or that are not material in nature or cost.

(b) Each Acquired Company (and not any Affiliate thereof) has good, valid and marketable title in and to, or a valid leasehold interest or license in or a right to use, all of the assets shown to be owned or leased by it on the Balance Sheet or thereafter acquired or leased. Except as set forth on Schedule 4.15(b), no such asset is subject to any Liens other than Permitted Liens. The assets of the Acquired Companies constitute all of the assets of any kind or description whatsoever, necessary for the Acquired Companies to operate the Business immediately after the Closing substantially in the same manner as the Business is currently being conducted.

4.16 Litigation. Other than as disclosed on Schedule 4.16, since December 31, 2015, there has been no Action pending, or to the Knowledge of the Sellers, threatened orally or in writing against or affecting, any Acquired Company, or, to the Knowledge of the Sellers, any of their respective managers, employees, officers or directors (in their capacities as such), the Business, any Transferred Equity Interests, or any Acquired Company’s assets, liabilities, or Contracts; or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby or by the Additional Agreements. Except as set forth on Schedule 4.16, there are no outstanding, pending, or, to the Knowledge of the Sellers, threatened orally or in writing, Orders against the Business, the Acquired Companies, or to which any Acquired Company is otherwise a party. No Acquired Company is, or at any time since December 31, 2015 has been, subject to any Order.

4.17 Contracts.

(a) Schedule 4.17(a) (arranged by identifying subsections corresponding to the subsections set forth below) lists the following Contracts (Contracts required to be set forth on Schedule 4.17 collectively, the “Material Contracts”) to which an Acquired Company is a party or by which it or its assets are bound, but for the avoidance of doubt does not include those that have terminated in accordance with their terms and have no continuing rights or obligations thereunder:

(i) all Contracts that require annual payments or expenses by, or annual payments or income to, any Acquired Company of $50,000 or more (other than standard purchase and sale orders entered into in the ordinary course of business consistent with past practice);

(ii) all distributor, dealer, franchise, manufacturer’s representative Contracts;

(iii) all advertising, agency, lobbying, broker, sales promotion, market research, marketing or similar Contracts, in each case requiring the payment of any commissions by an Acquired Company in excess of $50,000 annually;

(iv) all Contracts containing any requirement that any Acquired Company makes, directly or indirectly, any advance, loan, extension of credit or capital commitment or contribution to, or other investment in, any Person, or any capital expenditure after the date hereof;

(v) all Contracts containing any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of any of the Acquired Companies (or, following the Closing, the Purchaser or its Affiliates) to own, operate, sell, transfer, pledge or otherwise dispose of any material properties or assets;

(vi) all Contracts (1) that limits or purports to limit the ability of any of the Acquired Companies to compete in any line of business or with any Person or in any geographic area or during any period of time, (2) providing for any material exclusivity obligations, or (3) granting any exclusive rights to products or services;

(vii) all Contracts obligating the Acquired Companies or any counterparty to purchase or obtain a minimum or specified amount of any product or service in excess of $50,000, or granting any right of first refusal, right of first offer or similar right with respect to any material assets of the Business;

(viii) all employment Contracts, employee leasing Contracts, independent contractor, consultant and sales representatives Contracts with any current officer, director, or employee of any Acquired Company or other Person, under which the Acquired Company (A) has continuing obligations for payment of annual compensation of at least $50,000 (other than oral arrangements for at-will employment), (B) has severance or post-termination obligations to such Person (other than COBRA obligations), (C) requires more than thirty (30) days’ notice for a termination by the Acquired Company without cause, or (D) has an obligation to make a payment upon consummation of the transactions contemplated hereby or as a result of a change of control of the Acquired Company, either alone or in conjunction with any other event or occurrence;

(ix) all collective bargaining agreements or other Contracts with a Union;

(x) all staffing agreements or agreements with a professional employer organization;

(xi) all Contracts creating a joint venture, strategic alliance, limited liability company or similar arrangement involving a sharing of profits or expenses;

(xii) all Contracts relating to any acquisitions or dispositions of assets by an Acquired Company other than (a) the purchase of Inventory in the ordinary course or (b) acquisitions or dispositions of assets by an Acquired Company with a value of less than $50,000;

(xiii) all Contracts relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) that include any earn-out or other similar contingent obligation to be paid by the Acquired Companies after the date hereof;

(xiv) all Contracts for material licensing agreements, including Contracts licensing Intellectual Property Rights, other than licenses for commercially available software, in object code form, that is generally available at a cost to the Acquired Companies of not more than U.S. $25,000 for a perpetual license (or $10,000 in the aggregate for any fiscal year) (“Shrink-wrap Licenses”);

(xv) all Contracts relating to material Intellectual Property Rights of the Acquired Companies, other than any Shrink-wrap Licenses;

(xvi) all Contracts, other than Contracts between any Acquired Company and a Factory entered into in the ordinary course of business, providing for guarantees, indemnification arrangements and other hold harmless arrangements (other than contracts with indemnification and/or hold harmless arrangements entered into in the ordinary course of business) made or provided by an Acquired Company, including all forms of ongoing agreements for repair, warranty, maintenance, service, or similar obligations;

(xvii) all Contracts evidencing Related Party Transactions;

(xviii) all Contracts with Authorities;

(xix) all Contracts relating to property or assets (whether real or personal, tangible or intangible) in which any Acquired Company holds a leasehold interest (including the Leases);

(xx) all Contracts relating to outstanding Indebtedness, including financial instruments of indenture or security instruments such as notes, mortgages, loans and lines of credit and any letters of credit, performance bonds and surety bonds, whether or not drawn or called;

(xxi) any Contract relating to the voting or control of the Equity Interests of an Acquired Company or the election of the directors, managers or similar governing body thereof (other than the Organizational Documents of such Acquired Company);

(xxii) any Contract not cancellable by an Acquired Company with no more than 60 days’ notice if the effect of such cancellation would result in monetary penalty to the Acquired Company in excess of $50,000 per the terms of such contract;

(xxiii) any Contract for which any of the benefits, compensation or payments (or the vesting thereof) will be increased or accelerated by the consummation of the transactions contemplated hereby or the amount or value thereof will be calculated on the basis of any of the transactions contemplated by this Agreement;

(xxiv) any Contract restricting any Acquired Company from paying any dividends or making any distributions; and

(xxv) any agreement in writing to enter into any of the foregoing.

(b) Each Material Contract (i) is a valid, legal and binding obligation of the applicable Acquired Company enforceable in accordance with its terms against such Acquired Company and, to the Knowledge of the Sellers, each other party thereto, and (ii) is in full force and effect. Neither the applicable Acquired Company nor, to the Knowledge of the Sellers, any other party thereto, is in breach or default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Material Contract. No Acquired Company has assigned, delegated, or otherwise transferred any of its rights or obligations with respect to any Material Contracts, or granted any power of attorney with respect thereto or to any Acquired Company’s assets. No Material Contract (i) requires an Acquired Company to post a bond or deliver any other form of security or payment to secure its obligations thereunder or (ii) imposes any non-competition covenants that may be binding on, or restrict, the Business or require any payments by or with respect to Purchaser or any of its Affiliates. Sellers have delivered or made available a true and correct copy of each Material Contract, together with all amendments thereto. There are no material renegotiations ongoing with respect to any Material Contract.

(c) The Acquired Companies are in material compliance with all covenants, including all financial covenants, in all material notes, indentures, bonds and other instruments or agreements evidencing any Indebtedness.

4.18 Insurance. Schedule 4.18 sets forth a true, complete and correct list of all liability, property, workers’ compensation and other insurance policies currently in effect that insure the property, assets or business of the Acquired Companies or their employees, directors, and officers (other than self-obtained insurance policies by such employees). Copies of all such policies have been made available to Purchaser. Each such insurance policy is valid and binding and in full force and effect and will continue in full force and effect following the consummation of the Transactions, all premiums due thereunder with respect to all periods to and including the date hereof have been paid and no Acquired Company has received any written or oral notice of default, cancellation, or termination in respect of any such policy. To the Knowledge of the Sellers, no Acquired Company has received written or oral notice that it is in breach or default under the terms of any such insurance policy (including any breach or default with respect to the giving of notice of claims) and has otherwise complied in all material respects with the terms and conditions of such insurance policies. Such policies, are in amounts and have coverage that sufficient for compliance with all applicable Laws and Contracts to which any Acquired Company is a party or is otherwise bound. No claim is pending under any such policies as to which coverage has been questioned, denied or disrupted, or right reserved to do so, by the underwriters thereof. Except as set forth on Schedule 4.18, within the last two (2) years, no Acquired Company has filed any claims exceeding $100,000 against any of its insurance policies, exclusive of automobile, life, and health insurance policies. No Acquired Company has received written notice from any of its insurance carriers or brokers that any premiums will be materially increased in the future or that any insurance coverage listed on Schedule 4.18 will not be available in the future on substantially the same terms as now in effect. Schedule 4.18 also contains a list of any pending claims and material claims in the past five (5) years with any insurance company by any Acquired Company.

4.19 Licenses and Permits. Schedule 4.19 sets forth a true, complete and correct list each material Permit affecting, or relating in any way to, the Business, together with the name of the Authority issuing the same. Except as indicated on Schedule 4.19, such Permits listed or required to be listed on Schedule 4.19 are valid and in full force and effect, none of such Permits will be terminated or impaired or become terminable as a result of the transactions contemplated hereby, each Acquired Company has all Permits necessary to operate the Business as presently conducted and none of the Acquired Companies is, in default under or violation or breach of any term, condition or provision of any Permit. During the past three (3) years, none of the Permits has been challenged, suspended, or revoked and no written statement of intention to challenge, suspend or revoke or fail to renew any such Permit has been received by any of the Acquired Companies. During the past three (3) years, no Acquired Company has received written notice that such Acquired Company did not have any Permit necessary to operate the Business or that it was in default in any material respect under any Permit. All fees and charges due on or before the Closing Date with respect to such Permits as of the date hereof have been paid in full.

4.20 Compliance with Laws. No Acquired Company is in violation in any material respect of any Law applicable to the Acquired Companies or their respective properties or assets or the Business. Since December 31, 2015, each Acquired Company has been in compliance in all material respects with all applicable Laws. Except as set forth on Schedule 4.20, to the Knowledge of the Sellers, no Acquired Company is under investigation with respect to or has been threatened orally or in writing to be charged with any violation or alleged violation in any material respect of, any Law, nor, to the Knowledge of the Sellers, is there any basis for any such charge. Except as set forth on Schedule 4.20, since January 1, 2018, none of the Acquired Companies has received any written notice or, to the Knowledge of the Sellers, other oral or written communication from any Authority or other Person regarding any actual, alleged, or potential violation of, or failure to comply in any material respect with, any Laws.

4.21 Intellectual Property; IT Systems.

(a) Schedule 4.21(a) (A) sets forth a true, correct and complete list of U.S. and foreign (i) Company Owned Intellectual Property that is the subject of a registration with any Authority (“Registered Intellectual Property”); and (ii) all other material Company Owned Intellectual Property that are used in or necessary to operate the Business of the Acquired Companies; and (B) identifies all contracts to which any of the Acquired Companies is a party and under which any Acquired Company has received or granted a license or sublicense with respect to any of the material Company Intellectual Property, excluding Shrink-wrap Licenses (all such licenses, including the Shrink-wrap Licenses, the “Intellectual Property Licenses”). None of such Registered Intellectual Property that is owned by any Acquired Company has been cancelled, abandoned or adjudicated invalid or unenforceable, and all registration, renewals and maintenance fees in respect of such Registered Intellectual Property that were due prior to the date hereof have been duly paid and all necessary documents and certificates in connection with the Registered Intellectual Property that have or that must be filed within 120 days of the date of this Agreement have been, or will be, timely filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be. No loss or expiration of any Registered Intellectual Property is threatened or pending or reasonably foreseeable by any Acquired Company. (The Company Owned Intellectual Property and the Intellectual Property Rights licensed to any Acquired Company under the Intellectual Property Licenses is collectively referred to as the “Company Intellectual Property”).

(b) The Acquired Companies solely own all Company Owned Intellectual Property, free and clear of all encumbrances (other than license rights granted by the Acquired Companies pursuant to any Intellectual Property License) and have the sole right to enforce it. The Acquired Companies possess all right, title, and interest in and to, or has a valid and enforceable written license and right to use, all Company Intellectual Property necessary to conduct the Business of the Acquired Companies. The Company Owned Intellectual Property owned by Acquired Companies is enforceable, valid, and subsisting. Except as set forth on Schedule 4.21(b), the Company Intellectual Property shall be available for use by the Acquired Companies immediately after the Closing Date on identical terms and conditions to those under which the Acquired Companies owned or used the Company Intellectual Property immediately prior to the Closing Date. With respect to each Intellectual Property License: (i) such Intellectual Property License is the valid and binding obligation of the Acquired Companies, as applicable, enforceable in accordance with its terms; and (ii) neither the Acquired Companies nor, to the Knowledge of the Sellers, any other party to such Intellectual Property License is in material breach of or default under such Intellectual Property License.

(c) Within the past five (5) years (or prior thereto if the same is still pending or subject to appeal or reinstatement) the Acquired Companies have not been sued or charged in writing with or been a defendant in any Action that involves a claim of infringement of any Intellectual Property Rights, and to the Knowledge of the Sellers there are no claims of infringement against the Acquired Companies. To the Knowledge of the Sellers, no Person has or is infringing, diluting, misappropriating, conflicting or otherwise violating any of the Company Owned Intellectual Property.

(d) Each Acquired Company, as applicable, owns by operation of applicable Law, or has obtained valid written assignment of, all material Intellectual Property developed by its employees and independent contractors in the scope of their employment or engagement with the Acquired Company.

(e) Except as set forth on Schedule 4.21(e), none of the execution, delivery or performance by the Acquired Companies of this Agreement or any of the Additional Agreements to which each Acquired Company is a party or the consummation by the Acquired Companies of the transactions contemplated hereby or thereby will cause any Intellectual Property Rights owned, licensed, used or held for use by the Acquired Company immediately prior to the Closing to not be owned, licensed or available for use by the Acquired Company on substantially the same terms and conditions immediately following the Closing.

(f) The Acquired Companies have taken reasonable measures to safeguard and maintain the confidentiality and value of all trade secrets and other items of material Company Owned Intellectual Property that are confidential and all other confidential information, data and materials licensed by the Company or otherwise used in the operation of the Business.

(g) The software, computer firmware, computer hardware, electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, peripherals and computer systems, including any outsourced systems and processes, that are owned or used by the Acquired Companies in the conduct of their Business (collectively, the “IT Systems”) are sufficient for the operation of Business of the Acquired Companies as currently conducted. To the Knowledge of the Sellers, the Acquired Companies’ service providers and vendors maintain and keep the IT Systems in sufficiently good working condition to perform the information technology operations for the Business of the Acquired Companies. In the last five (5) years, there have been no (A) unauthorized intrusions or material breaches of security, or (B) to the Knowledge of the Sellers, failures, breakdowns, continued substandard performance or other material and adverse events affecting any such IT Systems that have caused any substantial disruption of or material interruption in or to the use of such IT Systems which disrupted the Acquired Companies’ Business. The Acquired Companies maintain industry standard security, disaster recovery and business continuity plans. To the Knowledge of the Sellers, the Acquired Companies use efforts designed to protect the IT Systems from becoming infected by, and to the Knowledge of the Sellers, the IT Systems are free of, any virus, worm, Trojan horse, automatic restraint, time bomb or any other unintended, malicious feature or function designed to cause the erasing, destroying, or corrupting of software, systems, databases, or data.

(h) Other than as part of a commercial software program provided by a software vendor or otherwise used by contractors (including software provided on a cloud service basis), the Acquired Companies do not use any open source software. No Company Owned Intellectual Property is subject to any open source license.

(i) The Acquired Companies have licenses to all third party software (including software provided on a cloud service basis) used by the Acquired Companies in their business, and the licenses are the correct type and are sufficient to cover the actual number of Acquired Companies users (seats), locations, use cases and activities taken in connection therewith.

4.22 Privacy and Data Security.

(a) Each Acquired Company is, and at all times has been, in material compliance with (A) all applicable federal, state, local and foreign Laws pertaining to (i) data security, cyber security, and e-commerce; (ii) the collection, storage, use, access, disclosure, processing, security, and transfer of Personal Data (referred to collectively in this Agreement as “Data Activities”) ((i) and (ii) together, “Privacy Laws”); and (B) all Contracts (or portions thereof) to which such Acquired Company is a party that are applicable to Data Activities (collectively, “Privacy Agreements”). Each Acquired Company is, and at all times has been, in compliance with the PCI Security Standards Council’s Payment Card Industry Data Security Standard and all other applicable rules and requirements by the PCI Security Standards Council, by any member thereof, or by any entity that functions as a card brand, card association, payment processor, acquiring bank, merchant bank or issuing bank, including, without limitation, the Payment Application Data Security Standards and all audit and filing requirements.

(b) The Acquired Companies have implemented written policies relating to Data Activities (“Privacy and Data Security Policies”). At all times, each Acquired Company has been and is in compliance in all material respects with all such Privacy and Data Security Policies. Neither the execution, delivery, or performance of this Agreement, nor the consummation of any of the transactions contemplated under this Agreement will violate any of the Privacy Agreements, Privacy and Data Security Policies.

(c) Each Acquired Company has collected, used, and disclosed all Personal Data in accordance with applicable Privacy Laws, Privacy and Data Security Policies in effect at the time of the collection of such Personal Data, and Privacy Agreements. Neither applicable Privacy Laws, Privacy and Data Security Policies, nor Privacy Agreements restrict the transfer of any Personal Data to the Purchaser following the Closing. Assuming Purchaser is not otherwise prohibited by Law or contractually obligated otherwise, Purchaser may use such Personal Data in at least the same manner as the Acquired Company.

(d) There is no pending, and to the Knowledge of the Sellers, nor has there ever been any, complaint, audit, proceeding, investigation, or claim against any Acquired Company initiated by (a) any Person or entity; (b) the United States Federal Trade Commission, any state attorney general or similar state official; (c) any other governmental entity, foreign or domestic; or any regulatory or self-regulatory entity – alleging that any Data Activity of the Acquired Companies: (i) is in violation of any applicable Privacy Laws, (ii) is in violation of any Privacy Agreements, (iii) is in violation of any Privacy and Data Security Policies, or (iv) otherwise constitutes an unfair, deceptive, or misleading trade practice.

(e) At all times, each Acquired Company has taken commercially reasonable steps (including, without limitation, implementing, maintaining, and monitoring compliance with government-issued or industry standard measures with respect to administrative, technical and physical security) to ensure that all Personal Data and Confidential Information in its possession or control is protected against damage, loss, and against unauthorized access, acquisition, use, modification, disclosure or other misuse. There has been no unauthorized access, use, or disclosure of Personal Data or Confidential Information in the possession or control of the Acquired Companies or, to the Knowledge of the Sellers, any entity that processes Personal Data on behalf of any Acquired Company, nor, to the Knowledge of the Sellers, has there been any unauthorized intrusions or breaches of security into any Acquired Company’s systems.

(f) The Acquired Companies have provided notifications to, and have obtained consent from, Persons regarding their Data Activities where such notice or consent is required by applicable Privacy Laws. The Acquired Companies’ collection of Personal Data from third parties is in accordance with any requirements from such third parties, including written website terms and conditions. No Acquired Company has (i) received written communication from any website owner or operator that the Acquired Company’s access to such website is unauthorized; (ii) entered into a written agreement with any website owner or operator prohibiting scraping activity; (iii) accessed any website’s information through illicitly circumventing a password requirement or similar technological barrier; or (iv) scraped any data from a website that has a clickwrap agreement prohibiting such activity.

(g) The Acquired Companies are, and at all times have been in compliance in all material respects with all applicable Laws pertaining to sales, marketing, and electronic and telephonic communications, including, without limitation, the CAN-SPAM Act, the Telephone Consumer Protection Act, and the Telemarketing Sales Rule.

4.23 Suppliers.

(a) Schedule 4.23(a) sets forth a true, correct and complete list of the aggregate of the Acquired Companies’ ten (10) largest suppliers, as measured by the dollar amount of purchases therefrom or thereby, for the nine (9) months ended as of September 30, 2021, showing the total purchases by the Acquired Companies from each such supplier during each such period.

(b) Except as set forth on Schedule 4.23(b), since December 31, 2018, no supplier listed on Schedule 4.23(a) has (i) terminated its relationship with the Acquired Companies, (ii) notified the Acquired Companies in writing of its intention to take any such action, or (iii) to the Knowledge of the Sellers, become insolvent or subject to bankruptcy proceedings. There are no material disputes between an Acquired Company, on the one hand, and any supplier listed on Schedule 4.23(a), on the other hand.

4.24 Accounts Receivable and Payable; Inventory. All accounts receivable, contracts in transit, and notes of the Acquired Companies reflected on the Unaudited Financial Statements, and all accounts receivable, contracts in transit, and notes arising subsequent to the date thereof, represent valid obligations arising from arm’s length transactions for services actually performed or goods actually sold by the Acquired Companies in the ordinary course of business consistent with past practice. The accounts payable of the Acquired Companies reflected on the Unaudited Financial Statements, and all accounts payable arising subsequent to the date thereof, arose from bona fide transactions in the ordinary course consistent with past practice and have been timely paid or are not yet due and payable, except to the extent disputed in good faith. There is no contest, claim, or right of setoff in any agreement with any maker of an account receivable, contract in transit, or note relating to the amount or validity of such account receivable or note other than normal cash discounts accrued in the ordinary course of business consistent with past practice. All items included in the Inventory of the Acquired Companies consist of a quality and quantity useable in the ordinary course of business, as historically conducted except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which are reserved against in the Company Financial Statements in accordance with U.S. GAAP. The Inventory of the Acquired Companies is not excessive in kind or amount in light of the business done or reasonably expected to be done by them. Such Inventory is located at the Owned Real Property and / or the Leased Real Property and none of such Inventory is subject to any consignment, bailment, warehousing or similar arrangement.

4.25 Pre-payments. No Acquired Company has received any payments with respect to any services to be rendered or goods to be provided after the Closing, except as set forth in the Unaudited Financial Statements or incurred in the ordinary course of business to the extent arising subsequent to the date thereof.

4.26 Employees.

(a) Schedule 4.26(a) sets forth a true, correct and complete list of the employees and independent contractors of the Acquired Companies as of September 30, 2021, including the name, title, date of hire, current salary or compensation rate for each such Person and total compensation (including bonuses) paid to each such Person for the fiscal year ended December 31, 2020 and the nine-month period ended September 30, 2021, employment status, work location, and classification as exempt or non-exempt under applicable wage and hour laws. Unless indicated in such list, no employee or independent contractor included in such list (i) is currently on leave, (ii) has given written notice of his or her intent to terminate his or her relationship with any Acquired Company, or (iii) has received written notice of such termination from any Acquired Company. To the Knowledge of the Sellers, without inquiry, no Key Employee intends to terminate his or her relationship with any Acquired Company prior to or within six (6) months following the Closing Date.

(b) Except as disclosed on Schedule 4.26(b), no Acquired Company is a party to or subject to any employment contract, consulting agreement, collective bargaining agreement, non-competition agreement with any third party restricting the activities of such Acquired Company in a manner that could reasonably be expected to affect the Acquired Company or the employees’ duties with respect to the Business following the Closing, or any similar agreement.

4.27 Employment Matters.

(a) Schedule 4.27(a)(i) sets forth a true and complete list of every employment agreement, commission agreement, employee group or executive medical, life, or disability insurance plan, and each incentive, bonus, profit sharing, retirement, deferred compensation, equity, phantom stock, stock option, stock purchase, stock appreciation right or severance plan of the Acquired Companies now in effect or under which the Acquired Companies have or might have any obligation, or any other written or oral understanding between any Acquired Company and any employee concerning the terms of such employee’s employment that does not apply to the Acquired Companies’ employees generally (collectively, “Labor Agreements”). The Acquired Companies have previously delivered to the Purchaser true and complete copies or summaries of each such Labor Agreement, any employee handbook or policy statement of the Acquired Companies. Schedule 4.27(a)(ii) sets forth a true and complete list of the names, business addresses and titles of the directors, officers, general partners, and managers, as applicable, of each Acquired Company.

(b) Except as disclosed on Schedule 4.27(b) (arranged in subsections corresponding to the subsections set forth below):

(i) all employees of the Acquired Companies are employees at will, and the employment of each employee by the Acquired Companies may be terminated immediately by the Acquired Companies, as applicable, without any cost or liability except severance in accordance with the Acquired Companies’ standard severance practice as disclosed on Schedule 4.27(b);

(ii) to the Knowledge of the Sellers, no employee of the Acquired Companies, in the ordinary course of his or her duties, has breached or will breach any obligation to a former employer in respect of any covenant against competition or soliciting clients or employees or servicing clients or confidentiality or any proprietary right of such former employer; and

(iii) No Acquired Company is a party to any collective bargaining agreement or other Contract with a Union representing any employees of the Acquired Companies and there are no unions or other labor organizations representing, purporting to represent or, to the Knowledge of the Sellers, attempting to represent any employees of the Acquired Companies. Since December 31, 2016, there has never been, nor, to the Knowledge of the Sellers, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting the Acquired Companies or any of the employees of the Acquired Companies.

(c) Each Acquired Company has complied, and is in compliance, in all material respects, with all Labor Agreements and all applicable Laws relating to employment or labor, including without limitation all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration (including without limitation I-9 and E-Verify requirements), work authorizations, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. Each Acquired Company maintains accurate and complete Form I-9s with respect to each of their current and former employees residing or working in the United States in accordance with applicable Law concerning the immigration and employment eligibility verification obligations. No Acquired Company has incurred, and no circumstances exist under which an Acquired Company would reasonably be expected to incur, any Liability arising from the misclassification of any former or current employee as exempt or non-exempt under the federal Fair Labor Standards Act or state and local wage and hour Laws. To the Knowledge of the Sellers, no present or former employee, officer, director or manager of any Acquired Company has, or will have at the Closing Date, any claim against such Acquired Company for any matter including for wages, salary, or vacation or sick pay, or otherwise under any Labor Agreement (other than amounts that have not yet become due and payable and will be provided in the ordinary course of the relationship as contemplated in such Labor Agreement). All accrued obligations of the Acquired Companies applicable to their employees, whether arising by operation of Law, by Contract, by past custom or otherwise, for payments by the Acquired Companies to any trust or other fund or to any Authority, with respect to unemployment or disability compensation benefits, social security benefits, under ERISA or otherwise, have been paid or adequate accruals therefor have been made.

(d) Schedule 4.27(d) sets forth all Actions, proceedings, governmental investigations or administrative proceedings of any kind against the Acquired Companies of which the Acquired Companies have been notified within three (3) years preceding the date of this Agreement regarding their employees, independent contractors, or consultants including without limitation any such Actions, proceedings, governmental investigations or administrative proceedings of any kind related to the Acquired Companies’ employment practices or operations as they pertain to conditions of employment, unfair labor practices, employment discrimination, harassment, retaliation, whistleblowing, equal pay, health and safety, overtime compensation, unemployment insurance, workers compensation insurance, or any other employment related matter before any Authority, including the U.S. Equal Employment Opportunity Commission, the U.S. Department of Labor, the Occupational Safety and Health Administration, and/or state or local equivalents. The Acquired Companies (i) have promptly, thoroughly and impartially investigated all sexual harassment, or other discrimination, retaliation or policy violation allegations of which the Acquired Companies are aware, and (ii) have taken prompt corrective action that is reasonably calculated to prevent further improper action in response to each such allegation with potential merit.

(e) Except as set forth in Schedule 4.27(e), there are no material pending or, to the Knowledge of the Sellers, threatened claims or proceedings against the Acquired Companies under any worker’s compensation policy or long-term disability policy.

(f) Except as disclosed on Schedule 4.27(f), since December 31, 2018 there have been no “employment losses” as defined under the WARN Act (or any other applicable state and local plant closing/mass layoff Law or ordinance) as to any employees of the Acquired Companies or any Subsidiary.

(g) Except as disclosed on Schedule 4.27(g), in the past five (5) years the Acquired Companies have not received any notice, complaint, or citation from the federal Occupational Safety and Health Administration or any state or local equivalent, or by or on behalf of any Company employee, related to occupational health and safety Laws applicable to Company employees.

4.28 Withholding. All obligations of each Acquired Company applicable to its employees, whether arising by operation of Law, by Contract, or attributable to payments by such Acquired Company to trusts or other funds or to any Authority, with respect to unemployment compensation benefits, social security benefits or any other benefits for its employees with respect to the employment of said employees through the date hereof have been paid or adequate accruals therefor have been made on the Company Financial Statements, determined without regard to any provision of the 2020 Tax Acts. All reasonably anticipated obligations of each Acquired Company with respect to such employees (except for those related to wages during the pay period immediately prior to the Closing Date and arising in the ordinary course of business), whether arising by operation of Law or by Contract, for salaries and holiday pay, bonuses and other forms of compensation payable to such employees in respect of the services rendered by any of them prior to the date hereof have been or will be paid by such Acquired Company as they become due in the ordinary course, determined without regard to any provision of the 2020 Tax Acts.

4.29 Employee Benefits and Compensation.

(a) Schedule 4.29(a) sets forth a true, correct and complete list of each “employee benefit plan” (as defined in Section 3(3) of ERISA), bonus, deferred compensation, equity-based or non-equity-based incentive, severance or other plan or written agreement relating to employee, independent contractor, or director benefits, compensation, or fringe benefits, currently maintained or contributed to by the Acquired Companies and/or with respect to which the Acquired Companies have any liability or obligation or could incur any direct or indirect, fixed or contingent liability (each a “Plan” and collectively, the “Plans”). Schedule 4.29 specifies the entity plan sponsor or contracting party for each Plan. Each Plan is and has been maintained in material compliance with all applicable Laws, including but not limited to ERISA, in all material respects, and has been administered and operated in all material respects in accordance with its terms.

(b) Each Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination, opinion, or advisory letter from the Internal Revenue Service and, to the Knowledge of the Sellers, no event has occurred and no condition exists which could reasonably be expected to result in the revocation of any such determination. Full payment has been made of all amounts which the Acquired Companies were required under the terms of the Plans to have paid as contributions to such Plans on or prior to the date hereof (excluding any amounts not yet due).

(c) To the Knowledge of the Sellers, no Acquired Company or any other “disqualified person” or “party in interest” (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively), has engaged in any transaction in connection with any Plan that could reasonably be expected to result in the imposition of a penalty pursuant to Section 502(i) of ERISA, damages pursuant to Section 409 of ERISA or a tax pursuant to Section 4975(a) of the Code. The Acquired Companies have not maintained any Plan (other than a Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code) which provides benefits with respect to current or former employees or directors following their termination of service with the Acquired Companies (other than as required pursuant to COBRA). Each Plan subject to the requirements of COBRA has been operated in compliance therewith in all material respects.

(d) Except as disclosed on Schedule 4.29(d), neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement shall, individually, in the aggregate or in connection with any other event, (a) result in any payment becoming due to any officer, employee, consultant or director of the Acquired Companies, (b) increase or modify any benefits otherwise payable by the Acquired Companies to any employee, consultant or director of the Acquired Companies, or (c) result in the acceleration of time of payment or vesting of any such benefits. No material liability, claim, investigation, audit, action or litigation has been incurred, made, commenced or, to the Knowledge of the Sellers, threatened, by or against any Plan or the Acquired Companies with respect to any Plan.

(e) No Plan is a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) and the Acquired Companies have not been obligated to contribute to any multiemployer plan. The Acquired Companies have never sponsored or maintained a plan subject to Title IV of ERISA nor do they have any actual or contingent liability relating to any plan subject to Title IV of ERISA.

(f) Except as set forth on Schedule 4.29(f), the Acquired Companies have not made any commitment to create or cause to exist any employee benefit plan which is not listed on Schedule 4.29, or to modify, change or terminate any Plan (other than as may be necessary for compliance with applicable Law).

(g) Except as disclosed on Schedule 4.29(g), the Acquired Companies do not have any plan, arrangement or agreement providing for “deferred compensation” that is subject to Section 409A of the Code. Each Plan subject to Section 409A of the Code has been operated and maintained in compliance therewith in all material respects at all times.

(h) With respect to each Plan, the Acquired Companies have delivered or caused to be delivered to Purchaser and its counsel true and complete copies or summaries of the following documents, as applicable, for each respective Plan: (i) all Plan documents, with all amendments thereto; (ii) the current summary plan description with any applicable summaries of material modifications thereto as well as any other material employee or government communications; (iii) all current trust agreements and/or other documents establishing Plan funding arrangements; (iv) the most recent IRS determination, opinion, or advisory letter; (v) the three most recently prepared IRS Forms 5500; (vi) the three most recently prepared financial statements; and (vii) all material related contracts, including without limitation, insurance contracts, service provider agreements and investment management and investment advisory agreements.

4.30 Real Property.

(a) Schedule 4.30(a) sets forth a true, correct, and complete description (including the address thereof, the applicable owner thereof, and the use thereof) of all Real Property owned by the Acquired Companies (the “Owned Real Property”). Except as set forth on Schedule 4.30(a), with respect to each Owned Real Property, (i) the applicable Acquired Company has valid, good and marketable fee simple title to such Owned Real Property, free and clear of all Liens other than Permitted Liens, (ii) the applicable Acquired Company has not leased, subleased, licensed or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof, other than intracompany leases between the Acquired Companies; (iii) other than the right of the Purchaser pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein; (iv) no Acquired Company has received any written notice of any, and to the Knowledge of the Sellers, there are no existing, pending or threatened condemnation or eminent domain proceedings relating to any portion of the Owned Real Property; and (v) to the Knowledge of the Sellers, no Acquired Company has breached or violated any local zoning ordinance, and no written notice from any Person has been received by an Acquired Company or served upon an Acquired Company claiming any violation of any local zoning ordinance. No Acquired Company is party to any agreement or option to purchase any Real Property or material interest therein. To the extent any are in the possession of or reasonably available to the Acquired Companies, copies of any title insurance policies (together with copies of any documents of record listed as exceptions to the title on such policies) currently insuring each Owned Real Property and copies of the most recent surveys of the same have been made available to the Purchaser.

(b) Schedule 4.30(b) sets forth a true, correct and complete list (including the address thereof, the applicable lessee thereof, and use thereof) of all of the Real Property leased or subleased by the Acquired Companies (the “Leased Real Property”) as well as a list of all leases, subleases, licenses, occupancy agreements or other agreements (including all amendments thereto and guaranties thereof) pursuant to which any Acquired Company leases or subleases any Real Property (collectively, “Leases”). True and correct copies of all such Leases have been made available to the Purchaser. Except as set forth on Schedule 4.30(b), with respect to each of the Leases: (i) it is a valid, legal and binding obligation of the applicable Acquired Company generally enforceable in accordance with its terms against such Acquired Company and, to the Knowledge of the Sellers, each other party thereto and is in full force and effect; (ii) all rents and additional rents and other sums, expenses and charges due thereunder have been paid; (iii) no waiver, indulgence or postponement of the lessees’ obligations thereunder have been granted by the lessors; (iv) there exists no breach or default, or event of default, thereunder by the applicable Acquired Company or, to the Knowledge of the Sellers, by any other party thereto; (v) there exists no occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a breach or default, or event of default, by the applicable Acquired Company thereunder; and (vi) there are no outstanding claims of breach or indemnification or notice of default or termination thereunder. There are (x) no written or oral subleases, concessions or other contracts in favor of or binding upon any Acquired Company granting to any Person (other than an Acquired Company) the right to use or occupy any Leased Real Property and (y) no outstanding options or rights of first refusal to purchase all or a portion of such properties in favor of or binding upon any Acquired Company. No Acquired Company has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any Lease or interest therein; and the estate or interest created by such Lease in favor of the applicable Acquired Company is free and clear of all Liens. No Acquired Company has received any written notice of any, and to the Knowledge of the Sellers, there are no existing, pending or threatened condemnation or eminent domain proceedings relating to any portion of the Leased Real Property. Except as set forth on Schedule 4.30(b), no Acquired Company has received any written notice from any Person that any Leased Real Property is in violation of any local zoning ordinance and to the Knowledge of the Sellers, no Leased Real Property violates any local zoning ordinance.

(c) The buildings, structures, improvements and fixtures located on the Owned Real Property and the Leased Real Property (the “Improvements”) and all building systems and equipment related to the business located on the Owned Real Property and the Leased Real Property are in sufficient operating condition and repair and are adequate and suitable in all material respects for the purposes for which they are presently being used. Other than as set forth on Schedule 4.30(c), there are no material repair or restoration works of any Improvements located on the Owned Real Property required to continue to operation in a reasonable manner consistent with past practice. There are no material repair or restoration works required in connection with any Improvements located on the Leased Real Property for which the applicable Acquired Company is liable or obligated to perform under the applicable Lease. An Acquired Company is in physical possession and actual and exclusive occupation of the whole of the Owned Real Property and Leased Real Property, none of which are subleased or assigned to another Person. No Acquired Company owes any brokerage commission with respect to any Real Property.

(d) The Owned Real Property and the Leased Real Property collectively constitute all interests in real property currently used or currently held for use in connection with the Business.

(e) Each Acquired Company’s facilities comply in all material respects with all applicable Factory facility requirements (including without limitation facility capacity requirements for parking spaces, showroom square footage, total land and building square footage), and no Acquired Company has received any written notice of any existing deficiency, and no facility redesign or improvements with respect to any Acquired Company’s dealership facilities have been requested or required by the Factories. Each Acquired Company’s dealerships are and have been operated in compliance in all material respects with Factory policies.

4.31 Accounts. Schedule 4.31 sets forth a true, complete and correct list of the checking accounts, deposit accounts, safe deposit boxes, and brokerage, commodity and similar accounts of each Acquired Company, including the account number and name, the name of each depositary or financial institution and the address where such account is located and the authorized signatories thereto.

4.32 Tax Matters. Except as set forth in Schedule 4.32: (i) Each Acquired Company has duly, properly, and timely filed all Tax Returns (taking into account all available extensions) required to be filed by or with respect to it, and has duly, properly, and timely paid all Taxes (whether or not shown on any Tax Returns) which have become due (and all Taxes due with respect to the income and operations of each Acquired Company have been duly, properly, and timely paid); (ii) all such Tax Returns are true, correct and complete and accurate in all material respects and no Acquired Company is currently the beneficiary of any extension of time within which to file any Tax Return; (iii) there is no Action, pending or proposed or, to the Knowledge of the Sellers, threatened, with respect to Taxes of any Acquired Company and, to the Knowledge of the Sellers, no basis exists therefor; (iv) no statute of limitations in respect of the assessment or collection of any Taxes of any Acquired Company has been waived or extended, which waiver or extension is in effect, and no Acquired Company has commenced any voluntary disclosure proceeding; (v) each Acquired Company has complied with all applicable Laws relating to the reporting, payment, collection and withholding of Taxes and other amounts, including sales and use Taxes (including, collecting and maintaining any required certificates or records) and amounts required to be withheld for Taxes of employees, independent contractors, creditors, equityholders (including any members of such Acquired Company) or other third parties, and has duly and timely withheld or collected, paid over to the applicable Authority and reported all Taxes and other amounts (including income, social, security and other payroll Taxes) required to be withheld or collected by such Acquired Company, determined in each case without regard to any provision of the 2020 Tax Acts; (vi) none of the assets of any Acquired Company is required to be treated as owned by another Person for income Tax purposes pursuant to Section 168(f)(8) of the Code (as in effect prior to its amendment by the Tax Reform Act of 1986) or otherwise; (vii) none of the assets of any Acquired Company is “tax-exempt use property” within the meaning of Section 168(h) of the Code, “tax-exempt bond financed property” within the meaning of Section 168(g)(5) of the Code, or subject to a “TRAC lease” under Section 7701(h) of the Code (or any predecessor provision) (viii) there is no Lien for Taxes upon any Equity Interests of any Acquired Company or on any of the assets of any Acquired Company (other than liens for Taxes not yet due and payable); (ix) there is no outstanding request for a ruling from any Taxing Authority, request for a consent by a Taxing Authority for a change in a method of accounting, subpoena or request for information by any Taxing Authority, or closing agreement (within the meaning of Section 7121 of the Code or any analogous provision of applicable Law), with respect to any Acquired Company; (x) no claim has been made within the past five years by a Taxing Authority in a jurisdiction where any Acquired Company has not paid Tax or filed Tax Returns, asserting that such Acquired Company (or any Seller with respect to an Acquired Company) is or may be subject to any Tax or Tax filing obligations in such jurisdiction; (xi) each Acquired Company has provided to the Purchaser true, complete and correct copies of all income Tax Returns relating to, and all audit reports and correspondence relating to each proposed adjustment, if any, made by any Taxing Authority with respect to, any taxable period ending after December 31, 2016; (xii) no Acquired Company is, or has ever been, a party to any Tax sharing, Tax allocation or Tax indemnity Contract or has any similar obligation, other than agreements entered into in the ordinary course of business that related primarily to non-Tax matters, and no Acquired Company has liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Applicable Law), as a transferee or successor, or otherwise; (xiii) no Acquired Company (nor Purchaser nor its Affiliates as a result of ownership of the Acquired Companies) will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (a) change in method of accounting or use of an improper method of accounting (including pursuant to Section 481 of the Code or any similar provision of the Code or the corresponding Tax Laws of any nation, state or locality) for a taxable period ending on or prior to the Closing Date; (b) agreement, including a “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (c) installment sale or open transaction disposition made on or prior to the Closing Date; (d) an intercompany item under Treasury Regulation Section 1.1502-13 or an excess loss account under Treasury Regulation Section 1.1502-19; (e) election under Section 108(i) or Section 965 of the Code; (f) “long-term contracts” that are subject to a method of accounting provided in Section 460 of the Code or any deferred income pursuant to Section 451(c), Section 455 of the Code, or Section 456 of the Code (or any corresponding provision of state or local Law), IRS Revenue Procedure 2004-34; (g) interest held in a “controlled foreign corporation” (as that term is defined in Section 957 of the Code), “passive foreign investment company” (as defined in Section 1297 of the Code) or in any partnership on or before the Closing Date; (h) use of the cash method of accounting for Tax purposes; or (i) prepaid or deferred amount received for a Tax period ending on or prior to the Closing Date; (xiv) no Acquired Company is or has ever been included in any consolidated, combined or unitary Tax Return or similar type of group for any Tax purposes; (xv) there are no pending or threatened orally or in writing disputes, claims, audits, examinations or other proceedings regarding Taxes of any Acquired Company or the assets of any Acquired Company, no deficiency with respect to Taxes has been proposed, asserted or assessed against any Acquired Company; and to the Knowledge of the Sellers, no issue has been raised by a Taxing Authority in any prior Action relating to any Acquired Company with respect to any Tax for any period which, by application of the same or similar principles, could reasonably be expected to result in a proposed Tax deficiency of any Acquired Company for any other period; (xvi) no Acquired Company is a party to any Contract for services that would result, individually or in the aggregate, in the payment of any amount that would not be deductible by such Acquired Company by reason of Section 162 or 404 of the Code; (xvii) no Acquired Company has engaged in any exchange under which gain realized on the exchange was not recognized under Section 1031 of the Code; (xviii) there are no joint ventures, partnerships, limited liability companies, or other arrangements or contracts to which any Acquired Company is a party and that may be treated as partnerships or trusts for federal income Tax purposes; (xix) each Transferred Entity is and has been at all times since its formation treated as a partnership for federal income Tax purposes and for all similar or corresponding state and local income Tax purposes and has filed all of its Tax Returns consistent with such treatment; (xx) each Acquired Company other than the Transferred Entities is and has at all times since its formation been, classified as an entity disregarded as separate from its owner for federal income Tax purposes and for all similar or corresponding state and local income Tax purposes and has filed all of its Tax Returns in a manner consistent with such classification; (xxi) no Acquired Company is currently, or will for any period for which a Tax Return has not been filed be (and Purchaser and its Affiliates as a result of ownership of the Acquired Companies will not be), required to include any adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 263A of the Code (or any corresponding provisions of state, local or foreign Law) as a result of transactions, events or accounting methods employed prior to the transactions contemplated by this Agreement; (xxii) each Acquired Company has disclosed on its Tax Returns any Tax reporting position taken which could result in the imposition of penalties under Section 6662 of the Code (or any comparable provisions of state, local or foreign Law); (xxiii) no Acquired Company has consummated, entered into or participated in, or is currently participating in, any transaction which was or is a “tax shelter” transaction as defined in Sections 6662 or 6111 of the Code or the Treasury Regulations promulgated thereunder; (xxiv) no Acquired Company has participated in, or is currently participating in (a) a “Listed Transaction” or a “reportable transaction” (within the meaning of Section 6707A of the Code or Treasury Regulations §1.6011-4 or any predecessor thereof) or any transaction requiring disclosure under a corresponding provision of state, local, or foreign Law or (b) any “nondisclosed noneconomic substance transaction” within the meaning of Section 6662(i)(2) of the Code; (xxv) no Acquired Company has been a party to a transaction that does not have economic substance within the meaning of Section 7701(o) of the Code or that fails to meet the requirements of any similar rule of law as used in Section 6662(b)(6) of the Code; (xxvi) Schedule 4.32(xxvi) identifies the federal income Tax classification of each of the Acquired Companies as of the Closing Date, and none of the Acquired Companies, or to the Knowledge of the Sellers, any Tax Authority has taken a position inconsistent with such treatment; (xxvii) no intangible asset of any of the Acquired Companies that is acquired directly or indirectly as a result of the Transactions will be subject to Section 197(f)(9) of the Code; (xxviii) no Acquired Company utilizes a method of accounting other than the accrual method of accounting; (xxix) no Acquired Company elected to have the centralized audit provisions of Code Sections 6221-6241 apply to any Taxable period beginning before January 2018; (xxx) each transaction between an Acquired Company and a company that is related to such company within the meaning of Code Section 482 (and/or part of its controlled group as defined in applicable Treasury Regulations) was arms’ length, and each Acquired Company has the necessary documentation (as required by applicable Treasury Regulations) to verify its arms’ length pricing; (xxxi) none of the Acquired Companies has claimed any employee retention credit or any other Tax credit or Tax benefits under any provision of the 2020 Tax Acts; (xxxii) no Seller is a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2; (xxxiii) no Acquired Company has engaged in, nor has any ever engaged in, a trade or business, including through a “permanent establishment” or through a fixed place of business, in any country, and none is otherwise subject to Tax in any country, other than the United States; (xxxiv) the Acquired Companies do not possess or hold any property or obligation, including uncashed checks to vendors, customers or employees, non-refunded overpayments, credits or unclaimed amounts or intangibles, that is, or may become, escheatable or reportable as unclaimed property to any Authority under any applicable escheatment, unclaimed property or similar Laws; and (xxxv) since December 31, 2020, no Acquired Company has made, revoked or changed any material Tax election, changed any Tax accounting period, adopted, revoked or changed any Tax accounting method, filed any amended Tax Return, entered into any agreement with any taxing authority, settled or compromised any Tax claim or assessment, surrendered any right to claim a refund of Taxes, consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or taken any other similar action relating to the filing of any Tax Return or the payment of any Tax or taken any other action the effect of which may be an addition to Tax or a reduction to a Tax asset in a period or portion thereof beginning after the Closing.

4.33 Environmental Laws.

(a) Each of the Acquired Companies is, and for the past three (3) years has been, in material compliance with all Environmental Laws and has not received from any Person any (i) Environmental Notices or Environmental Claims, or (ii) written requests for information pursuant to any Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b) Each Acquired Company has obtained and is in material compliance with all Environmental Permits necessary for the ownership, lease, operation or use of the business and assets as conducted by such Acquired Company as of the Closing Date.

(c) Except as set forth in Schedule 4.33(c), to the Knowledge of the Sellers, there has been no Release of Hazardous Materials by any Acquired Company or, to the Knowledge of the Sellers, at any real property currently operated or leased by any Acquired Company, and no Acquired Company has received an Environmental Notice that any real property currently operated or leased by any Acquired Company (including soils, groundwater, surface water, buildings and other structures located on any such real property) has been contaminated with any Hazardous Material, in each case which would reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Laws or the term of any Environmental Permit by, any of the Acquired Companies.

(d) Except as set forth in Schedule 4.33(d), none of the following exists at any of the Owned Real Property or Leased Real Property: (i) underground storage tanks, (ii) friable asbestos-containing material, (iii) materials or equipment containing polychlorinated biphenyls or per- and polyfluoroalkyl substances and owned by the Acquired Companies, (iv) groundwater monitoring wells, drinking water wells, or production water wells, or (v) landfills, surface impoundments, or disposal areas.

(e) Except as set forth on Schedule 4.33(e), no Acquired Company (i) has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, distributed, released, or exposed any Person to any Hazardous Materials in a manner, or (ii) owns or operates any property or facility (including any real property owned, used or leased by any Acquired Company), nor formerly owned or operated any real property, that is or has been contaminated by any Hazardous Materials, in each case that would give rise to any material liabilities or obligations of the Acquired Companies pursuant to any Environmental Laws.

(f) The Acquired Companies have made available to the Purchaser all material environmental reports, studies, audits, site assessments and other similar documents with respect to the business or assets of the Acquired Companies or any real property or other assets of the Acquired Companies which are in the possession or control of or used by Sellers or the Acquired Companies

(g) Purchaser acknowledges that some Hazardous Materials are used in the normal course of each Acquired Company’s business, including materials incorporated into, or customarily used in the repair or restoration of, motorcycles, all-terrain vehicles, utility vehicles, scooters, and personal watercraft, and that such Hazardous Materials have been in all material respects used in compliance with applicable Environmental Laws consistent with the operation of the Business.

(h) To the Knowledge of the Sellers, there are no Hazardous Materials in, on, or under any properties owned, leased or used at any time by the Acquired Companies such as could give rise to any material liability or corrective or remedial obligation of the Acquired Companies under any Environmental Laws.

4.34 Finders’ Fees. There is no investment banker, broker, finder or other intermediary who has been retained by or is authorized to act on behalf of any Acquired Company or any of their respective Affiliates who will be entitled to any brokerage, finder’s, investment banker, financial advisor or other similar fees, commission or like payment as a result of or in connection with the consummation of the transactions contemplated by this Agreement.

4.35 Powers of Attorney and Suretyships. No Acquired Company has any general or special powers of attorney outstanding (whether as grantor or grantee thereof) or any obligation or liability (whether actual, accrued, accruing, contingent, or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any Person.

4.36 Certain Business Practices. Since December 31, 2015, neither the Acquired Companies, nor, to the Knowledge of the Sellers, any director, officer, agent or employee of any of the Acquired Companies, or any Person acting on behalf of any of the foregoing has, directly or indirectly (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977 or (iii) made any other unlawful payment. Since December 31, 2015, neither the Acquired Companies, nor, to the Knowledge of the Sellers any director, officer, agent or employee of the Acquired Companies, or any Person acting on behalf of any of the foregoing has, directly or indirectly, given or agreed to give any gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder an Acquired Company or assist an Acquired Company in connection with any actual or proposed transaction in violation of applicable Laws.

4.37 Money Laundering Laws. The operations of the Acquired Companies are and have been since December 31, 2015 conducted at all times in compliance in all material respects with laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Authority (collectively, the “Money Laundering Laws”), and no Action involving the Acquired Companies with respect to the Money Laundering Laws is pending or, to the Knowledge of the Sellers, threatened orally or in writing.

4.38 OFAC. Since December 31, 2015, neither the Acquired Companies, nor, to the Knowledge of the Sellers, any director or officer of any Acquired Company, or any agent, employee, Affiliate or Person acting on behalf of any of the foregoing is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and each Acquired Company has not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC.

4.39 Not an Investment Company. No Acquired Company is an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Except as set forth in the corresponding sections or subsections of the Disclosure Schedules, each Seller, severally and not jointly, as to itself only, represents to the Purchaser as of the date hereof and as of the Closing Date as follows and each Optionholder, severally and not jointly, as to himself or herself represents to the Purchaser as of the date hereof and as of the Closing Date as set forth in Sections 5.5 and 5.7:

5.1 Ownership of Interests; Authority.

(a) Such Seller is the record and beneficial owner of the Transferred Equity Interests (in such number, class and series) set forth opposite its name on Schedule 5.1 and has valid, good and marketable title to such Transferred Equity Interests free and clear of any and all Liens, other than transfer restrictions arising from applicable securities laws or as set forth on Schedule 5.1(a). Such Seller is not party to any option, warrant, purchase right, or other contract or commitment that could require such Seller to sell, transfer, or otherwise dispose of the Transferred Equity Interests (other than pursuant to this Agreement). Other than as may be set forth in the Organizational Documents, such Seller is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of the Transferred Equity Interests. Upon the consummation of the transactions contemplated by this Agreement, at the Closing, the Purchaser will acquire from such Seller valid, good and marketable title to such Transferred Equity Interests free and clear of all Liens, other than transfer restrictions arising from applicable securities Laws or as set forth on Schedule 5.1(a).

(b) Such Seller has full legal capacity, power and authority to execute and deliver this Agreement and the Additional Agreements to which such Seller is a party, to perform such Seller’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Additional Agreements to which such Seller is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Additional Agreement entered into after the date of this Agreement, will be, upon execution thereof), duly authorized by all necessary action on the part of such Seller. This Agreement has been (and each of the Additional Agreements to which each Seller is or will be a party will be, upon execution thereof) duly and validly executed and delivered by such Seller and are, or upon their execution and delivery will be, valid, legal and binding obligations of such Seller, enforceable against each Seller in accordance with their respective terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

(c) Such Seller, as applicable, is not a “foreign person” within the meaning of Section 1445 and 1446(f) of the Code.

5.2 Approvals and Consents. No Consent is required to be made or obtained by such Seller (whether to or from Authority or other Person) in connection with the execution, delivery and performance of this Agreement by such Seller and each of the Additional Agreements to which he or it is a party or the consummation of the transactions contemplated hereby or thereby, except (w) such Consents as may be required under the Exchange Act or the Securities Act, (x) such Consents as may be required under applicable state securities or “blue sky” Laws and the securities Laws of any foreign country or the rules and regulations of the Nasdaq and (y) as set forth on Schedule 5.2.

5.3 Non-Contravention. Neither the execution, delivery or performance by such Seller of this Agreement and each of the Additional Agreements to which such Seller is or will be a party, nor the consummation of the transactions contemplated hereby and thereby, will, directly or indirectly (with or without notice or the passage of time or both) (i) contravene, conflict with, constitute a default under or a breach of the Organizational Documents of such Seller if it is not a natural person, (ii) subject to the filings and other matters referred to in Section 5.2, violate or result in a breach of, contravene, conflict with or constitute a default under any provision of any Law or Order to which such Seller, or the Transferred Equity Interests or assets owned by such Seller, is subject, (iii) constitute a default under or breach of (with or without the giving of notice or the passage of time or both) or violate or give rise to any right of termination, cancellation, amendment, modification, suspension, revocation, or acceleration of any right or obligation of such Seller or any payment or reimbursement or to a loss of any benefit to which such Seller is entitled under any provision of any agreement to which such Seller is a party or by which any of its properties or assets (including any of the Transferred Equity Interests) are bound, (iv) result in the creation or imposition of any Lien (other than Permitted Liens) on any of such Seller’s Transferred Equity Interests.

5.4 Litigation. There is no Action pending or, to the knowledge of such Seller, threatened orally or in writing, against such Seller or its assets and properties (including the Transferred Equity Interests) or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby or by the Additional Agreements. Such Seller is not subject to any Order that would prevent consummation of the transaction or materially impair the ability of such Seller to perform its obligations hereunder.

5.5 Investment Representations.

(a) Such Seller or such Optionholder is an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act or if such Optionholder is not an accredited investor, either alone or with the aid of a purchaser representative, has sufficient knowledge and experience in financial and business matters to evaluate and understand the merits and risks of the investment in shares of Purchaser Class B Common Stock. Such Seller or such Optionholder acknowledges that the Purchaser has the right to require evidence of such Seller’s or Optionholder’s status as an accredited investor, if necessary.

(b) Such Seller or such Optionholder acknowledges that it, he, or she has prior investment experience or has employed the services of an investment advisory, attorney or accountant to evaluate the merits and risks of such an investment on its behalf, and such Seller or such Optionholder represents that it, he or she, as the case may be, understands the highly speculative nature of an investment in shares of Purchaser Class B Common Stock which may result in the loss of the total amount of such investment.

(c) Such Seller or such Optionholder has adequate means of providing for such Seller’s or such Optionholder’s current needs and possible personal contingencies, and such Seller or such Optionholder has no need, and anticipates no need in the foreseeable future, for liquidity in such Seller’s or such Optionholder’s investment in shares of the Purchaser Class B Common Stock. Such Seller or such Optionholder is able to bear the economic risks of this investment and, consequently, without limiting the generality of the foregoing, such Seller or such Optionholder is able to hold the shares of Purchaser Class B Common Stock for an indefinite period of time and has a sufficient net worth to sustain a loss of the entire investment in the event such loss should occur.

(d) Except as otherwise set forth in Article VI, the Purchaser has not and is not making any representations or warranties to the Sellers or Optionholders or providing any advice or information to the Sellers or the Optionholders. Such Seller or such Optionholder acknowledges that it, he, or she has retained its own professional advisors to evaluate the tax and other consequences of an investment in the shares of Purchaser Class B Common Stock.

(e) Such Seller or such Optionholder understands and consents to the placement of a legend on any certificate or other document evidencing shares of Purchaser Class B Common Stock delivered to such Seller or such Optionholder, as applicable, pursuant to the terms of this Agreement stating that such shares of Purchaser Class B Common Stock has not been registered under the Securities Act and setting forth or referring to the restrictions on transferability and sale thereof. Each certificate evidencing the shares shall bear the legends set forth below, or legends substantially equivalent thereto, together with any other legends that may be required by federal or state securities Laws at the time of the issuance of shares of the Purchaser Class B Common Stock pursuant to this Agreement:

THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL (I) SUCH OFFER, SALE, TRANSFER, PLEDGE OR HYPOTHECATION HAS BEEN REGISTERED UNDER THE ACT OR (II) THE ISSUER OF THE SHARES HAS RECEIVED AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE WITH THE ACT.

IN ADDITION, THE RIGHT TO SELL THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO A REGISTRATION RIGHTS AND LOCK-UP AGREEMENT, A COPY OF WHICH IS ON FILE AT THE ISSUER’S PRINCIPAL PLACE OF BUSINESS.

(f) As of the Closing, such Seller or such Optionholder has carefully read and understands the Payment Notice and acknowledges his, her, or its agreement that the allocations set forth in the Payment Notice and the amounts and methods therein are, in each case, correct.

5.6 Finders’ Fees. There is no investment banker, broker, finder or other intermediary who has been retained by or is authorized to act on behalf of any Seller or any of their respective Affiliates who will be entitled to any brokerage, finder’s, investment banker, financial advisor or other similar fees, commission or like payment as a result of or in connection with the consummation of the transactions contemplated by this Agreement.

5.7 Optionholder Representations.

(a) Such Optionholder is the record and beneficial owner of all right, title and interest in and to the Options set forth opposite his or her name on Schedule 5.7, free and clear of Liens, other than as created by this Agreement, the Freedom Powersports Option Plan or the FPS Real Estate Option Plan, as applicable, or on transfers arising under applicable securities Laws. Except for this Agreement and in the Freedom Powersports Option Plan or the FPS Real Estate Option Plan, as applicable, such Optionholder has not been granted any option, warrant, call, commitment or right, and is not a party to any Contract that requires or, upon the passage of time or the payment of money, would require the Optionholder to transfer or cause to be transferred any of the Options or the Equity Interests underlying the Options. Other than the Options set forth on Schedule 5.7, such Optionholder owns no rights, options, warrants, equity securities, and is not party to any Contract obligating any Acquired Company to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, Equity Interests of any Acquired Company to the Optionholder. Such Optionholder has not exercised any of the Options.

(b) Such Optionholder has the full legal capacity, power and authority to execute and deliver this Agreement and the Additional Agreements to which such Optionholder is a party, to perform such Optionholder’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

(c) This Agreement has been (and each of the Additional Agreements to which each such Optionholder is or will be a party will be, upon execution thereof) duly and validly executed and delivered by such Optionholder and are, or upon their execution and delivery will be, valid, legal and binding obligations of such Optionholder, enforceable against such Optionholder in accordance with their respective terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

(d) Except as set forth in the Freedom Powersports Option Plan or the FPS Real Estate Option Plan, the execution and delivery by the Optionholder of this Agreement and the performance of his or her obligations hereunder, do not: (i) violate any provision of applicable Law or Order to which the Optionholder is subject; or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any Contract or other arrangement to which the Optionholder is a party or by which he or she is bound or to which any of his or her assets are subject (or result in the imposition of any Lien upon any of his or her assets).

ARTICLE VI.
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Sellers and the Optionholders that as of the date hereof and as of the Closing Date, except as set forth in the corresponding sections or subsections of the Disclosure Schedules, as follows:

6.1 Corporate Existence and Power. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Purchaser has all requisite corporate power and authority and all material Permits necessary to own and operate its properties and assets and to carry on its business as presently conducted.

6.2 Corporate Authorization. The execution, delivery and performance by the Purchaser of this Agreement and the Additional Agreements to which the Purchaser is or will be a party and the consummation by the Purchaser of the transactions contemplated hereby and thereby are within the corporate powers and authority of the Purchaser and have been (or, in the case of any Additional Agreements entered into after the date of this Agreement, will be, upon execution thereof) duly authorized by all necessary corporate action on the part of the Purchaser. The execution and delivery of this Agreement and the documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the Board of Directors of the Purchaser. This Agreement has been (and each of the Additional Agreements to which the Purchaser is or will be a party will be, upon execution thereof) duly executed and delivered by the Purchaser and constitutes or will constitute, upon their execution and delivery, as applicable, a valid, legal and binding obligation of the Purchaser (assuming this Agreement has been and the Additional Agreements to which the Purchaser is or will be party are or will be, upon execution thereof, as applicable, duly authorized, executed and delivered by the other parties thereto), enforceable against the Purchaser in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

6.3 Approval and Consents. No Consent is required to be made or obtained by the Purchaser (whether to or from any Person or Authority) in connection with the execution, delivery and performance of this Agreement or any of the Additional Agreements or the consummation of the transactions contemplated hereby or thereby, except (a) such Consents as may be required under the Exchange Act or the Securities Act, (b) such Consents as may be required under applicable state securities or “blue sky” Laws and the securities Laws of any foreign country or the rules and regulations of the Nasdaq, and (c) as set forth on Schedule 6.3.

6.4 Non-Contravention. Neither the execution, delivery and performance by the Purchaser of this Agreement and the Additional Agreements to which the Purchaser is or will be a party nor the consummation by the Purchaser of the transactions contemplated hereby or thereby will, directly or indirectly, (with or without notice or the passage of time or both) (a) contravene, conflict with, constitute a default under or result in any breach of any provision of the Purchaser’s Organizational Documents, (b) subject to the filings and other matters referred to in Section 6.3, contravene or conflict with or constitute a violation of any Law binding upon the Purchaser except, in each case, for violations which would not prevent or materially delay the consummation of the transactions contemplated hereby or have a Purchaser Material Adverse Effect, (c) constitute a default under or breach of (with or without the giving of notice or the passage of time or both) or violate or give rise to any right of termination, cancellation, amendment, modification, suspension, revocation, or acceleration of any right or obligation of Purchaser or any payment or reimbursement or to a loss of any benefit to which Purchaser is entitled under any provision of any agreement to which Purchaser is a party or by which any of its properties or assets are bound, or (d) result in the creation or imposition of any Lien (other than Permitted Liens) on any of the Aggregate Closing Payment Shares, except in the case for violations which would not prevent or materially delay the consummation of the transactions contemplated hereby and, except in the case of clauses (b), (c) and (d), where the conflict, breach, violation, loss of benefits, or other matter listed therein would not reasonably be expected to result in a Purchaser Material Adverse Effect.

6.5 Finders’ Fees. Other than B. Riley Securities, there is no investment banker, broker, finder or other intermediary who has been retained by or is authorized to act on behalf of the Purchaser who might be entitled to any brokerage, finder’s, investment banker, financial advisor or other similar fees, commission or like payment as a result of or in connection with the consummation of the transactions contemplated by this Agreement.

6.6 Litigation and Proceedings. There are no pending or, to the Knowledge of the Purchaser, threatened, Actions against the Purchaser, its properties or assets, or, to the Knowledge of the Purchaser, any of their respective directors, managers, or officers (in their capacity as such) which has not been disclosed in the Purchaser SEC Documents or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby or by the Additional Agreements. There are no investigations or other inquiries pending or, to the Knowledge of the Purchaser, threatened Orders against the Purchaser, its properties or assets, or, to the knowledge of the Purchaser, any of its directors, managers, or officers (in their capacity as such) which has not been disclosed in the Purchaser SEC Documents. As of the date hereof, the Purchaser is in compliance with all applicable Laws in all material respects, except as could not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.

6.7 Issuance of Shares. The Aggregate Closing Payment Shares (including the Escrow Shares), when issued in accordance with this Agreement, will be duly authorized and validly issued, will be fully paid and nonassessable, and will be issued in compliance with all applicable state and federal securities Laws and not subject to, and not issued in violation of, any Lien, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, the Purchaser’s Organizational Documents, or any material Contract to which the Purchaser is a party or otherwise bound.

6.8 Capitalization. The authorized share capital of the Purchaser consists of 50,000 shares of Purchaser Class A Common Stock; 100,000,000 shares of Purchaser Class B Common Stock and 10,000,000 shares of Purchaser Preferred Stock. As of the close of business on the day prior to the date of execution of this Agreement, (i) 50,000 shares of Purchaser Class A Common Stock, 15,005,111 shares of Purchaser Class B Common Stock, and no shares of Purchaser Preferred Stock were issued and outstanding; (ii) 123,089 shares of Purchaser Common Stock are held by Purchaser in its treasury, (iii) 1,831,682 shares of Purchaser Common Stock were reserved for issuance under the Purchaser Plans, (iv) 1,228,651 shares of Purchaser Common Stock were issuable upon the exercise of outstanding Purchaser Warrants, and (v) 982,107 shares of Purchaser Common Stock were issuable upon conversion of the Purchaser Convertible Debt. All outstanding shares of Purchaser Common Stock are duly authorized, validly issued, fully paid and nonassessable. Except as set forth above, as of the date hereof, there are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of the Purchaser or obligating the Purchaser to issue or sell any shares of capital stock of, or any other interest in, the Purchaser. Except as set forth above, as of the date hereof, the Purchaser does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. All issued and outstanding equity interests of the Purchaser (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (A) the Purchaser’s Organizational Documents, and (B) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Purchaser’s Organizational Documents or any Contract to which the Purchaser is a party or otherwise bound.

6.9 Internal Controls; Listing; Financial Statements.

(a) Except as set forth on Schedule 6.9(a), Purchaser maintains systems of “internal control over financial reporting” (as defined under Rules 13a-15 and 15d-15 under the Exchange Act Regulations) that comply with the requirements of the Exchange Act and have been designed by, or under the supervision of, its principal executive and principal financial officers, or persons performing similar functions, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP, including, but not limited to, internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Purchaser has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c) Since October 1, 2017, the Purchaser has complied in all material respects with the applicable listing and corporate governmental rules and regulations of Nasdaq. The shares of Purchaser Class B Common Stock are listed on Nasdaq, with trading ticker RMBL. There is no action or proceeding pending or, to the Knowledge of the Purchaser, threatened against the Purchaser by Nasdaq with respect to any intention by Nasdaq to prohibit or terminate the listing of the shares of Purchaser Class B Common Stock on Nasdaq.

(d) Except as disclosed in the Purchaser SEC Documents, the Purchaser Financial Statements (including the related notes and schedules thereto) (i) fairly present in all material respects the financial position of Purchaser and its consolidated subsidiaries, as at the respective dates thereof, and the results of operations and consolidated cash flows for the respective periods then ended, (ii) were prepared in conformity with U.S. GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act), and (iii) comply as to form in all material respects with the applicable accounting requirements and with the published rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof.

(e) There are no outstanding loans or other extensions of credit made by the Purchaser to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Purchaser (except normal advances for business expenses in the ordinary course of business).

(f) Except as disclosed in the Purchaser SEC Documents, neither the Purchaser nor the Purchaser’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Purchaser or that have adversely affected or are reasonably likely to adversely affect Purchaser’s ability to record, process, summarize and report financial information, (ii) any fraud known to Purchaser’s management, whether or not material, that involves the Purchaser’s management or other employees who have a significant role in the preparation of financial statements or the internal accounting controls utilized by the Purchaser or (iii) any claim or allegation regarding any of the foregoing. Reporting Company. The Purchaser is a publicly-held company subject to reporting obligations pursuant to Section 13 of the Exchange Act, and the shares of Purchaser Class B Common Stock are registered pursuant to Section 12(b) of the Exchange Act. There is no legal proceeding pending or, to Purchaser’s knowledge, threatened in writing against the Purchaser by the SEC with respect to the deregistration of the shares of Purchaser Class B Common Stock under the Exchange Act. The Purchaser has taken no action that is designed to terminate the registration of the shares of Purchaser Class B Common Stock under the Exchange Act. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Purchaser SEC Documents. To the Knowledge of the Purchaser, none of the Purchaser SEC Documents or furnished documents on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

6.11 Undisclosed Liabilities. The Purchaser has no Liabilities of a nature that would be required under U.S. GAAP to be disclosed on a balance sheet or the notes thereto, except for (i) Liabilities disclosed or reserved against in the balance sheet included in the most recent Purchaser Financial Statements or in the notes to the most recent Purchaser Financial Statements, (ii) Liabilities arising in the ordinary course of business since the date of the most recent Purchaser Financial Statement, (iii) Liabilities incurred in connection with the Transactions, and (iv) Liabilities that would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

6.12 Purchaser SEC Documents and Purchaser Financial Statements.

(a) The Purchaser has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by the Purchaser with the SEC since January 1, 2018 under the Exchange Act or the Securities Act, together with any amendments, restatements or supplements thereto (the “Purchaser SEC Documents”). The Purchaser SEC Documents were prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The Purchaser SEC Documents did not at the time they were filed with the SEC (except to the extent that information contained in any Purchaser SEC Document has been or is revised or superseded by a later filed Purchaser SEC Document, then on the date of such subsequent filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As used in this Section 6.13, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC. The Purchaser is currently eligible, and will use commercially reasonable efforts to maintain eligibility, to use Form S-3 pursuant to General Instruction B.3. for secondary offerings.

(b) As of their respective dates, each of the Purchaser Financial Statements (including, in each case, any notes thereto) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, having been prepared in accordance with U.S. GAAP (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and each fairly presents, in all material respects, the financial position, results of operations and cash flows of the Purchaser and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein. The Purchaser has no off-balance sheet arrangements.

6.13 Absence of Certain Changes. Since June 30, 2021, (a) there has not been any Purchaser Material Adverse Effect; and (b) except as set forth in the Purchaser SEC Documents, the Purchaser has conducted its businesses only in the ordinary course of business.

6.14 Purchaser Investigations. The Purchaser acknowledges that it and its Representatives have received access to such books and records, facilities, equipment, contracts, personnel, books and records, other documents and data and other assets of the Acquired Companies, their respective businesses, assets and liabilities, the Transferred Equity Interests and the transactions contemplated by this Agreement and the Additional Agreements which they and their Representatives have desired or requested to review, and that they and their Representatives have had full opportunity to meet with the management of the Acquired Companies and to discuss the business and assets of the Acquired Companies. The Purchaser acknowledges and agrees that it has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Acquired Companies and their respective businesses and operations, assets and liabilities, the Transferred Equity Interests and the transactions contemplated by this Agreement and the Additional Agreements. Notwithstanding the foregoing or anything else to the contrary in this Agreement, nothing in this Agreement shall impair or limit any claim by Purchaser based upon fraud.

6.15 No Other Representations and Warranties. Except as provided in this Article VI, neither Purchaser or any of its respective Affiliates nor any of their respective directors, managers, officers, employees, equity holders, partners, members or representatives has made, or is making, any representation or warranty whatsoever, express or implied, at law or in equity, to the Sellers, the Optionholders, or their respective Affiliates, and any such other representations or warranties are hereby disclaimed by such Persons and no such Persons shall be liable in respect of the accuracy or completeness of any information provided to the Sellers or the Optionholders.

ARTICLE VII.
COVENANTS

7.1 Acquired Companies Conduct of the Business.

(a) From the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the Sellers shall (and shall cause the Acquired Companies to) conduct the Business only in the ordinary course (including the payment of accounts payable and the collection of accounts receivable), consistent with past practices, in all material respects, cause all Taxes of the Acquired Companies to be paid and all Tax Returns of the Acquired Companies to be filed as they become due, and shall not (and shall cause the Acquired Companies not to) enter into any material transactions without the prior written consent of the Purchaser, and shall (and shall cause the Acquired Companies to) use their commercially reasonable efforts to preserve intact their and the Acquired Companies’ respective business relationships with employees, clients, suppliers and other third parties.

(b) Without limiting the generality of the foregoing, from the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, without the Purchaser’s prior written consent, the Acquired Companies shall not (and the Sellers shall cause the Acquired Companies not to) undertake the following:

(i) amend, restate, modify or supplement any of their Organizational Documents;

(ii) amend or modify, waive any rights under or provision of, terminate prior to its scheduled expiration date, or otherwise compromise in any way, any Material Contract; or enter into any Contract that, if in effect as of the date hereof, would constitute a Material Contract;

(iii) make any capital expenditures in excess of $10,000 individually or $100,000 in the aggregate;

(iv) sell, lease, license or otherwise dispose of any Acquired Company’s assets except sales of Inventory in the ordinary course of business consistent with past practice;

(v) accept returns of products sold from Inventory except in the ordinary course of business, consistent with past practice;

(vi) pay, declare, set aside, make or promise to pay any distributions with respect to any Acquired Company’s Equity Interests, not in excess of any amount that would cause the Current Assets component of the Freedom Closing NWC to consist of less than $4,000,000 of cash and cash equivalents (net of the amount of cash necessary to satisfy the amount of all outstanding checks, drafts, and similar instruments of the Acquired Companies);

(vii) redeem, repurchase or otherwise acquire any Equity Interests of any Acquired Company; or effect any recapitalization, reclassification, or like changes in the capitalization of any Acquired Company;

(viii) enter into, amend, modify, or terminate any material employment, independent contractor, consulting, deferred compensation or other similar agreement with any director, officer, manager, employee, or individual independent contractor or consultant (whether or not doing business as an entity) of the Acquired Companies, or authorize any salary increase or change the bonus or profit sharing policies of the Acquired Companies;

(ix) grant, implement or adopt any retention, change-in-control or other similar payments that are contingent on the recipient providing continued services following the Closing or experiencing a termination without cause following the Closing;

(x) enter into, amend, modify, or terminate any collective bargaining agreement or other Contract with a Union;

(xi) conduct or implement any mass layoffs, plant closings, or other reductions in force or measures that, when aggregated, would trigger a notice obligation under the WARN Act;

(xii) conduct or implement any salary or wage reductions, furloughs, reductions in hours, group terminations, layoffs, or other measures affecting employees of the Acquired Companies (whether or not arising out of or related to COVID-19);

(xiii) obtain or incur any loan or other Indebtedness, except drawings under the Acquired Companies’ existing lines of credit in the ordinary course of business;

(xiv) create, suffer or incur any Lien, except for Permitted Liens, on the Transferred Equity Interests or any Acquired Company’s assets;

(xv) delay, accelerate or cancel any receivables or Indebtedness owed to any Acquired Company or write off or make further reserves against the same;

(xvi) acquire in any manner any business or other Person or be acquired by any other Person (whether by merger or consolidation, the purchase or sale of an Equity Interest in or a material portion of the assets of or otherwise);

(xvii) allow any material insurance policy protecting any Acquired Company’s assets to lapse;

(xviii) amend any of its plans set forth in Section 4.29(a) or fail to continue to make timely contributions thereto in accordance with the terms thereof;

(xix) make any change in its accounting principles or methods or write down the value of any Inventory or assets;

(xx) change the place of business or jurisdiction of organization of any Acquired Company;

(xxi) make or extend any loans or advances (other than travel or other expenses advanced to employees in the ordinary course of business not to exceed $10,000 individually or $100,000 in the aggregate) or any capital contributions to or investment in any Person;

(xxii) issue, sell, transfer, or otherwise dispose of any Equity Interests of any Acquired Company (including any capital stock, membership interests or other equity securities) or any securities exchangeable for or convertible into any of its Equity Interests (including options, warrants, rights of conversion or other rights, agreements, arrangements, or commitments obligating any Acquired Company to issue, deliver or sell any Equity Interests of any Acquired Company);

(xxiii) initiate any Actions or enter into, or propose to enter into, any releases, settlements or compromises of any Actions;

(xxiv) effect or agree to any material change in any practices or terms, including payment terms, with respect to (A) customers or suppliers (including accelerating any accounts receivable or delaying any accounts payable), (B) Factories, or (C) any Person that provides, or has committed to provide, floorplan or other financing arrangements with respect to the Business;

(xxv) make or change any material Tax election, change any annual Tax accounting periods, amend any Tax Return, prepare or file any Tax Return materially inconsistent with past practice or, on any such Tax Return, take any position, make any election, or adopt any method that is materially inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods (including materially inconsistent positions, elections or methods that would have the effect of deferring income to periods ending after the Closing Date or accelerating deductions to periods ending on or before the Closing Date); settle or otherwise compromise any material claim relating to Taxes, enter into any agreement including a closing agreement or similar agreement relating to Taxes, otherwise settle any material dispute relating to Taxes, or request any ruling or similar guidance with respect to Taxes;

(xxvi) enter into any Contract or arrangement between any Acquired Company, on the one hand, and any Seller or Affiliate of any Seller, on the other hand; or

(xxvii) agree to do any of the foregoing.

(c) From the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the Acquired Companies shall not (and the Sellers shall cause the Acquired Companies not to) take or agree to take any action that would make any representation or warranty of the Sellers regarding the Acquired Companies inaccurate in any material respect at, or as of any time prior to, the Closing Date.

7.2 Purchaser Conduct of Business.

(a) Except as consented to by the Acquired Companies in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the period commencing on the date hereof and concluding on the earlier to occur of the Closing or the termination of this Agreement in accordance with Section 12.1, the Purchaser shall not, and the Purchaser shall cause its Subsidiaries not to, except as otherwise contemplated by this Agreement or as required by Law:

(i) take any action, to change, modify or amend the Organizational Documents of the Purchaser;

(ii) (A) make or declare any dividend or distribution to the stockholders of the Purchaser or make any other distributions in respect of any of the Purchaser’s or any of its Subsidiaries’, share capital or equity interests, (B) split, combine, reclassify or otherwise amend any terms of any shares or series of the Purchaser’s or any of its Subsidiaries’ equity interests, or (C) purchase, repurchase, or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests of the Purchaser or any of its Subsidiaries;

(iii) make, change or revoke any material Tax election or adopt or change any material Tax accounting method unless required by Law; or

(iv) enter into any agreement to do any action prohibited under this Section 7.2.

(b) Prior to the Closing, the Purchaser shall comply with and continue performing under the Purchaser’s Organizational Documents.

7.3 Access to Information.

(a) From the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, Sellers shall (and shall cause the Acquired Companies to) (a) provide to the Purchaser, its legal counsel and other Representatives reasonable access to the offices, properties and Books and Records, (b) furnish to the Purchaser, its legal counsel and other Representatives such information relating to the Business as such Persons may reasonably request and (c) cause the employees, legal counsel, accountants and Representatives of the Acquired Companies to reasonably cooperate with the Purchaser in its investigation of the Business; provided that no investigation pursuant to this Section (or any investigation prior to the date hereof) shall affect any representation or warranty given by Sellers regarding any Acquired Company or any Purchaser Indemnitee’s right to indemnification under this Agreement for breach thereof and, provided further, that any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business.

(b) Notwithstanding the foregoing, nothing herein shall require the Acquired Companies to provide access to, or to disclose any information to, the Purchaser if such access or disclosure, in Sellers’ Representative’s reasonable discretion at the advice of outside counsel, (x) would cause significant competitive harm to any of the Acquired Companies if the transactions contemplated by this Agreement are not consummated, (y) would require the Acquired Companies to disclose information regarding the Affiliates of the Acquired Companies that the Acquired Companies deems to be commercially sensitive, or (z) would be in violation of applicable laws or regulations of any Authority (including the HSR Act), in which case, such materials shall be provided solely to Purchaser’s outside counsel for review. Notwithstanding the foregoing, nothing herein shall require the Acquired Companies to provide access to, or to disclose any information to, the Purchaser if such disclosure would, in Sellers’ Representative’s reasonable discretion at the advice of outside counsel, (i) waive any applicable legal privilege or (ii) is prohibited under the provisions of any agreement to which any of the Acquired Companies is a party. If any access or information is withheld on the basis of the foregoing sentence, Sellers’ Representative will inform Purchaser of the general nature of what is being withheld and use commercially reasonable efforts to make substitute disclosure arrangements to provide any such access or information to Purchaser and its Representatives in a manner that will not suffer from any of the foregoing impediments.

7.4 Notices of Certain Events. The Sellers shall promptly notify the Purchaser of:

(a) any notice or other communication from any Person alleging or raising the possibility that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or that the transactions contemplated by this Agreement might give rise to any Action or other rights by or on behalf of such Person or result in the loss of any rights or privileges of any Acquired Company (or the Purchaser, post-Closing) to any such Person or create any Lien on any Transferred Equity Interest, any Equity Interest in an Acquired Company, or any Acquired Company’s assets or liabilities;

(b) any notice or other communication from any Authority in connection with the transactions contemplated by this Agreement or the Additional Agreements;

(c) any Actions commenced or threatened against, relating to or involving or otherwise affecting any Acquired Company, any Seller, the Transferred Equity Interests or any Acquired Company’s assets, liabilities, or the Business or that relate to the consummation of the transactions contemplated by this Agreement or the Additional Agreements;

(d) any notice or other communication from any Factory;

(e) any notice or other communication from any Person that provides, or has committed to provide, floorplan or other financing arrangements with respect to the Business;

(f) the occurrence of any fact or circumstance which constitutes or results, or might reasonably be expected to constitute or result, in a Material Adverse Change;

(g) any material damage, destruction, or loss of property related to any Acquired Company’s assets, whether or not covered by insurance; and

(h) if any Seller becomes aware of any fact or condition that constitutes, or would be reasonably likely to constitute, a breach of any representation or warranty made in Article IV or Article V or any covenant that would cause the conditions set forth in Section 9.2(a) or Section 9.2(b), as applicable, not to be satisfied as of the Closing Date.

7.5 Additional Financial Information. The Acquired Companies will promptly provide additional financial information requested by the Purchaser for inclusion in any Filings to be made by the Purchaser with the SEC.

7.6 Employees of the Acquired Companies. Each Key Employee shall, as a condition to his or her continued employment with the Acquired Companies and the closing of the Transactions, execute and deliver to the Acquired Companies an Employment Agreement prior to the Closing and each such Employment Agreement shall not have been repudiated, rescinded, modified or terminated by the applicable Acquired Company or the applicable individual party thereto as of Closing. The Acquired Companies shall satisfy all accrued obligations of the Acquired Companies applicable to its employees, whether arising by operation of Law, by Contract, by past custom or otherwise, for payments by the Acquired Companies to any trust or other fund or to any Authority, with respect to, social security insurance benefits, unemployment or disability compensation benefits or otherwise.

7.7 Restrictive Covenants.

(a) Non-Competition. Each Seller agrees that, during the Restricted Period, such Seller shall not, and shall cause such Seller’s Affiliates not to, (a) engage directly or indirectly in the Restricted Business anywhere in the Restricted Territory; or (b) directly or indirectly be or become an officer, director, stockholder, owner, Affiliate, partner, member, investor, joint venture, employee, agent, representative, consultant, lender, advisor, manager of, for or to, or otherwise be or become associated with or acquire or hold (of record, beneficially or otherwise) any direct or indirect interest in, any Person that engages directly or indirectly in the Restricted Business anywhere in the Restricted Territory; provided, however, that any Seller may, without violating this Section 7.7(a), own, as a passive investment, shares of capital stock of a publicly-held corporation that engages in the Restricted Business if (i) such shares are actively traded on an established national securities market in the United States or any other foreign securities exchange, (ii) the number of shares of such corporation’s capital stock that are owned beneficially (directly or indirectly) by the applicable Seller and the number of shares of such corporation’s capital stock that are owned beneficially (directly or indirectly) by such Seller’s Affiliates collectively represent less than one percent (1%) of the total number of shares of such corporation’s capital stock outstanding, and (iii) neither such Seller nor any Affiliate of such Seller is otherwise associated directly or indirectly with such corporation or with any Affiliate of such corporation.

(b) Non-Solicitation of Customers and Other Business Relations. During the Restricted Period, each Seller shall not, and shall cause such Seller’s Affiliates not to, directly or indirectly solicit, induce or attempt to induce any Person who, during the preceding two-year period, has a business relationship with the Acquired Companies, Purchaser, or any of their Affiliates (including any customer, licensee, supplier, manufacturer or vendor) (i) to cease doing business with Purchaser, the Acquired Companies, or any of their Affiliates, or (ii) to diminish or materially alter in a manner harmful to the Purchaser, the Acquired Companies, or any of their Affiliates such Person’s relationship with the Purchaser, the Acquired Companies, or any of their Affiliates, or (iii) to purchase, contract for or receive any products or services from any Person (other than the Purchaser, the Acquired Companies, or any of their Affiliates) that engages in the Restricted Business anywhere within the Restricted Territory; provided, however, that nothing contained in this Section 7.7(b) shall prevent any Seller from contracting with a third party who has or had a business relationship with Purchaser, any Acquired Company or their Affiliates if such contracting does not adversely affect such third party’s business relationship with the Purchaser, the Acquired Companies, or their Affiliates.

(c) Hiring or Solicitation of Employees and Contractors. Each Seller agrees that, during the Restricted Period, such Seller shall not, and shall cause such Seller’s Affiliates not to: (a) directly or indirectly hire any employee, independent contractor, or consultant or any person who was an employee, independent contractor, or consultant of the Acquired Companies within the preceding six (6) months, or (b) directly or indirectly encourage, induce, attempt to induce, solicit or attempt to solicit (on such Seller’s own behalf or on behalf of any other Person) any employee, independent contractor, or consultant to leave or curtail his or her employment or engagement with the Purchaser, the Acquired Companies, or any of their Affiliates. Notwithstanding the foregoing, this Section 7.7(c) shall not prevent any Seller from undertaking general solicitations of employment not targeted at employees, independent contractors, or consultants of the Purchaser, the Acquired Companies, or any of their Affiliates (so long as the applicable Seller does not, directly or indirectly, hire any such employee, independent contractor, or consultant).

(d) Confidentiality. During the Restricted Period, each Seller will keep confidential any Confidential Information (as defined below) which is now or which hereafter may become known to such Seller, as a result of such Seller’s ownership interest in or employment with the Acquired Companies, and shall not at any time during the Restricted Period, directly or indirectly, disclose any such information to any Person or use the same in any way other than in connection with the business of Purchaser, the Acquired Companies, or their Affiliates. For purposes of this Section 7.7, “Confidential Information” shall mean any proprietary or confidential information of the Acquired Companies, including but not limited to any trade secrets, confidential or secret designs, website technologies, content, processes, formulae, plans, manuals, devices, machines, know-how, methods, compositions, ideas, improvements, financial and marketing information, costs, pricing, sales, sales volume, salaries, methods and proposals, customer and prospective customer lists, customer identities, customer volume, or customer contact information, identity of key personnel in the employ of customers and prospective customers, amount or kind of customer’s purchases from the Acquired Companies, manufacturer lists, manufacturer identities, manufacturer volume, or manufacturer contact information, identity of key personnel in the employ of manufacturers, amount or kind of the Acquired Companies’ purchases from manufacturers, system documentation, hardware, engineering and configuration information, computer programs, source and object codes (whether or not patented, patentable, copyrighted or copyrightable), related software development information, inventions or other confidential or proprietary information belonging to the Acquired Companies or directly or indirectly relating to the Acquired Companies’ business and affairs. Notwithstanding the foregoing, the restrictions set forth herein shall not be applicable to any information which (i) is or becomes generally available to the public other than as a result of a disclosure by any Seller, or (ii) becomes available to the applicable Seller on a non-confidential basis from a source other than Purchaser, the Acquired Companies, or their Affiliates or any of their respective officers, directors, agents or employees, provided that the source of such information is not known by such Seller to be bound by a confidentiality agreement with or other obligation of secrecy to Purchaser, the Acquired Companies, or their Affiliates or another party.

(e) Non-Disparagement. During the Restricted Period, each Seller shall not, and shall cause such Seller’s Affiliates not to, directly or indirectly disparage the Purchaser, the Acquired Companies, or their Affiliates in any way that would adversely affect the goodwill, reputation, or business relationships of Purchaser, the Acquired Companies, or its their Affiliates with the public generally, or with any customer, manufacturer, client, employee, independent contractor, supplier, licensee, advertiser or vendor of Purchaser, the Acquired Companies, or any of their Affiliates, with the intent to harm such Person or relationship, provided that no Seller shall be prevented from providing true testimony to the extent determined by counsel is required by any legal proceeding (or in any discovery in connection therewith) or investigation by any Authority.

(f) Additional Definitions. As used in this Section 7.7, the following terms shall have the meanings set forth in this Section 7.7(f):

(i) “Restricted Business” shall mean (i) the sale, leasing, rental, financing, servicing (including supply of parts) and ancillary activities relating to new and used motorcycles, ATVs, UTVs, scooters, side by sides, sport bikes, two- and three-wheeled cruisers and personal watercraft (but not automobiles), and any other business conducted or proposed to be conducted by the Acquired Companies as of the Closing Date and (ii) the business conducted by the Purchaser, the Acquired Companies, and their Affiliates as of the Closing; provided that, for the avoidance of doubt, Restricted Business shall not include the sale, leasing, rental, financing, servicing (including supply of parts) and ancillary activities relating to new and used automobiles.

(ii) “Restricted Period” means the five (5) year period beginning on the Closing Date, provided, however, that in the event of any breach on the part of any Seller of any provision of this Section 7.7, the Restricted Period applicable to such Seller shall be automatically extended by a number of days equal to the total number of days in the period from the date on which such breach shall have first occurred through the date as of which such breach shall have been fully cured.

(iii) “Restricted Territory” means Alabama, Alaska, Arizona, Arkansas, California, Colorado, Connecticut, Delaware, Florida, Georgia, Hawaii, Idaho, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Maine, Maryland, Massachusetts, Michigan, Minnesota, Mississippi, Missouri, Montana, Nebraska, Nevada, New Hampshire, New Jersey, New Mexico, New York, North Carolina, North Dakota, Ohio, Oklahoma, Oregon, Pennsylvania, Rhode Island, South Carolina, South Dakota, Tennessee, Texas, Utah, Vermont, Virginia, Washington, West Virginia, Wisconsin, Wyoming, and each territory of the United States, including Washington, D.C.

(g) Other Terms.

(i) Reasonableness and Relief. Sellers acknowledge that the restrictions contained in this Agreement are a material and substantial part of the Transaction contemplated by this Agreement (supported by adequate consideration), and are fair, reasonable and necessary for the protection of the Purchaser’s and the Acquired Companies’ legitimate business interests. Each Seller further acknowledges that: (a) each Seller is deriving substantial economic benefit from the sale of equity in the Acquired Companies to Purchaser in connection with the Transaction; (b) each Seller is entering into this Agreement solely in connection with the sale of equity in the Acquired Companies and not in connection with any contemplated employment with Purchaser or any of its Affiliates; and (c) a breach of any of such covenants or any other provision of this Section 7.7 will result in irreparable harm and damage to the Purchaser, the Acquired Companies, or their Affiliates that cannot be adequately compensated by a monetary award. Accordingly, it is expressly agreed that in addition to all other remedies available at law or in equity (including, without limitation, money damages from any Seller), Purchaser shall be entitled to a temporary restraining order, preliminary injunction or such other form of injunctive or equitable relief as may be used by any court of competent jurisdiction to restrain or enjoin any Seller from breaching any such covenant or provision or to specifically enforce the provisions hereof, without the need to post any bond or other security. Purchaser and the Sellers agree that each Seller shall be severally liable for any such Seller’s breach of the provisions of this Section 7.7, and shall not be jointly liable for any other Seller’s breach of this Section 7.7 except to the extent such non-breaching Seller contributed in some way to or conspired with the breaching Seller with respect to such other Seller’s breach of this Section 7.7.

(ii) Independence of Obligations. Sellers’ obligations under this Section 7.7 are absolute and shall not be terminated or otherwise limited by virtue of any breach (on the part of Purchaser, the Acquired Companies, any of their Affiliates or any other Person) of any other provision of this Agreement or any other agreement, or by virtue of any failure to perform or other breach of any obligation of Purchaser, the Acquired Companies, any of their Affiliates or any other Person. In addition, the covenants and obligations of each Seller set forth in this Section 7.7 shall be construed as independent of any other agreement or arrangement between each Seller, on the one hand, and Purchaser, the Acquired Companies, or any of their Affiliates, on the other hand, and except as otherwise required by Law, the existence of any claim or cause of action by any Seller against Purchaser, the Acquired Companies, or any of their Affiliates shall not constitute a defense to the enforcement of the covenants or obligations in this Section 7.7 against such Seller.

(iii) Advice of Counsel. Each Seller acknowledges that it has either been represented by independent legal counsel or that it has waived its right to obtain advice of legal counsel in connection with the transactions contemplated by this Agreement.

(iv) Specific Performance. The Sellers agree that irreparable damage would occur in the event that any of the provisions of this Section 7.7 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Purchaser shall be entitled to an injunction or injunctions to prevent breaches of this Section 7.7 and to enforce specifically the terms and provisions of this Section 7.7 in the Chancery Court of the State of Delaware or any federal court sitting in the State of Delaware, without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity.

7.8 Tax Matters.

(a) The Parties hereto do hereby acknowledge and agree that, under the principles set forth in Revenue Ruling 99-6 (Situation 2), the purchase and sale of all the Equity Interests of the Transferred Entities, shall be treated for federal and applicable state and local income Tax purposes as follows: (A) from the Sellers’ perspective, such transaction shall be treated as a sale of each Seller’s respective Equity Interests to the Purchaser, and (B) from the Purchaser’s perspective, such transaction shall be treated as a purchase of a proportionate, undivided interest in the assets of the relevant Transferred Entity (including an undivided interest in the assets of each subsidiary that is a disregarded entity for Tax purposes) from each Seller. Each of the Parties hereto shall act consistently with the provisions of this Agreement and such intended Tax treatment at all times and for all purposes, including for purposes of reporting the transactions contemplated by this Agreement to the IRS and any other state or local Taxing Authority having jurisdiction over the transactions contemplated by this Agreement. The Purchaser and the Sellers further agree not to take any position on any Tax Return or in any administrative or judicial proceeding with respect to any such Tax Return inconsistent with such treatment. The Sellers shall not cause or permit the Sellers’ Representative to knowingly or voluntarily file any other income or informational Tax Return or statement inconsistent with the provisions of this Agreement. Within 90 days after the Closing Date, the Purchaser shall allocate the Purchase Price (and other amounts included as purchase price for income Tax purposes) among the Transferred Entities and, with respect to each Transferred Entity, among the assets of such Transferred Entity (including the assets of its subsidiaries that are disregarded entities for Tax purposes) in accordance with the principles agreed to by the Sellers’ Representative and the Purchaser prior to Closing (the “Purchase Price Allocation Schedule”). The Purchaser, the applicable Acquired Companies, and the Sellers will file all Tax Returns and applicable Tax forms (and cause their respective Affiliates to file all Tax Returns and forms, including the timely filing of IRS Form 8594) consistently with the Purchase Price Allocation Schedule (as appropriately adjusted) and will not take any position during the course of any audit or other legal proceeding that is inconsistent with such election, forms or schedule, unless required by a determination of the applicable Taxing Authority that is final.

(b) The Sellers shall properly prepare or cause to be properly prepared and timely file or cause to be timely filed at the sole expense of the Sellers all income Tax Returns of the Transferred Entities for any period (any such period, a “Pre-Closing Tax Period”) ending on or prior to the Closing Date, including the final Form 1065 partnership return for the Tax period ending on the Closing Date (each, a “Pre-Closing Tax Return” and, collectively, the “Pre-Closing Tax Returns”). Such Pre-Closing Tax Returns shall be prepared in accordance with past practice with respect to the relevant Transferred Entities, unless otherwise required by applicable Law. The Sellers’ Representative shall deliver, at least 30 days prior to the due date for the filing of each such Tax Return (taking into account extensions), to the Purchaser a copy of each such Tax Return. The Purchaser shall have the right to review and make reasonable comments on such Tax Returns. The Sellers’ Representative and the Purchaser agree to consult and consider in good faith any issue arising as a result of the review of such Tax Returns prior to the date on which such Tax Returns are required to be filed. The Sellers shall pay or cause to be paid all Taxes due with respect to the periods covered by such Pre-Closing Tax Returns, except to the extent taken into account in the determination of the Freedom Closing NWC or the FPS Real Estate Closing NWC.

(c) The Purchaser shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns of the Acquired Companies other than Pre-Closing Tax Returns, including all Tax Returns for any Tax period which begins before the Closing Date and which ends on (and including) the Closing Date (any such period, a “Straddle Period”). For purposes of determining the amount of Taxes allocable to the portion of the Straddle Period ending on (and including) the Closing Date, (i) in the case of any Taxes (other than Taxes based upon or related to income, revenue, receipts, or sales) that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of the Straddle Period ending on (and including) the Closing Date shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period (the “Pre-Closing Portion”); and (ii) in the case of any Taxes based upon or related to income or receipts (and sales and use tax), be deemed equal to the amount which would be payable if the relevant Tax period ended on the Closing Date.

(d) With respect to any Tax Return to be filed by any of the Acquired Companies for a Straddle Period, the Purchaser shall deliver, at least thirty (30) days prior to the due date for the filing of each such Tax Return (taking into account extensions), to Sellers’ Representative a statement setting forth the amount of the Pre-Closing Portion of such Taxes and a copy of each such Tax Return. The Sellers’ Representative shall have the right to review and make reasonable comments on such Tax Returns. The Sellers’ Representative and the Purchaser agree to consult and consider in good faith any issue arising as a result of the review of such Tax Returns and statements prior to the date on which such Tax Returns are required to be filed. The Sellers shall pay or cause to be paid all Taxes due that are allocable to the portion of the Straddle Period ending on (and including) the Closing Date.

(e) Each income Tax Return of a Transferred Entity that includes the Closing Date shall contain a valid election under Section 754 of the Code. Each Acquired Company’s income Tax Return shall, to the extent allowable under the Code or Treasury Regulations (including, but not limited to, under Code Section 706), elect to use the “closing of the books” method to allocate income of a Straddle Period.

(f) The Purchaser, the Sellers, the Sellers’ Representative and each of the Acquired Companies shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the preparation and filing of Tax Returns pursuant to this Section 7.8. Such cooperation shall include the retention and (upon the other Parties’ request) the provision of records and information which are reasonably relevant to the preparation and filing of any such Tax Return. The Purchaser and the Sellers shall (i) retain all books and records with respect to Tax matters pertinent to the Acquired Companies relating to any taxable period beginning before the Closing Date until the expiration of the applicable statute of limitations of the respective taxable periods, and abide by all record retention agreements entered into with any Taxing Authority and (ii) give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, the Acquired Companies, the Purchaser or the Sellers, as the case may be, shall allow the other Party to take possession of such books and records.

(g) Within fifteen (15) Business Days after any of the Acquired Companies’ or any Seller’s receipt of a notice of audit, assessment or other proceeding respecting an item or items set forth on a Pre-Closing Tax Return for which the Sellers are solely responsible pursuant to this Section 7.8, the party receiving such notice shall notify the other party. Within fifteen (15) Business Days after such Seller’s receipt of such notice, the Sellers may elect, to the extent the Sellers have an obligation to indemnify the Purchaser or the Acquired Companies hereunder with respect to such audit, by written notice to the Purchaser, to control the audit or assessment in the name of such Acquired Company. If the Sellers so elect, they shall be solely responsible for the defense of the item or items at issue, except that the Purchaser agrees to cooperate, and the Purchaser will cause the relevant Acquired Company to cooperate, in the contest of such audit or assessment by making relevant documents and employees available to the Sellers, and to execute such documents (including powers of attorney) as may be reasonably necessary to allow the Sellers to conduct the defense. The Sellers shall bear all costs relating to such defense. If the Sellers elect to conduct a defense, the Sellers shall keep the Purchaser informed of the progress of such audit and shall provide the Purchaser with copies of all correspondences; shall obtain the prior written consent of the Purchaser before agreeing to any adjustment or settlement, such consent not to be unreasonably withheld, conditioned or delayed; shall not make any Tax election, enter into any agreement or take any other action that will or may create an increase in Taxes for any of the Acquired Companies or the Purchaser in respect of any period ending after the Closing Date; and shall promptly indemnify the Purchaser and/or the Acquired Companies, and hold the Purchaser and/or the Acquired Companies harmless against, any such increase that occurs.

(h) Sellers and Purchaser agree to cause each Transferred Entity, to the greatest extent allowable under Law, to make a Code Section 6226 “push-out” election for any adjustment with respect to any Tax period that began before the Closing Date such that the Transferred Entity will not be liable for the Tax attributable to the adjustment.

(i) All transfer, documentary, sales, use, stamp, registration, conveyance or similar Taxes or charges arising out of the transactions contemplated hereby and all charges for or in connection with the recording of any document, instrument or certificate contemplated hereby shall be paid 50% by Purchaser and 50% by Sellers if and when due. Purchaser and Sellers will file all necessary Tax Returns and other documentation in connection with the Taxes and charges encompassed in this Section 7.8(i), and the costs of preparing and making such filing shall be paid 50% by Purchaser and 50% by Sellers if and when due.

7.9 Related Party Transactions. Sellers shall, and shall cause each of the Acquired Companies to, take all necessary actions to ensure that, except as set forth on Schedule 2.6(b)(viii), all Related Party Transactions are terminated at or prior to the Closing, with no further liability or other Losses to the Purchaser and its Affiliates (including the Acquired Companies) with respect thereto.

7.10 Employee Matters.

(a) Each employee of the Acquired Companies or any of their Subsidiaries whose employment is not terminated prior to the Closing shall continue in employment with the Purchaser and its Affiliates (including the Acquired Companies or any of their Subsidiaries) immediately following the Closing (such employees, the “Continuing Employees”), so as to assure that neither a “mass layoff” or “plant closing” within the meaning of the WARN Act, as amended, or any similar state or local statute concerning layoffs or plant closings, occurs within 90 days of the Closing.

(b) Effective as of the Closing, the Purchaser and its Affiliates shall recognize, or shall cause the Acquired Companies and their Subsidiaries to recognize, each Continuing Employee’s employment or service with the Acquired Companies or any of the Acquired Companies’ Subsidiaries (including any current or former Affiliate thereof or any predecessor of the Acquired Companies or any of their Subsidiaries) prior to the Closing for purposes of determining, as applicable, eligibility for participation, vesting and entitlement of the Continuing Employee under any 401(k) or vacation plans maintained by the Acquired Companies, their Subsidiaries, the Purchaser, except to the extent such recognition would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, effective as of the Closing and thereafter, the Purchaser and its Affiliates shall, or shall cause the Acquired Companies and their Subsidiaries to, make commercially reasonable efforts to, if administratively feasible and permitted by Law, (i) cause any pre-existing conditions or limitations, eligibility waiting periods, actively at work requirements, evidence of insurability requirements or required physical examinations under any health or similar plan of the Acquired Companies, their Subsidiaries, the Purchaser or an Affiliate of the Purchaser to be waived with respect to Continuing Employees and their eligible dependents (the Purchaser, that, in the case of any insured arrangements, subject to the consent of the applicable insurer and the Purchaser’s commercially reasonable efforts to obtain such consent) under a Purchaser group health plan, except to the extent that any waiting period, exclusions or requirements still applied to such Continuing Employee under the comparable Company benefit plan in which such Continuing Employee participated immediately before the Closing, and (ii) fully credit each Continuing Employee with all deductible payments, co-payments and other out-of-pocket expenses incurred by such Continuing Employee and his or her covered dependents under the medical, dental, pharmaceutical or vision benefit plans of the Acquired Companies or any of the Acquired Companies’ Subsidiaries prior to the Closing during the plan year in which the Closing occurs for the purpose of determining the extent to which such Continuing Employee has satisfied the deductible, co-payments, or maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for such plan year under any medical, dental, pharmaceutical or vision benefit plan of the Acquired Companies, its Subsidiaries, the Purchaser or an Affiliate of the Purchaser, as if such amounts had been paid in accordance with such plan (the Purchaser, that, in the case of any insured arrangements, subject to the consent of the applicable insurer and the Purchaser’s commercially reasonable efforts to obtain such consent).

(c) (i) Nothing in this Section 7.10 shall be treated as an amendment of any Plan (or an undertaking to amend any such Plan or any other plan or arrangement), (ii) nothing in this Section 7.10 will prohibit Purchaser or any of its Affiliates (including, following the Closing, the Acquired Companies or any of their Subsidiaries) from amending, modifying or terminating any Plan pursuant to, and in accordance with, the terms thereof, (iii) nothing in this Section 7.10 will confer upon any current or former employee, officer, director or consultant, any right to employment or continued employment or continued service with Purchaser, the Acquired Companies or any of their Subsidiaries or Affiliates, or constitute or create an employment agreement with any Person, and (iv) nothing in this Section 7.10 shall confer any rights or benefits on any Person other than Purchaser and Sellers.

(d) For two (2) years after Closing Date, upon receipt of a subpoena issued by an appropriate Authority in connection with any claim or threatened claim by any employee of an Acquired Company against Sellers, Purchaser will provide Sellers with copies of any and all personnel records relating to such employee as such records existed as of the Closing Date, and to the extent relevant to the claim or threatened claim, with redactions as may be necessary to comply with applicable Laws and only to the extent lawfully permitted in the applicable jurisdiction.

7.11 Acquired Companies Financial Statements. Within seventy-one (71) days following the Closing Date, Sellers shall cause to be prepared and delivered to Purchaser, the Acquired Companies’ financial statements and financial information required by the SEC rules and regulations governing the acquisition of private companies by public companies. All such financial statements shall be prepared in accordance with the rules and regulations of the SEC.

7.12 Appraisal. Purchaser will engage an appraiser as set forth below to determine the Fair Market Value of the Owned Real Property. For purposes of this Agreement, “Fair Market Value” means the fair market value determined by an appraiser selected by Purchaser not later than the tenth (10th) day after the date of this Agreement and in accordance with this Section 7.12. Purchaser will select an independent appraiser, (a) with M.A.I. or equivalent qualifications, (b) having at least ten (10) years of active, current experience in appraising similar properties in the city and state where the parcel of Owned Real Property is located and (c) that is a member of the American Institute of Real Estate Appraisers or the National Association of Realtors. The appraiser will evaluate each parcel of Owned Real Property on a “free and clear” basis taking into account its current use, without regard to outstanding indebtedness and without regard to the interest rates and/or payments due on any outstanding indebtedness debt and assuming that the Owned Real Property is well managed and has rental rates and occupancy levels that are not above market, to determine the price a willing seller under no distress would receive from a willing buyer of the Owned Real Property, without taking into consideration and without assuming payment by the seller of then reasonable and customary seller’s closing costs, so the Fair Market Value is not net of such customary closing costs. The appraiser shall submit its determination to Sellers’ Representative and Purchaser and such decision of the appraiser so arrived at will be binding on Sellers and Purchaser, absent manifest error.

7.13 Options. By executing this Agreement, each Optionholder hereby agrees not to exercise any Option prior to the Closing or otherwise take any action inconsistent with the treatment of the Options contemplated by this Agreement, including failure to deliver a duly executed Option Termination Agreement at Closing.

7.14 Update to Schedules. Any Disclosure Schedule or other Schedule existing on the date hereof, other than Schedule 4.5(a) – (c) (Capitalization) or Schedule 4.12 (Financial Statements), may be revised or supplemented by the Parties prior to the end of the Diligence Period, so long as such revision or supplement does not materially increase the Liability of Purchaser.

ARTICLE VIII.
ADDITIONAL COVENANTS OF THE PARTIES

8.1 Commercially Reasonable Efforts; Further Assurances.

(a) Subject to the terms and conditions of this Agreement, from the date hereof until the earlier of the termination of this Agreement and the Closing Date, the Parties hereto shall use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement (including the satisfaction, but not waiver, of the Closing conditions set forth in Article IX). The Parties hereto shall execute and deliver, or cause to be executed and delivered, such other documents, certificates, agreements and other writings and take such other actions as may be reasonably necessary or desirable in order to consummate or implement expeditiously each of the transactions contemplated by this Agreement. For purposes of this Agreement, the “reasonable best efforts” of the Sellers and the Acquired Companies shall not require any such Person or their Representatives to expend any money to remedy any breach of any representation or warranty hereunder, to commence any litigation or arbitration proceeding (except as expressly provided in Section 8.1(e)), to waive or surrender any right, to modify any agreement, to offer or grant any accommodation or concession (financial or otherwise) to any third party or to otherwise suffer any detriment, to waive or forego any right, remedy or condition hereunder or to provide financing to the Purchaser for the consummation of the Transactions.

(b) In furtherance and not in limitation of this Section 8.1(b), to the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including the Sherman Antitrust Act, as amended, the Clayton Antitrust Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger and acquisition (“Antitrust Laws”), each Party hereto agrees to promptly make any required filing or application under Antitrust Laws, as applicable. The applicable filing fees with respect to any and all notifications required under the HSR Act in order to consummate the transactions contemplated hereby shall be paid by the Purchaser when due. The Parties hereto agree to supply as promptly as reasonably practicable any additional information and documentary material that may be requested by any Authority pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under Antitrust Laws as soon as practicable, including by requesting early termination, if applicable, of the waiting period provided for under the HSR Act. Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the Transactions under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other Parties reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the Transactions; (iii) permit the other Parties’ outside counsel to review non-privileged communication, to the extent advised by the disclosing Party’s counsel, given by it to, and reasonably consult with each other in advance of any meeting or conference with, any Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the transactions contemplated hereby, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Authority.

(c) No Party hereto shall willfully take any action that will materially delay, impair or impede the receipt of the approval of any Authority of any required filings or applications under Antitrust Laws.

(d) Purchaser acknowledges on behalf of itself and its Affiliates, successors and assigns that the operation of the Acquired Companies shall remain in the dominion and control of the Sellers until the Closing and that none of the Purchaser or its Representatives will provide, directly or indirectly, any directions or orders to any director, officer or employee of the Acquired Companies until such time.

(e) Each Party shall cooperate in good faith and shall use their respective reasonable best efforts to obtain the approval to the extent required by applicable Law or Contract by each Factory of and appointment of the Purchaser as an authorized dealer of each applicable Factory’s products. The Sellers shall, or shall cause the Acquired Companies to, provide notices to the respective Factory that this Agreement has been entered into within two (2) days of the date hereof but in no event before the Purchaser has filed a Form 8-K disclosing the execution of this Agreement. Sellers shall, and shall cause the Acquired Companies to, cooperate with Purchaser in preparing applications to the Factories, including providing documents reasonably requested by Purchaser and facilitating any inspection of any Owned Real Property or Leased Real Property to the extent necessary in connection with such application. Each of Sellers’ Representative, on behalf of the Sellers and Acquired Companies, and Purchaser shall keep the other party reasonably informed as to the status of the application process with each Factory and any communications therefrom. In the event a Factory disapproves Purchaser’s application to operate any location operated by an Acquired Company, fails to provide consent to the Transaction contemplated hereby, or refuses to enter into a new dealer agreement appointing Purchaser as an authorized dealer of such Factory’s products at the applicable location operated by an Acquired Company, then Sellers shall cause the applicable Acquired Company to file a protest and challenge the Factory’s action in order to consummate the Transactions as promptly as practicable. In the event Purchaser and Sellers Representative agree to pursue any administrative and/or court proceedings or appeals with respect to any Factory approval contemplated in this Section 8.1(e), then Purchaser and Seller shall reasonably cooperate, including by engaging joint counsel, with respect to such proceedings or appeals.

(f) Notwithstanding the foregoing, the Purchaser hereby agrees that it is not authorized to and shall not, and shall not permit any of its employees, agents, Representatives or Affiliates to, contact any officer, manager, employee, customer, supplier, lessee, lessor, lender, noteholder or other material business relation of the Acquired Companies prior to the Closing, in each case regarding the Acquired Companies and/or the Transaction, without the prior consent of the Sellers’ Representative, except (i) as expressly provided in Section 8.1(e), (i) contacts with Lackey, Zelewski, Daniel Arriaga, or any officer, manager, or employee with whom such individuals authorize contact or introduce to Purchaser, its Representatives, or Affiliates, and (iii) contacts with any Factory, supplier, lessor, lender, or other material business relation that contacts Purchaser or its Representatives or Affiliates in connection with soliciting information necessary to provide a Consent or to arrange Floorplan Financing.

8.2 Filings.

(a) Notwithstanding anything else to the contrary in this Agreement or any Additional Agreements, the Purchaser may make any public filing with respect to the Transactions to the extent required by applicable Law.

(b) The Acquired Companies acknowledge that: (i) the Purchaser will be required to file Quarterly and Annual reports that may be required to contain information about the transactions contemplated by this Agreement; and (ii) the Purchaser will be required to file Current Reports on Form 8-K to announce the transactions contemplated hereby and other significant events that may occur in connection with such transactions.

8.3 Confidentiality. From the date hereof until (i) the Closing or (ii) the fifth (5th) anniversary of the termination of this Agreement in accordance with its terms, except as necessary to complete any Filings, the Acquired Companies and the Sellers and Optionholders, on the one hand, and the Purchaser, on the other hand, shall hold and shall cause their respective representatives to hold in strict confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Law, all Confidential Information concerning the other Party furnished to it by such other Party or its representatives in connection with the transactions contemplated by this Agreement, and each Party shall not release or disclose such Confidential Information to any other Person, except its representatives in connection with this Agreement. In the event that any Party believes that it is required to disclose any such Confidential Information pursuant to applicable Laws, such Party shall give timely written notice to the other Parties (to the extent such notice is not prohibited by Law) so that such Parties may have an opportunity to obtain a protective order or other appropriate relief. Each Party shall be deemed to have satisfied its obligations to hold Confidential Information concerning or supplied by the other Parties if it exercises the same care as it takes to preserve confidentiality for its own similar information. The Parties acknowledge that some previously confidential information will be required to be disclosed in any Filings. For the avoidance of doubt, that certain Mutual Confidentiality Agreement, dated as of April 2, 2021, by and among Purchaser and Freedom Powersports remains in full force and effect.

8.4 Form 8-K; Press Releases.

(a) As promptly as practicable after execution of this Agreement, the Purchaser, in consultation with the Sellers’ Representative, will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement. Promptly after the execution of this Agreement, the Purchaser and the Acquired Companies shall also issue a joint press release announcing the execution of this Agreement, in form and substance mutually acceptable to the Purchaser and the Sellers’ Representative.

(b) Before the Closing, the Purchaser shall begin preparing, in consultation with the Sellers’ Representative, a draft Current Report on Form 8-K in connection with and announcing the Closing, together with, or incorporating by reference, such information that is required to be disclosed with respect to the Transactions pursuant to Form 8-K (the “Closing Form 8-K”). Prior to the Closing, the Purchaser and the Sellers’ Representative shall prepare a mutually agreeable press release announcing the consummation of the Transactions (the “Closing Press Release”). Concurrently with the Closing, the Purchaser shall distribute the Closing Press Release and, as soon as practicable thereafter, file the Closing Form 8-K with the SEC.

8.5 Listing. From the date of this Agreement through the Closing, the Purchaser shall use all reasonable efforts that are necessary or desirable for the Purchaser to remain listed as a public company on, and for shares of Purchaser Class B Common Stock to be tradable over, the applicable Nasdaq market(s). The Purchaser shall use commercially reasonable efforts to cause the Aggregate Closing Payment Shares and the Escrow Shares to be listed on Nasdaq at the Purchaser’s expense, including without limitation, filing any listing application with Nasdaq.

8.6 D&O Insurance; Indemnification of Officers and Directors.

(a) If the Closing occurs, the Purchaser agrees that all rights to indemnification and advancement of expenses and all limitations on liability existing in favor of any employee, officer or director of any of the Acquired Companies prior to the Closing (collectively, the “D&O Persons”), as provided in the Organizational Documents of the applicable Acquired Company with respect to any matters occurring on or prior to the Closing, shall survive the consummation of the transactions contemplated hereby and continue in full force and effect and be honored by the Purchaser after the Closing. The obligations of the Purchaser under this Section 8.6 shall not be terminated or modified in such a manner as to adversely affect any D&O Persons to whom this Section 8.6 applies without the consent of such affected D&O Persons (it being expressly agreed that the D&O Persons to whom this Section 8.6 applies shall be intended third party beneficiaries of this Section 8.6).

(b) Prior to the Closing Date, the Acquired Companies, as a Transaction Expense, shall purchase and maintain in effect for a period of six (6) years following the Closing Date, without lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of the those Persons who are currently covered by any comparable insurance policies of the Acquired Companies as of the date hereof with respect to matters occurring on or prior to the Closing Date. Such “tail” policy shall provide coverage on terms (with respect to coverage and amount) that are no less favorable in the aggregate to the insured than the coverage provided under the Acquired Companies’ directors’ and officers’ liability insurance policies as of the date hereof (the “D&O Tail Policy”).

(c) Prior to the Closing Date, the Purchaser may in its sole discretion direct the Acquired Companies to purchase and pay for a tail/extended reporting period for any insurance policy written on a claims-made basis, either with the incumbent insurer on current terms or, if unavailable, from a different insurer on substantially similar terms. Such extended reporting periods shall be for a commercially reasonable duration but no less than the following unless otherwise permitted by Purchaser: two (2) years for fiduciary liability; three (3) years for employment practices; three (3) years for errors & omissions; and five (5) years for pollution legal liability.

8.7 Exclusivity. From the date hereof through the earlier of the Closing Date or the date that this Agreement is terminated in accordance with its terms, neither any Acquired Company nor any of the Sellers shall, and such Persons shall use commercially reasonable efforts to cause each of their respective Representatives not to, directly or indirectly, (i) encourage, solicit, initiate, engage, participate, enter into discussions or negotiations with any Person concerning any Alternative Transaction (as hereinafter defined), (ii) take any other action intended or designed to facilitate the efforts of any Person relating to a possible Alternative Transaction or (iii) approve, accept, recommend or enter into any Alternative Transaction or any Contract related to any Alternative Transaction. For purposes of this Agreement, the term “Alternative Transaction” shall mean any of the following transactions involving any of the Acquired Companies or the Sellers (other than the transactions contemplated by this Agreement): (i) any merger, acquisition consolidation, recapitalization, share exchange, business combination or other similar transaction, possible public investment or public offering, or (ii) any sale, lease, exchange, transfer or other disposition of a material portion of the assets of such Person (other than sales of inventory in the ordinary course of business) or any class or series of the capital stock, membership interests or other Equity Interests of any Acquired Company in a single transaction or series of transactions. In the event that there is an unsolicited proposal for an Alternative Transaction, made to any Acquired Company, any of the Sellers or any of their respective Representatives (each, an “Alternative Proposal”), such Party shall as promptly as practicable (and in any event within one (1) Business Day after receipt) advise the other Parties to this Agreement orally and in writing of any Alternative Proposal and the material terms and conditions of any such Alternative Proposal (including any changes thereto) and the identity of the Person making any such Alternative Proposal.

8.8 Environmental Review. From the date hereof until the earlier of the termination of this Agreement and end of the Diligence Period, Purchaser may, at its expense, conduct environmental site assessment activities including obtaining Phase I and/or Phase II Environmental Site Assessments and other reports relating to the condition of such Real Property and compliance with Environmental Laws (“Site Assessments”). The Sellers and the Acquired Companies shall cooperate with and give, and shall cause their respective Affiliates and Representatives to cooperate with and give, to the Purchaser and its Representatives, access to the Real Property and the general manager or site supervisor for purposes of conducting the Site Assessments. If any Phase I Environmental Site Assessment or other report recommends a Phase II Environmental Site Assessment or other further site investigation with respect to any Real Property, then the Diligence Period shall be automatically, and without the action of any Party, extended with respect to such Real Property for a period of ten (10) Business Days after delivery of the final Phase II Environmental Site Assessment or other further site investigation report with respect to such Real Property; provided that Purchaser and the Sellers shall use commercially reasonable efforts to ensure that, to the extent applicable, any final Phase II Environmental Site Assessment is received as soon as reasonably practicable. Notwithstanding the foregoing, any Phase II Environmental Site Assessment to be conducted at any of the Leased Real Property pursuant to this Section 8.8 shall be undertaken only with the consent of the applicable landlord and subject to any reasonable requirements of such landlord (including any insurance requirement or access agreement) in connection therewith.

8.9 Guarantees. As promptly as reasonably possible, and in any case, within sixty (60) days following the Closing Date, Purchaser shall use its commercially reasonable efforts to cause, or assist Sellers to cause, each Seller to be removed from all guarantees of any Indebtedness made or provided by such Seller prior to the Closing at the request or for the benefit of an Acquired Company (each an “Existing Guarantee”). So long as any Existing Guarantee remains outstanding and a Seller has obligations thereunder, Purchaser shall indemnify such Seller from any and all Losses incurred under such Existing Guarantee after the Transaction Effective Time for matters occurring after the Transaction Effective Time.

ARTICLE IX.
CONDITIONS TO CLOSING

9.1 Condition to the Obligations of the Parties. The obligations of the Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or, if permitted by applicable Law, waiver by the Party for whose benefit such condition exists) of all the following conditions:

(a) All filings and other notifications required to be made under any Antitrust Law for the consummation of the transactions contemplated hereby shall have been made, and all waiting periods relating thereto (including all extensions thereof) shall have expired or been terminated.

(b) No Authority shall have issued any Order, or have pending before it a proceeding for the issuance thereof, and there shall not be any provision of any applicable Law restraining or prohibiting the consummation of the Closing, the ownership by the Purchaser of the Transferred Equity Interests, or the operation of the Business by the Acquired Companies after the Closing Date. In addition, there shall not be any Action brought by a third-party non-Affiliate to enjoin or otherwise restrict the consummation of the Closing.

(c) The Aggregate Closing Payment Shares shall have been approved for listing on Nasdaq.

9.2 Conditions to Obligations of the Purchaser. The obligation of the Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction or, if permitted by applicable Law, the waiver at the Purchaser’s sole and absolute discretion, of all the following further conditions:

(a) Each of the Sellers and Optionholders and each of the Acquired Companies shall have duly performed and complied with, in all material respects, all of its obligations hereunder required to be performed or complied by it on or prior to the Closing Date.

(b) (1) Each of the Seller Fundamental Representations shall be true and correct in all but de minimis respects on and as of the date hereof and on and as of the Closing Date, as if made at and as of such date, except to the extent such representations and warranties are expressly made as of an earlier date, in which case the same shall be true, correct and complete only as of such date; and (2) each of the representations and warranties of Sellers or Optionholders contained in this Agreement (other than the Seller Fundamental Representations), disregarding all “materiality”, “Material Adverse Effect” and similar qualifications, shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date, as if made at and as of such date (A) except to the extent such representations and warranties are expressly made as of an earlier date, in which case the same shall be true, correct and complete only as of such date, and (B) except where the failure of such representations and warranties to be so true and correct, has not had, and would not have, a Material Adverse Effect;

(c) There shall have been no event, change or occurrence which individually or together with any other event, change or occurrence, could reasonably be expected to have a Material Adverse Effect.

(d) Each Key Employee shall have executed and delivered to Purchaser an Employment Agreement and no Employment Agreement delivered to Purchaser prior to the Closing shall have been repudiated, rescinded, modified, or terminated by the applicable individual party thereto.

(e) The Purchaser shall have received evidence that all Consents set forth on Schedule 9.2(e) and any Consent with respect to a Material Contract which should have been listed in Schedule 4.3 as of the date hereof (but was not listed) have been given or obtained and have not been revoked.

(f) The Registration Rights and Lock-Up Agreement entered into by the Purchaser and the Sellers and Optionholders shall not have been repudiated, rescinded, modified or terminated by any of the Sellers or any Optionholder.

(g) The Purchaser shall have received all of the items set forth in Section 2.6(b).

(h) No holders of Equity Interests in any Transferred Entity shall have exercised rights of first refusal or other rights preventing the conveyance of Equity Interests owned by Sellers in such Transferred Entity to Purchaser and no Optionholder shall have exercised any Option.

(i) Each Seller and Optionholder that is a natural person shall have delivered to Purchaser a spousal consent in the form attached hereto as Exhibit D executed by his or her spouse.

9.3 Conditions to Obligations of the Sellers. The obligations of the Sellers to consummate the Closing is subject to the satisfaction, or the waiver at the Sellers’ Representative’s discretion, of all of the following further conditions:

(a) The Purchaser shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date.

(b) (1) Each of the Purchaser Fundamental Representations shall be true and correct in all but de minimis respects on and as of the date hereof and on and as of the Closing Date, as if made at and as of such date, except to the extent such representations and warranties are expressly made as of an earlier date, in which case the same shall be true, correct and complete only as of such date; and (2) each of the representations and warranties of the Purchaser contained in this Agreement (other than the Purchaser Fundamental Representations), disregarding all “materiality”, “Material Adverse Effect” and similar qualifications, shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date, as if made at and as of such date (A) except to the extent such representations and warranties are expressly made as of an earlier date, in which case the same shall be true, correct and complete only as of such date, and (B) except where the failure of such representations and warranties to be so true and correct, has not had, and would not have, a Material Adverse Effect.

(c) The Sellers’ Representative shall have received all of the items set forth in Section 2.6(a).

(d) The applicable Acquired Company shall have executed and delivered to each Key Employee an Employment Agreement and no Employment Agreement delivered to any Key Employee prior to the Closing shall have been repudiated, rescinded, modified, or terminated by the applicable individual party thereto, provided, for the avoidance of doubt, that none of the Sellers have directed the applicable Acquired Company not to execute and deliver any such Employment Agreement.

ARTICLE X.
INDEMNIFICATION

10.1 Indemnification.

(a) Indemnification of Purchaser.

(i) From and after the Closing, the Sellers shall, jointly and severally, indemnify and hold harmless the Purchaser, each of its Affiliates (including, following the Closing, the Acquired Companies) and each of its and their respective managers, directors, officers, employees, members, partners, successors and permitted assignees (the “Purchaser Indemnitees”), from and against any and all losses, damages, liabilities, penalties, Taxes, fines, judgments, awards, settlements, costs, fees and expenses, including costs of investigation and reasonable attorneys’ fees (all of the foregoing collectively, “Losses”) incurred, suffered, paid or sustained by any Purchaser Indemnitee as a result of or in connection with (A) any breach of or inaccuracy in any of the representations or warranties of the Sellers contained in Article IV; (B) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by any Acquired Company contained herein to be performed prior to or at the Closing; (C) Indemnified Taxes; (D) any claims made by Sellers or any Optionholder (or any direct or indirect holders thereof) with respect to the allocation of the Purchase Price among Sellers and Optionholders (including the calculation and determination of their applicable Pro Rata Share, or the calculations and determinations set forth in the Payment Notice or in any Post-Closing Adjustment or disbursement of any Escrow Shares or cash from the Cash Escrow Fund at any time); (E) dissenters’, appraisal or similar rights asserted by any equityholder of the Acquired Companies under any Law; (F) any unpaid Change in Control Payments, Indebtedness, or Transaction Expenses; and (G) any matter set forth on Schedule 10.1(a)(i)(G).

(ii) From and after the Closing, each Seller and each Optionholder shall, severally and not jointly, indemnify and hold harmless the Purchaser Indemnitees from and against any and all Losses incurred, suffered, paid or sustained by any Purchaser Indemnitee as a result of or in connection with (A) any breach or inaccuracy in of any of the representations or warranties of such Seller or such Optionholder contained in Article V; and (B) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by such Seller or such Optionholder contained in this Agreement.

(b) Indemnification of Sellers. From and after the Closing, Purchaser and the Acquired Companies shall, jointly and severally, indemnify and hold harmless the Sellers and the Optionholders, each of their respective Affiliates and each of their respective managers, directors, officers, employees, members, partners, stockholders, successors and permitted assignees (the “Seller Indemnitees”), from and against any and all Losses incurred, suffered, paid or sustained by any Seller Indemnitee as a result of or in connection with (i) any breach or inaccuracy in of any of the representations or warranties of Purchaser contained herein; and (ii) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Purchaser contained in this Agreement.

10.2 Procedure. The following shall apply with respect to all claims by any Purchaser Indemnitee or Seller Indemnitee, as applicable, (an “Indemnified Party”) for indemnification:

(a) Third Party Claims.

(i) If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a Party to this Agreement (a “Third-Party Claim”) against such Indemnified Party with respect to which the Sellers or Optionholders, on one hand, or Purchaser and the Acquired Companies, on the other hand (as applicable, the “Indemnifying Party”; provided, however, that if the Sellers or Optionholders are required to provide indemnification, Sellers’ Representative shall be the Indemnifying Party for the purposes of actions to be taken pursuant to this Section 10.2) are obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Sellers’ Representative (on behalf of such Indemnifying Party) or Purchaser, as applicable, prompt written notice thereof (a “Third-Party Claim Notice”). The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party’s defense of such claim is materially and adversely prejudiced by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail (to the extent then known) and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Parties shall reasonably cooperate with each other in good faith in connection with the defense of any Third-Party Claim.

(ii) The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party within thirty days after receipt of a Third-Party Claim Notice (which written notice by the Indemnifying Party shall include an irrevocable acknowledgement of the Indemnifying Party that the Indemnified Party will be fully indemnified by the Indemnifying Party in respect of such Third-Party Claim), to assume the defense of any Third-Party Claim at the Indemnifying Party’s sole cost and expense, including the engagement of the Indemnifying Party’s own counsel. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense (and the Indemnified Party shall be entitled to have sole control over the defense) of a Third-Party Claim if: (A) such Third-Party Claim involves criminal allegations; (B) such Third-Party Claim demands injunctive or other equitable relief; (C) the Indemnified Party reasonably determines that it would be inappropriate for a single counsel to represent both the Indemnifying Party and the Indemnified Party in connection with such Third-Party Claim under applicable standards of legal ethics; (D) there are legal defenses available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party; (E) such Third-Party Claim is made by or otherwise involves any of the Acquired Company’s material business relations (including suppliers and Factories) and the Indemnified Party reasonably believes an adverse determination would be detrimental to the Indemnified Party’s business prospects; or (F) in the event such claim were to be decided adversely, the aggregate amount of Losses associated therewith, together with all other outstanding claims for indemnification hereunder, would reasonably be expected to materially exceed the aggregate liability limitations set forth in this ARTICLE X. Any claim pertaining to Tax shall be determined pursuant to Section 7.8(g).

(iii) In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 10.2(a)(iv), the Indemnifying Party shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnifying Party shall keep the Indemnified Party apprised of the status of any matter the defense of which they are maintaining, including settlement offers, with respect to the Third-Party Claim and permit the Indemnified Party to participate in the defense of the Third-Party Claim. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnified Party may pay, compromise, and defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim.

(iv) Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), except as provided in this Section 10.2(a)(iv). If (1) a firm offer is made to settle a Third-Party Claim that (A) only involves the payment of monetary damages that are paid in full by the Indemnifying Party and does not include any liability or the creation of a financial or other obligation on the part of the Indemnified Party, (B) provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim, (C) does not involve any statement, finding or admission of any fault of, breach of contract by, or violation of Law by, the Indemnified Party; (D) includes a reasonable confidentiality obligation by the third party claimant of the terms of the settlement in any settlement agreement; and (E) provides that the Indemnified Party is an express third party beneficiary of the settlement agreement, entitled to enforce such settlement agreement, and (2) the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim.

(b) Direct Claims. Any claim by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof (a “Direct Claim Notice”). The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party’s defense of such claim is actually materially and adversely prejudiced by reason of such failure. Such notice shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. During such 30-day period, the Indemnified Party shall allow the Indemnifying Party and its Representatives to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim by giving reasonable access to the Acquired Companies’ or Sellers’ personnel, as applicable, and the right to examine and copy any accounts, documents or records as the Indemnifying Party or any of its professional advisors may reasonably request solely to the extent that they relate to the Direct Claim; provided, that such access shall be in a manner that does not unreasonably interfere with the normal business operations of the Purchaser or the Acquired Companies or applicable Seller, as applicable; provided, further, that such access shall not jeopardize the attorney-client privilege or attorney work-product doctrine or any other applicable privilege to which any such books and records, materials and other information is subject. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have accepted such claim.

10.3 Determination of Losses; Priority of Claims; Limitations.

(a) Notwithstanding anything to the contrary, the Indemnifying Party shall not be liable to an Indemnified Party for indemnification under Section 10.1(a)(i)(A), Section 10.1(a)(ii)(A), or Section 10.1(b)(i), as applicable, until the aggregate amount of all Losses in respect of indemnification under Section 10.1(a)(i)(A) and Section 10.1(a)(ii)(A) or Section 10.1(b)(i), as applicable, exceeds $638,455, in which event the Indemnifying Party shall be required to pay or be liable for Losses from dollar one, subject to the other terms, conditions and limitations set forth herein, to the extent applicable; provided, however, that the limitation set forth in this Section 10.3(a) shall not apply to Losses related to breaches of Fundamental Representations or the representations and warranties set forth in Section 4.33 or Losses arising from claims for Fraud.

(b) Notwithstanding anything to the contrary, the Indemnifying Party’s maximum aggregate liability to an Indemnified Party for indemnification under Section 10.1(a)(i)(A), Section 10.1(a)(ii)(A), or Section 10.1(b)(i), as applicable, shall not exceed ten percent (10%) of the Purchase Price with respect to the Sellers or Purchaser, as applicable; provided, however, that the limitation set forth in this Section 10.3(b) shall not apply to Losses related to breaches of Fundamental Representations or Losses arising from claims for Fraud. Without limiting the foregoing, in no event shall the Sellers’, or Purchaser’s maximum aggregate liability under this Agreement for any and all Losses under any theory of recovery exceed the Purchase Price.

(c) Notwithstanding anything to the contrary, both for purposes of determining the amount of any Losses that are the subject matter of a claim for indemnification pursuant to this ARTICLE X, and (except with respect to the matters described on Schedule 10.3(c)) for purposes of determining whether the representations and warranties giving rise to such indemnification have been breached, each representation and warranty in this Agreement shall be read without regard and without giving effect to the term, or, as applicable, clause containing, “material”, “materiality” or similar phrases or clauses (including “Material Adverse Effect” or “material adverse effect”) contained in such representation or warranty.

(d) If the Indemnifying Party is a Seller, any claim for indemnification by an Indemnified Party shall (i) first be brought against the Share Escrow Fund (using a value per Escrow Share equal to the VWAP for the five (5) trading days immediately prior to such payment) and the Cash Escrow Fund, or any combination thereof at Purchaser’s election, and (ii) thereafter, if an insufficient number of Escrow Shares remain in the Share Escrow Fund and the Cash Escrow Fund is depleted, then directly against the Indemnifying Parties.

(e) Notwithstanding anything to the contrary contained herein, each Seller and each Optionholder hereby waives and acknowledges that it shall not exercise or assert any right of contribution or right to indemnity or any other right or remedy against any Acquired Company in connection with any indemnification obligation or any other Liability to which such Seller or such Optionholder may become subject under this Agreement or otherwise in connection with any of the transactions contemplated herein.

(f) In no event shall any Indemnified Party be entitled to recover or make a claim, regardless of the legal theory under which such liability or obligations may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise, for any amounts in respect of (i) incidental or indirect damages, (ii) punitive or exemplary damages or (iii) Losses that are not a reasonably foreseeable result of (A) an inaccuracy or breach by the Sellers of any of their representations or warranties under this Agreement or (B) any other matter giving rise to a claim for indemnification under this Agreement, except to the extent awarded and actually paid to an unrelated third party as a result of a final non-appealable judgment.

(g) No Purchaser Indemnitees shall have the right to recover under Section 10.1(a) with respect to any Loss or alleged Loss to the extent the amount of such Loss was included in the final determination of FPS Real Estate Closing NWC or Freedom Closing NWC, Closing Indebtedness, or Transaction Expenses (it being understood, without limiting the foregoing, that the Sellers shall not be liable for duplicative recovery pursuant to this Article X to the extent an item was substantially resolved by the Independent Accountants in connection with the determination of FPS Real Estate Closing NWC or Freedom Closing NWC, Closing Indebtedness, or Transaction Expenses).

(h) The amount of any Loss for which indemnification is provided under Section 10.1 or Section 10.2 shall be calculated net of (i) any insurance proceeds (net of collection expenses, premium increases, copays and similar costs and expenses) actually received in cash by an Indemnified Party in respect of such Loss, provided that if insurance proceeds related to any such Loss are collected following payment by the Indemnifying Party to an Indemnified Party for such Loss pursuant to this Article X, then the Indemnified Party shall repay to the Indemnifying Party, promptly after receipt, any amount that the Indemnifying Party would not have had to pay pursuant to this Article X has such receipt occurred at or prior to the payment by the Indemnifying Party, and (ii) indemnity, contribution or other similar payment actually collected by the Indemnified Party in respect of any such Loss net of collection expenses.

(i) Any Loss for which any Indemnified Party is entitled to indemnification under Section 10.1(a) or Section 10.1(b), as applicable, shall be determined without duplication of recovery by reason of the state of facts giving rise to such Loss constituting a breach of more than one representation, warranty, covenant or agreement. For the avoidance of doubt the foregoing shall not impact the ability of any Party to elect which representation, warranty, covenant or agreement provides the basis for recovery.

(j) No breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of any Party, after the Closing, to rescind this Agreement or any of the transactions contemplated hereby.

(k) Notwithstanding anything herein to the contrary, the limitations set forth in Section 10.3(f) through Section 10.3(i) shall not apply to claims based on or Losses arising out of Fraud (including any breach of a representation that constitutes fraud).

10.4 Share Escrow Fund; Cash Escrow Fund.

(a) Payment of Dividends; Voting. Any dividends, interest payments, or other distributions of any kind made in respect of the Escrow Shares will be delivered promptly to Sellers’ Representative for distribution to the Sellers and Optionholders in accordance with their respective Pro Rata Share. The Sellers’ Representative (on behalf of each Seller and Optionholder) shall be entitled to vote the Escrow Shares on any matters to come before the stockholders of the Purchaser.

(b) Distribution of Escrow Shares. If all or any portion of the Escrow Shares are to be released from the Share Escrow Fund pursuant to Section 10.4(d), then such Escrow Shares shall be released to the Sellers’ Representative for distribution to the Sellers and Optionholders in accordance with their respective Pro Rata Share. The Purchaser will take such action as may be necessary to cause such certificates to be issued in the names of the appropriate Persons. Certificates or book-entry positions representing Escrow Shares so issued that are subject to resale restrictions under applicable securities Laws will bear a legend to that effect. No fractional shares shall be released and delivered from the Share Escrow Fund to the Sellers’ Representative and all fractional shares shall be rounded to the nearest whole share.

(c) Assignability. No Escrow Shares or any beneficial interest therein may be pledged, sold, assigned or transferred, including by operation of law, by the Sellers or Optionholders or be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of any Seller, prior to the delivery to such Seller or Optionholder by the Sellers’ Representative of the Escrow Shares by the Escrow Share Agent as provided herein.

(d) Release from Share Escrow Fund.

(i) Within five (5) Business Days following the twelve (12) month anniversary of Closing (the “Release Date”), the following number of Escrow Shares will be released from escrow to the Sellers’ Representative (for distribution to the Sellers and Optionholders in accordance with their respective Pro Rata Share): (A) the remaining number of Escrow Shares in the Share Escrow Fund, less (B) the number of Escrow Shares (using a value per Escrow Share equal to the VWAP for the five (5) trading days immediately prior to the Release Date) equal to the amount of any potential Losses set forth in any Direct Claim Notice or Third-Party Claim Notice delivered by the Purchaser prior to the Release Date with respect to any pending but unresolved claim for indemnification. Any Escrow Shares retained in escrow as a result of clause (B) in the immediately preceding sentence shall be released promptly upon resolution of the related claim for indemnification in accordance with the provisions of this Article X.

(ii) The Purchaser and the Sellers’ Representative shall issue joint instructions to the Escrow Share Agent instructing the Escrow Share Agent to release such number of Escrow Shares determined in accordance with this Section 10.4(d).

(e) Release from Cash Escrow Fund.

(i) On or before the Release Date, the following amount will be released from the Cash Escrow Fund to the Sellers’ Representative (for distribution to the Sellers and Optionholders in accordance with their respective Pro Rata Share): (A) the remaining dollar amount in the Cash Escrow Fund, if any, less, without duplication, (B) the amount of any potential Losses set forth in any Direct Claim Notice or Third-Party Claim Notice delivered by the Purchaser prior to the Release Date with respect to any pending but unresolved claim for indemnification. Any dollar amount retained in escrow as a result of clause (B) in the immediately preceding sentence shall be released promptly upon resolution of the related claim for indemnification in accordance with the provisions of this ARTICLE X.

(ii) The Purchaser and the Sellers’ Representative shall issue joint instructions to the Cash Escrow Agent instructing the Cash Escrow Agent to release the amount of cash from the Cash Escrow Fund determined in accordance with this Section 10.4(e). To the extent necessary to comply with applicable Law, Sellers’ Representative shall direct distribution of the Pro Rata Share of amounts released from the Cash Escrow Fund payable in respect of Optionholders to Freedom Powersports or FPS Real Estate, as applicable, to be distributed in an ordinary or special payroll.

10.5 Survival. Except for (1) the Seller Fundamental Representations (other than Sections 4.29, 4.32, and 4.33) and the Purchaser Fundamental Representations, which shall survive indefinitely, (2) the representations and warranties in Sections 4.29 (Employee Benefits and Compensation), and 4.32 (Tax Matters), which shall survive until sixty (60) days after the expiration of the statute of limitations with respect to the subject matter discussed therein (including any extensions and waivers thereof), and (3) the representations and warranties in Section 4.33 (Environmental Laws), which shall survive until four (4) years from the Closing Date, the representations and warranties of the Sellers and Purchaser shall survive until twelve months following the Closing. Each covenant and other agreement of a Party hereunder shall survive indefinitely and until fully performed in accordance with its terms. The indemnification to which any Indemnified Party is entitled from the Indemnifying Parties pursuant to Section 10.1(a) or Section 10.1(b) for Losses shall be effective so long as an Indemnified Party makes a claim for indemnification prior to the applicable Limitation Date (in which case, the applicable representations, warranties, covenants or agreements that are the subject of such claim for indemnification shall survive the applicable Limitation Date solely for purposes of resolving such claim, until such time as such claim is fully and finally resolved). “Limitation Date” shall mean, with respect to any representation, warranty, covenant, or agreement the date on which such representation, warranty, covenant or agreement expires pursuant to this Section 10.5.

10.6 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

10.7 Exclusive Remedies. The Parties acknowledge and agree that the sole and exclusive remedy of any Purchaser Indemnitee or Seller Indemnitee, as applicable, with respect to any and all claims (other than claims arising from Fraud) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in Section 7.8 and this Article X. In furtherance of the foregoing, the Purchaser on behalf of all Purchaser Indemnitees and Sellers’ Representative on behalf of all Seller Indemnitees hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other Parties hereto and their Affiliates and each of their respective representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in Section 7.8 and this Article X and other than claims arising from Fraud. Nothing in this Section 10.7 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 13.15, to obtain the adjustments described in Section 3.2, or to seek any remedy on account of Fraud.

10.8 NO ADDITIONAL REPRESENTATIONS; NO RELIANCE. THE PURCHASER ACKNOWLEDGES AND AGREES THAT: (A) NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE SELLERS AND OPTIONHOLDERS IN ARTICLES IV AND V AND IN THE ADDITIONAL AGREEMENTS, NEITHER THE ACQUIRED COMPANIES OR THE SELLERS OR OPTIONHOLDERS OR ANY AFFILIATE THEREOF NOR ANY OTHER PERSON HAS MADE ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE ACQUIRED COMPANIES, THE BUSINESS OR THE ACQUIRED COMPANY’S OPERATIONS, ASSETS, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE), PROSPECTS OR ANY OTHER MATTER WHATSOEVER, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE PURCHASER, OR ANY OF ITS RESPECTIVE AFFILIATES OR REPRESENTATIVES OF ANY DOCUMENTATION, FORECASTS, PROJECTIONS OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING AND (B) THE PURCHASER HAS NOT RELIED ON ANY REPRESENTATION OR WARRANTY FROM AN ACQUIRED COMPANY OR THE SELLERS, OPTIONHOLDERS, OR ANY OTHER PERSON IN DETERMINING TO ENTER INTO THIS AGREEMENT, EXCEPT AS EXPRESSLY SET FORTH IN ARTICLES IV AND V OF THIS AGREEMENT AND THE ADDITIONAL AGREEMENTS. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE ACQUIRED COMPANIES AND THE SELLERS AND OPTIONHOLDERS IN ARTICLES IV AND V AND THE ADDITIONAL AGREEMENTS, ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, WRITTEN OR ORAL, AT LAW OR IN EQUITY ARE EXPRESSLY DISCLAIMED BY THE ACQUIRED COMPANIES, SELLERS, AND OPTIONHOLDERS. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, NOTHING HEREIN SHALL IMPAIR ANY CLAIM BASED UPON FRAUD.

ARTICLE XI.
DISPUTE RESOLUTION

11.1 Jurisdiction; Waiver of Jury Trial.

(a) ANY ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER ADDITIONAL AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF TEXAS, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(b) THE PARTIES TO THIS AGREEMENT HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVE ANY RIGHT EACH SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY ACTION OF ANY KIND OR NATURE, IN ANY COURT IN WHICH AN ACTION MAY BE COMMENCED, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT, OR BY REASON OF ANY OTHER CAUSE OR DISPUTE WHATSOEVER BETWEEN OR AMONG ANY OF THE PARTIES TO THIS AGREEMENT OF ANY KIND OR NATURE.

(c) Each of the Parties to this Agreement acknowledge that each has been represented in connection with the signing of this waiver by independent legal counsel selected by the respective Party and that such Party has discussed the legal consequences and import of this waiver with legal counsel. Each of the Parties to this Agreement further acknowledge that each has read and understands the meaning of this waiver and grants this waiver knowingly, voluntarily, without duress and only after consideration of the consequences of this waiver with legal counsel.

ARTICLE XII.
TERMINATION

12.1 Termination. This Agreement may be terminated, and the transactions contemplated by this Agreement may be abandoned, at any time prior to the Closing as follows:

(a) by mutual written consent of Purchaser and the Sellers’ Representative;

(b) by either the Purchaser or the Sellers’ Representative, upon written notice to the other Party, if:

(i) the Closing has not occurred by January 31, 2022 (the “Outside Closing Date”); provided, that the right to terminate under this Section 12.1(b)(i) shall not be available to any Party whose breach of its obligations, covenants, representations or warranties has been the primary cause of the failure to consummate the transactions by the Outside Closing Date; provided, further, that in the event that (x) the Closing has not occurred by the Outside Closing Date, (y) this Agreement has not otherwise been terminated pursuant to this Article XII, and (z) the Parties are working in good faith to consummate the Transactions, then the Outside Closing Date shall be extended for up to three (3) consecutive periods of thirty (30) days; and provided, further that if the Closing has not occurred by the Outside Closing Date solely as a result of a failure to obtain approval of any Factory, either Purchaser or Sellers’ Representative may provide notice to the other Party to extend the Outside Closing Date until thirty (30) days following the final resolution of any and all proceedings with a Factory;

(ii) any Authority shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such Order or other action shall have become final and nonappealable; provided, however, that neither Purchaser nor the Sellers’ Representative shall have such right to terminate pursuant to this Section 12.01(b)(ii) unless, prior to such termination, such Party shall have used its commercially reasonable efforts to oppose any such Order or other restraint or to have such Order or other restraint vacated or made inapplicable to the transaction contemplated hereby and otherwise has fulfilled its obligations under this Agreement;

(c) by the Purchaser, by giving written notice to the Sellers’ Representative, if any of the representations or warranties of Sellers or the Optionholders set forth in this Agreement shall not be true and correct or if Sellers or the Optionholders have failed to perform any covenant or agreement set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 9.2(a) or Section 9.2(b) would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured by the earlier of (i) thirty (30) days after written notice thereof is delivered to the Sellers’ Representative and (ii) the Outside Closing Date; provided, however, that the Purchaser’s right to terminate this Agreement under this Section 12.1(c) shall not be available if the Purchaser is also then in breach of this Agreement so as to prevent the condition to Closing set forth in either Section 9.3(a) or Section 9.3(b) from being satisfied;

(d) by the Sellers’ Representative, by giving written notice to the Purchaser, if any of the representations or warranties of the Purchaser set forth in this Agreement shall not be true and correct or if the Purchaser has failed to perform any covenant or agreement set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 9.3(a) or Section 9.3(b) would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to the Purchaser and (ii) the Outside Closing Date; provided, however, that the Sellers’ Representative’s right to terminate this Agreement under this Section 12.1(e) shall not be available if the Sellers or Optionholders are also then in breach of this Agreement so as to prevent the condition to Closing set forth in either Section 9.2(a) or Section 9.2(b) from being satisfied;

(e) by the Purchaser, in its sole discretion, on or prior to the end of the Diligence Period if Purchaser is not satisfied for any reason whatsoever with its due diligence investigation of the Business, the Owned Real Property and Leased Real Property, the Improvements, or of any other matter Purchaser deems relevant during the Diligence Period;

(f) by the Purchaser, in its sole discretion, if the FPS Real Estate Appraisal is greater than $48,400,000; or

(g) by the Sellers’ Representative, in the Sellers’ Representative’s sole discretion, if the FPS Real Estate Appraisal is less than $40,400,000.

12.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Articles XII, all obligations of the Parties hereunder (other than Section 8.3 (Confidentiality), ARTICLE XI (Dispute Resolution), this ARTICLE XII (Termination), and ARTICLE XIII (Miscellaneous), which will survive the termination of this Agreement) will terminate without any liability of any Party to any other Party; provided, further, that no termination will relieve Sellers, the Optionholders, the Acquired Companies and their respective Affiliates from any liability arising from or relating to any knowing and intentional breach of a representation, a warranty or a covenant by such Party prior to termination.

ARTICLE XIII.
MISCELLANEOUS

13.1 Notices. Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand or recognized courier service, by 5:00PM Eastern Time on a Business Day, addressee’s day and time, on the date of delivery, and otherwise on the first Business Day after such delivery; (b) if by fax or email, on the date that transmission is confirmed electronically, if by 5:00PM Eastern Time on a Business Day, addressee’s day and time, and otherwise on the first Business Day after the date of such confirmation; or (c) five days after mailing by certified or registered mail, return receipt requested. Notices shall be addressed to the respective Parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a Party shall specify to the others in accordance with these notice provisions:

if to the Purchaser or the Acquired Companies (following the Closing), to:

RumbleOn, Inc.

901 W. Walnut Hill Lane

Irving, Texas 75038

Tel: 469.250.1185

Attention: Marshall Chesrown (marshall@rumbleon.com),

Peter Levy (peter@rumbleon.com), and

Michael Francis (michael@rumbleon.com)

with a copy to (which shall not constitute notice):

Akerman LLP

The Main Las Olas

201 East Las Olas Boulevard

Suite 1800

Fort Lauderdale, FL 33301

Tel: 954.463.2700

Fax: 942.463.2224

Attention: Christina Russo (christina.russo@akerman.com),

Scott Wasserman (scott.wasserman@akerman.com), and

Erin Swick (erin.swick@akerman.com)

if to the Acquired Companies (prior to the Closing):

Freedom Powersports, LLC

c/o Trinity Private Equity Group, LLC

925 S Kimball Ave #100

Southlake, TX 76092

Attention: Daniel Meader

with a copy to (which shall not constitute notice):

Jackson Walker, LLP

777 Main Street

Suite 2100

Fort Worth, TX 76102

Tel: 817.334.7225

Fax: 817.334.7290

Attention: Evan Malloy (emalloy@jw.com)

if to the Sellers’ Representative:

Trinity Private Equity Group, LLC

925 S Kimball Ave #100

Southlake, TX 76092

Attention: Daniel Meader

with a copy to (which shall not constitute notice):

Jackson Walker, LLP

777 Main Street

Suite 2100

Fort Worth, TX 76102

Tel: 817.334.7225

Fax: 817.334.7290

Attention: Evan Malloy (emalloy@jw.com)

13.2 Amendments; No Waivers; Remedies.

(a) This Agreement cannot be amended, except by a writing signed by each Party and cannot be terminated orally or by course of conduct. No provision hereof can be waived, except by a writing signed by the Party against whom such waiver is to be enforced, and any such waiver shall apply only in the particular instance in which such waiver shall have been given.

(b) Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any Party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a Party shall waive or otherwise affect any obligation of that Party or impair any right of the party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved Party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

(c) Except as otherwise expressly provided herein, no statement herein of any right or remedy shall impair any other right or remedy stated herein or that otherwise may be available. No single or partial exercise by a Party hereto of any right, power or remedy hereunder shall preclude any other or further exercise thereof.

13.3 Arm’s length bargaining; no presumption against drafter. This Agreement has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the Parties, and no such relationship otherwise exists. No presumption in favor of or against any Party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

13.4 Publicity. Except as required by Law, fiduciary duties, by court process or by obligations pursuant to any listing agreement with any national securities exchange and except with respect to the Purchaser SEC Documents, the Sellers and the Optionholders, on one hand, and Purchaser, on the other hand, agree that neither they nor their respective agents shall issue any press release or make any other public disclosure concerning the transactions contemplated hereunder without the prior approval of Purchaser and Sellers’ Representative.

13.5 Expenses. Each Party shall bear its own costs and expenses in connection with this Agreement and the transactions contemplated hereby, unless otherwise specified herein.

13.6 No Assignment or Delegation. No Party may assign this Agreement or any right, interest or obligation hereunder, including by merger, consolidation, operation of law, or otherwise, without the written consent of Purchaser, on one hand, and Sellers’ Representative, on the other hand, that Purchaser may, without consent, assign all or part of its rights under this Agreement or other Additional Agreements to one or more of its Affiliates, to any purchaser of a material part of its assets, or to any lender or other financing source for collateral purposes. Except as set forth in the previous sentence, any purported assignment or delegation without such consent shall be void, in addition to constituting a material breach of this Agreement. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

13.7 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without giving effect to the conflict of laws principles thereof.

13.8 Counterparts; facsimile signatures. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Agreement shall become effective upon delivery to each Party of an executed counterpart or the earlier delivery to each Party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other Parties. Delivery of an executed counterpart of this Agreement by facsimile or by electronic transmission in ..PDF format shall be effective to the fullest extent permitted by applicable Law.

13.9 Entire Agreement. This Agreement together with the exhibits and schedules hereto and the Additional Agreements, sets forth the entire agreement of the Parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), all of which are merged herein. No provision of this Agreement or any Additional Agreement may be explained or qualified by any agreement, negotiations, understanding, discussion, conduct or course of conduct or by any trade usage. Except as otherwise expressly stated herein or any Additional Agreement, there is no condition precedent to the effectiveness of any provision hereof or thereof. No Party has relied on any representation from, or warranty or agreement of, any Person in entering into this Agreement, prior hereto or contemporaneous herewith or any Additional Agreement, except those expressly stated herein or therein.

13.10 Severability. A determination by a court or other legal authority of competent jurisdiction that any provision that is not of the essence of this Agreement is legally invalid shall not affect the validity or enforceability of any other provision hereof. The Parties shall cooperate in good faith to substitute (or cause such court or other legal authority to substitute) for any provision so held to be invalid a valid provision, as alike in substance to such invalid provision as is lawful.

13.11 Construction of certain terms and references; captions. In this Agreement.

(a) References to particular sections and subsections, schedules, and exhibits not otherwise specified are cross-references to sections and subsections, schedules, and exhibits of this Agreement.

(b) The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement, and, unless the context requires otherwise, “Party” means a party signatory hereto.

(c) Any use of the singular or plural, or the masculine, feminine, or neuter gender, includes the others, unless the context otherwise requires; “including” means “including without limitation;” “or” means “and/or;” “any” means “any one, more than one, or all;” and, unless otherwise specified, any financial or accounting term has the meaning of the term under United States generally accepted accounting principles as consistently applied heretofore by the Acquired Companies.

(d) Unless otherwise specified, any reference to any agreement (including this Agreement), instrument, or other document includes all schedules, exhibits, or other attachments referred to therein, and any reference to a statute or other law includes any rule, regulation, ordinance, or the like promulgated thereunder, in each case, as amended, restated, supplemented, or otherwise modified from time to time. Any reference to a numbered schedule means the same-numbered section of the disclosure schedule.

(e) If any action is required to be taken or notice is required to be given within a specified number of days following a specific date or event, the day of such date or event is not counted in determining the last day for such action or notice. If any action is required to be taken or notice is required to be given on or before a particular day which is not a Business Day, such action or notice shall be considered timely if it is taken or given on or before the next Business Day. With respect to any date or time period specified herein or in any Additional Agreement, time is of the essence.

(f) Captions are not a part of this Agreement, but are included for convenience, only.

(g) No reference to or disclosure of any information in the Disclosure Schedules shall be construed as an admission or indication that such information is material or that such information is required to be referred to or disclosed in the Disclosure Schedules nor shall such information be deemed to establish a level or standard of materiality for purposes of this Agreement;

(h) The terms “Dollars” and “$” mean United States Dollars.

(i) Information shall be considered to have been “delivered to” or “made available” (or words of similar import) to Purchaser if provided in the “virtual data room” hosted by Midaxo continuously from the date posted through 5:00 p.m. Eastern on the second (2nd) Business Day before the Closing Date.

13.12 Further Assurances. Each Party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such Party’s obligations hereunder, necessary to effectuate the transactions contemplated by this Agreement.

13.13 Third Party Beneficiaries. Except with respect to Persons entitled to indemnification under Article X hereof, neither this Agreement nor any provision hereof confers any benefit or right upon or may be enforced by any Person not a signatory hereto; provided, however, that (a) each D&O Person is an intended beneficiary of, and shall have the right to enforce, the provisions set forth in Section 8.7, (b) JW is an intended beneficiary of, and shall have the right to enforce, the provisions set forth in Section 13.18 and (c) each Non-Recourse Party is an intended beneficiary of, and shall have the right to enforce, the provisions set forth in Section 13.17.

13.14 Sellers’ Representative.

(a) By executing this Agreement each Seller and each Optionholder hereby appoints Trinity Private Equity Group, LLC (and Trinity Private Equity Group, LLC hereby consents to such appointment) as agent, proxy and attorney-in-fact for each Seller and each Optionholder for all purposes of this Agreement and the Additional Agreements, including the full power and authority on each such Seller’s and Optionholder’s behalf to (i) to give and receive notices and communications to or by the Purchaser for any purpose under this Agreement and the Additional Agreements, (ii) to agree to, negotiate, enter into settlements and compromises of and demand mediation and comply with orders of courts and awards of arbitrators with respect to any indemnification claims (including Third-Party Claims) under Article XII, the Post-Closing Adjustment, or other disputes arising under or related to this Agreement or the Additional Agreements, (iii) to enter into and deliver the Escrow Share Agreement and Cash Escrow Agreement on behalf of each of the Sellers and Optionholders and to disburse any funds or shares of Purchaser Common Stock received hereunder or pursuant to the Escrow Share Agreement or the Cash Escrow Agreement, as applicable, (iv) to authorize or object to delivery to the Purchaser of the Share Escrow Fund, Cash Escrow Fund, or any portion thereof, in satisfaction of indemnification claims by the Purchaser in accordance with the provisions of the Escrow Share Agreement or the Cash Escrow Agreement, as applicable, (v) to act on behalf of Sellers and Optionholders in accordance with the provisions of the Agreement and the Additional Agreements, the securities described herein and any other document or instrument executed in connection with the Agreement and the Transactions, (vi) to endorse and deliver any certificates or instruments of assignment as Purchaser shall reasonably request; (vii) to execute and deliver on behalf of each such Seller and Optionholder any amendment, waiver, ancillary agreement and documents on behalf of any Seller or Optionholder that the Sellers’ Representative deems necessary or appropriate; and (viii) to take all actions necessary or appropriate in the judgment of the Sellers’ Representative for the accomplishment of the foregoing and to do each and every act and exercise any and all rights which the Sellers and/or Optionholders collectively are permitted or required to do or exercise under this Agreement. Purchaser is expressly authorized to rely on the genuineness of the signature of Sellers’ Representative and, upon receipt of any writing which reasonably appears to have been signed by Sellers’ Representative, Purchaser may act in good faith upon the same without any further duty of inquiry as to the genuineness of the writing.

(b) Such agency may be changed by the Sellers and Optionholders from time to time upon no less than twenty (20) days prior written notice to the Purchaser, provided, however, that the Sellers’ Representative may not be removed unless holders of at least 51% of all of the Transferred Equity Interests on an as-if converted basis outstanding immediately prior to the Transactions agrees to such removal. Any vacancy in the position of Sellers’ Representative may be filled by approval of the holders of at least 51% of all of the Transferred Equity Interests on an as-if converted basis outstanding immediately prior to the Transactions. Any removal or change of the Sellers’ Representative shall not be effective until written notice is delivered to Purchaser. No bond shall be required of the Sellers’ Representative, and the Sellers’ Representative shall not receive any compensation for his services. Notices or communications to or from the Sellers’ Representative shall constitute notice to or from the Sellers and Optionholders.

(c) A decision, act, consent or instruction of the Sellers’ Representative shall, for all purposes hereunder, constitute a decision, act, consent or instruction of all of the Sellers and Optionholders of the Acquired Companies and shall be final, binding and conclusive upon each of the Sellers and Optionholders. In connection with this Agreement, the Escrow Share Agreement, the Cash Escrow Agreement and any instrument, agreement or document relating hereto or thereto, and in exercising or failing to exercise all or any of the powers conferred upon the Sellers’ Representative hereunder (i) the Sellers’ Representative shall incur no responsibility whatsoever to any Sellers by reason of any error in judgment or other act or omission performed or omitted hereunder or in connection with the Escrow Share Agreement, the Cash Escrow Agreement, or any such other agreement, instrument or document, excepting only responsibility for any act or failure to act which represents willful misconduct, and (ii) the Sellers’ Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Sellers’ Representative pursuant to such advice shall in no event subject the Sellers’ Representative to liability to any Sellers or Optionholders. Each Seller (but not any Optionholder) shall severally (in accordance with their ownership percentages in the Acquired Companies as set forth on Schedule 13.14(c)), and not jointly, indemnify the Sellers’ Representative, against all losses, damages, liabilities, claims, obligations, costs and expenses, including reasonable attorneys’, accountants’ and other experts’ fees and the amount of any judgment against them, of any nature whatsoever (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened or any claims whatsoever) (“Sellers’ Representative Losses”), arising out of or in connection with any actions taken or omitted to be taken by the Sellers’ Representative pursuant to the terms of this Agreement, the Escrow Share Agreement, or the Cash Escrow Agreement (including any claim, investigation, challenge, action or proceeding or in connection with any appeal thereof, relating to the acts or omissions of the Sellers’ Representative hereunder, or under the Escrow Share Agreement, the Cash Escrow Agreement or otherwise), in each case as such Sellers’ Representative Loss is incurred or suffered. If not paid directly to the Sellers’ Representative by the Sellers, any such Sellers’ Representative Loss may be recovered by the Sellers’ Representative from the Share Escrow Fund or Cash Escrow Fund otherwise distributable to the Sellers pursuant to the terms hereof and the Escrow Share Agreement and the Cash Escrow Agreement at the time of distribution in accordance with written instructions delivered by the Sellers’ Representative to the Escrow Share Agent or Cash Escrow Agent, as applicable; provided that while this section allows the Sellers’ Representative to be paid from the Share Escrow Fund and the Cash Escrow Fund, this does not relieve the Sellers from their obligation to promptly pay such Sellers’ Representative Losses as they are suffered or incurred, nor does it prevent the Sellers’ Representative from seeking any remedies available to it at law or otherwise.

13.15 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

13.16 Releases. Effective as of the Closing and to the fullest extent permitted by applicable Law, each Seller and Optionholder, on his, her, or its own behalf and on behalf of its past, present or future officers, managers, partners, agents, attorneys, advisors, representatives, heirs, successors and assigns, including any receiver, any assignee for the benefit of creditors or any trustee under the United States Bankruptcy Code (each, a “Releasing Party” and, collectively, the “Releasing Parties”) hereby absolutely, unconditionally and irrevocably releases and forever discharges the Acquired Companies and their respective Affiliates, successors and past, present and future assigns, trusts, trustees, owners, partners, managers, directors, officers, agents, attorneys and representatives (collectively, the “Released Parties”) from the following (collectively, the “Released Claims”): all claims, actions, causes of action, suits, debts, liabilities, obligations, sums of money, accounts, covenants, contracts, controversies, agreements, promises, damages, judgments, executions, claims and demands arising out of, relating to or in any way connected with the Acquired Companies or the transactions contemplated by this Agreement, including (without limitation) all claims related to any Releasing Party’s ownership or purported ownership in the Acquired Companies or any actual or promised grants of any of the foregoing, any Releasing Party’s relationship with any of the Acquired Companies and all claims related to the payment amounts set forth herein, including the allocation thereof among the Sellers and Optionholders in accordance with the Payment Notice, whether known or unknown, suspected or unsuspected, absolute or contingent, direct or indirect or nominally or beneficially possessed or claimed by a Releasing Party, whether the same be in administrative proceedings, in arbitration or admiralty, at law, in equity or mixed, which such Releasing Party ever had or now has against the Released Parties (or any of them), in respect of any and all agreements, liabilities or obligations entered into or incurred on or prior to the Closing Date, or in respect of any event occurring or circumstances existing on or prior to the Closing Date, whether or not relating to claims or circumstances existing on or prior to the Closing Date, whether or not relating to claims pending on, or asserted after, the Closing Date; provided, however, that the Released Claims shall not include any rights and claims arising under this Agreement or any Additional Agreement. Each of the Releasing Parties acknowledges that it may hereafter discover facts in addition to or different from those that such Releasing Party now knows or believes to be true with respect to the subject matter of this release, but it is such Releasing Parties’ intention to fully and finally and forever settle and release any and all Released Claims, respectively, that do now exist, may exist or heretofore have existed with respect to the subject matter of this release. In furtherance of this intention, the releases contained in this Section 13.16 shall be and remain in effect as full and complete general releases notwithstanding the discovery or existence of any such additional or different facts.

13.17 Non-Recourse. Except as otherwise expressly agreed in writing by any Person or in the case of Fraud, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of or related to this Agreement may only be brought against, the Persons that are expressly named as Parties to this Agreement. Except as expressly set forth herein or as otherwise agreed in writing by any Person, in the case of Fraud, and except for Persons named as a Party to this Agreement, no past, present or future shareholder, member, partner, manager, director, officer, employee, Affiliate, agent or Representative of any Party to this Agreement (each, a “Non-Recourse Party”) will have any liability (whether in contract, tort, equity or otherwise) for any of the representations, warranties, covenants, agreements or other obligations or liabilities of any of the Parties to this Agreement or for any claim based upon, arising out of or related to this Agreement.

13.18 Representation. The parties to this Agreement each acknowledge that Jackson Walker LLP (“JW”) currently serves as counsel to both (i) the Acquired Companies on the one hand and/or (ii) certain of the Sellers on the other hand, in each case including in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement. The parties understand and specifically agree that JW may withdraw from representing the Acquired Companies and continue to represent the Sellers even if the interests of the Sellers on the one hand, and the interests of the Acquired Companies on the other hand, are or may be adverse, including in connection with any dispute arising out of or relating to this Agreement or the transactions contemplated by this Agreement, and even though JW may have represented the Acquired Companies in a matter substantially related to such dispute or may be handling ongoing matters for the Acquired Companies, or any of their respective Affiliates, and Purchaser and the Acquired Companies hereby consent thereto and waive any conflict of interest arising therefrom. From and after the Closing, each Acquired Company shall cease to have any attorney-client relationship with JW, unless JW is specifically engaged in writing by any Acquired Company to represent it after the Closing. Each of the Parties further agrees that, as to all communications before Closing among JW, the Acquired Companies and the Sellers, the attorney-client privilege, the expectation of client confidence and all other rights to any evidentiary privilege that attach as a result of JW representing the Acquired Companies until Closing shall survive the Closing and shall remain in effect, provided that any such privilege, from and after the Closing, shall belong to the Sellers and shall not pass to or be claimed by the Acquired Companies or any of its Affiliates. In furtherance of the foregoing, each of the Parties hereto agrees to take the steps reasonably necessary, and at Sellers’ expense, to ensure that any privilege attaching as a result of JW representing the Acquired Companies shall survive the Closing, remain in effect and be controlled by the Sellers. As to any privileged attorney-client communications regarding the transactions contemplated by this Agreement occurring prior to the Closing between JW on the one hand, and any of the Acquired Companies on the other hand (collectively, the “Privileged Communications”), each of Purchaser and the Acquired Companies, together with any of their respective Affiliates, successors or assigns, agrees that no such Person may intentionally or knowingly access, use or rely on any of the Privileged Communications in any action or claim against or involving any of the Parties hereto after the Closing, provided that inadvertent access to any Privileged Communications remaining on computer systems of the Acquired Companies following the Closing shall not be deemed a violation of the provisions of this Section 13.18. Notwithstanding any other provision of this Section 13.18, in the event that a dispute arises after the Closing between any Acquired Company and its Affiliates (including Purchaser), on the one hand, and a third party other than any Seller or its Affiliates, on the other hand, such Acquired Company and its Affiliates may assert the attorney-client privilege with respect to such communications to prevent disclosure of such communications to such third party. In addition, if the transactions contemplated by this Agreement are consummated, the Acquired Companies shall have no right of access to or control over any of JW’s records related to the transactions contemplated by this Agreement, which shall become the property of (and be controlled by) the Sellers. Furthermore, in the event of a dispute between the Sellers on the one hand, and the Acquired Companies on the other hand, arising out of or relating to any matter in which JW acted for them both, none of the attorney-client privilege, the expectation of client confidence or any other rights to any evidentiary privilege will protect from disclosure to the Sellers any information or documents developed or shared during the course of JW’s representation of the Sellers on the one hand, and the Acquired Companies on the other hand.

[The remainder of this page intentionally left blank; signature pages to follow]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

PURCHASER:

RUMBLEON, INC.

By:	/s/ Marshall Chesrown
Name:	Marshall Chesrown
Title:	Chairman of the Board and
Chief Executive Officer

SELLERS:

TPEG FREEDOM POWERSPORTS INVESTORS LLC

By:	/s/ Daniel Meader
Name:	Daniel Meader
Title:	Manager

/s/ Kevin Lackey
Kevin Lackey

/s/ Sanjay Chandra
Sanjay Chandra

SELLERS’ REPRESENTATIVE:

TRINITY PRIVATE EQUITY GROUP, LLC

By:	/s/ Daniel Meader
Name:	Daniel Meader
Title:	Manager

OPTIONHOLDERS:

/s/ Daniel Arriaga
Daniel Arriaga

/s/ Sarah McVean Brown
Sarah McVean Brown

/s/ Sean Chandler
Sean Chandler

/s/ Natalie Nelson
Natalie Nelson

/s/ Chase Vance
Chase Vance

/s/ Tom Zelewski
Tom Zelewski

Exhibit A

Key Employees

Kevin Lackey

Tom Zelewski

Daniel Arriaga

Exhibit B

Sample Net Working Capital

[See attached]

Exhibit B

Net Working Capital

Freedom
Net Working
		Actual as of			Capital
		9/30/21	Adjustments		Target
Net Working Capital
Current Assets
*	Cash	$	$		$
*	Money Market Account			-
*	Contracts in Transit			-
*	Holdback Receivable			-
*	Factory Rebates Receivable			-
*	Other Accounts Receivable			-
	Clearing			-
	Total New Inventory			-
	Total Used Inventory			-
	Total P&A Inventory			-
	Prepaid Expenses			-
Total Current Assets
Current Liabilities
*	Accounts Payable
*	Accounts Payable - Parts			-
*	Sales Tax, TT&L, VIT			-
	Deposits on Sales Parts & Service			-
	Total New Flooring			-
Total Used Flooring
	Allowance for PPM (1)				-
	Gift Cards			-
	Lien Payoff			-
	Short Term Loan			-
	Interest Payable				-
	Property Tax Payable			-
*	Service Contract Liability			-
*	Payroll Liability			-
Other Accrued Liabilities
	Short Term Investor Note	-		-	-
Total Current Liabilities
	Freedom Net Working Capital	$	$		$
*	Cash And Net Receivables	$	$		$

(1)	Exclude from Net Working Capital

Exhibit C

Form of Registration Rights and Lock-Up Agreement

[See attached]

REGISTRATION RIGHTS AND LOCK-UP AGREEMENT

THIS REGISTRATION RIGHTS AND LOCK-UP AGREEMENT (this “Agreement”), dated as of November 8, 2021, is made and entered into by and among (i) RumbleOn, Inc., a Nevada corporation (the “Company”), (ii) each of the Persons listed on Schedule A attached hereto (the “Schedule of Holders”) as of the date hereof, and (iii) each of the other Persons set forth from time to time on the Schedule of Holders who, at any time, own securities of the Company and enter into a joinder to this Agreement agreeing to be bound by the terms hereof (each Person identified in the foregoing (ii) and (iii), a “Holder” and, collectively, the “Holders”).

RECITALS

WHEREAS, the Company, as the purchaser, has entered into a Membership Interest Purchase Agreement, dated November 8, 2021 (the “Membership Interest Purchase Agreement”), by and among the Company, TPEG Freedom Powersports Investors LLC, a Texas limited liability company (“FPI”), Kevin Lackey (“Lackey”), Sanjay Chandra (“Chandra” and collectively with FPI and Lackey, the “Sellers” and each, a “Seller”), and Trinity Private Equity Group, LLC, as the representative of the Sellers (the “Sellers’ Representative”), setting forth the terms of an acquisition (“Acquisition”); and

WHEREAS, in connection with the Membership Interest Purchase Agreement, the Sellers shall receive shares of Common Stock, pursuant to the terms of the Membership Interest Purchase Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Resale Shelf Registration Rights.

(a) Registration Statement Covering Resale of Registrable Securities. The Company shall prepare and file or cause to be prepared and filed with the Commission, no later than thirty (30) days following the closing of the Acquisition (the “Filing Deadline”), a Registration Statement for an offering to be made on a continuous basis pursuant to Rule 415 of the Securities Act registering the resale from time to time by the holders of all of the Registrable Securities held by the Holders (the “Resale Shelf Registration Statement”). The Resale Shelf Registration Statement shall be on Form S-3 (“Form S-3”) or such other appropriate form permitting Registration of such Registrable Securities for resale by such Holders. The Company shall use commercially reasonable efforts to cause the Resale Shelf Registration Statement to be declared effective as soon as possible after filing, but in no event later than the earlier of (i) sixty (60) days following the Filing Deadline or (ii) ten (10) Business Days after the Commission notifies the Company that it will not review the Resale Shelf Registration Statement, if applicable (the “Effectiveness Deadline”); provided, that the Effectiveness Deadline shall be extended by no more than ninety (90) days after the Filing Deadline if the Registration Statement is reviewed by, and receives comments from, the Commission. Once the Resale Shelf Registration Statement is effective (the “Effective Date”), the Company shall use commercially reasonable efforts to keep the Resale Shelf Registration Statement continuously effective and shall cause the Resale Shelf Registration Statement to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, to ensure that another Registration Statement is available, under the Securities Act at all times until the later of (i) the two year anniversary of the Effective Date or (ii) such date that the Holders may sell all of the Registrable Securities owned by such Holder pursuant to Rule 144 of the Securities Act without any restrictions as to volume or manner of sale or otherwise (the “Effectiveness Period”). The Resale Shelf Registration Statement shall contain a Prospectus in such form as to permit any Holder to sell such Registrable Securities pursuant to Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) at any time beginning on the effective date for such Registration Statement (subject to lock-up restrictions provided in this Agreement), and shall provide that such Registrable Securities may be sold pursuant to any method or combination of methods legally available to, and requested by, the Holders.

(b) Notification and Distribution of Materials. The Company shall notify the Holders in writing of the effectiveness of the Resale Shelf Registration Statement as soon as practicable, and in any event within one (1) Business Day after the Resale Shelf Registration Statement becomes effective, and shall furnish to them, without charge, such number of copies of the Resale Shelf Registration Statement (including any amendments, supplements and exhibits), the Prospectus contained therein (including each preliminary prospectus and all related amendments and supplements) and any documents incorporated by reference in the Resale Shelf Registration Statement or such other documents as the Holders may reasonably request in order to facilitate the sale of the Registrable Securities in the manner described in the Resale Shelf Registration Statement.

(c) Amendments and Supplements. Subject to the provisions of Section 1(a) above, the Company shall promptly prepare and file with the Commission from time to time such amendments and supplements to the Resale Shelf Registration Statement and Prospectus used in connection therewith as may be necessary to keep the Resale Shelf Registration Statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all the Registrable Securities during the Effectiveness Period. If any Resale Shelf Registration Statement filed pursuant to Section 1(a) is filed on Form S-3 and thereafter the Company becomes ineligible to use Form S-3 for secondary sales, the Company shall promptly notify the Holders of such ineligibility and shall file a shelf registration on Form S-1 or other appropriate form as promptly as practicable to replace the shelf registration statement on Form S-3 and use its commercially reasonable efforts to have such replacement Resale Shelf Registration Statement declared effective as promptly as practicable and to cause such replacement Resale Shelf Registration Statement to remain effective, and shall cause the Resale Shelf Registration Statement to be supplemented and amended to the extent necessary to ensure that such Resale Shelf Registration Statement is available or, if not available, that another Resale Shelf Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities; provided, however, that at any time the Company once again becomes eligible to use Form S-3, the Company shall cause such replacement Resale Shelf Registration Statement to be amended, or shall file a new replacement Resale Shelf Registration Statement, such that the Resale Shelf Registration Statement is once again on Form S-3.

(d) Notwithstanding the registration obligations set forth in this Section 1, in the event the Commission informs the Company that all of the Registrable Securities cannot, as a result of the application of Rule 415, be registered for resale as a secondary offering on a single registration statement, the Company agrees to promptly (i) inform each of the Holders thereof and shall file amendments to the Resale Shelf Registration Statement as required by the Commission and/or (ii) withdraw the Resale Shelf Registration Statement and file a new registration statement (a “New Registration Statement”), on Form S-3, or if Form S-3 is not then available to the Company for such registration statement, on such other form available to register for resale the Registrable Securities as a secondary offering; provided, however, that prior to filing such amendment or New Registration Statement, the Company shall advocate with the Commission for the registration of all of the Registrable Securities in accordance with any publicly-available written or oral guidance, comments, requirements or requests of the Commission staff (the “SEC Guidance”), including without limitation, the Manual of Publicly Available Telephone Interpretations D.29. Notwithstanding any other provision of this Agreement, if any SEC Guidance sets forth a limitation of the number of Registrable Securities permitted to be registered on a particular Registration Statement as a secondary offering (and notwithstanding that the Company used diligent efforts to advocate with the Commission for the registration of all or a greater number of Registrable Securities), unless otherwise directed in writing by a Holder as to its Registrable Securities, the number of Registrable Securities to be registered on such Registration Statement will be reduced on a pro rata basis based on the total number of Registrable Securities held by the Holders, subject to a determination by the Commission that certain Holders must be reduced first based on the number of Registrable Securities held by such Holders. In the event the Company amends the Resale Shelf Registration Statement or files a New Registration Statement, as the case may be, under clauses (i) or (ii) above, the Company shall file with the Commission, as promptly as allowed by Commission or SEC Guidance provided to the Company or to registrants of securities in general, one or more registration statements on Form S-3 or such other form available to register for resale those Registrable Securities that were not registered for resale on the Resale Shelf Registration Statement, as amended, or the New Registration Statement.

 2. Reserved.

3. Piggyback Registrations.

(a) Right to Piggyback. If, at any time on or after the date the Company consummates the Acquisition, Form S-3 is not available to the Company for the Resale Shelf Registration Statement and the Company proposes to register any of its securities under the Securities Act (other than (i) pursuant to the Resale Shelf Registration Statement, (ii) in connection with registrations on Form S-4 or S-8 promulgated by the Commission or any successor forms, (iii) a registration relating solely to employment benefit plans, (iv) in connection with a registration the primary purpose of which is to register debt securities, or (v) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of Registrable Securities) and the registration form to be used may be used for the registration of Registrable Securities (a “Piggyback Registration”), the Company shall give prompt written notice to all holders of Registrable Securities of its intention to effect such a Piggyback Registration and, subject to the terms of Sections 3(c) and 3(d) hereof, shall include in such Piggyback Registration (and in all related registrations or qualifications under blue sky laws or in compliance with other registration requirements and in any related underwriting) all Registrable Securities with respect to which the Company has received written requests for inclusion therein within 10 business days after the delivery of the Company’s notice; provided that any such other holder may withdraw its request for inclusion at any time prior to executing the underwriting agreement or, if none, prior to the applicable registration statement becoming effective.

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(b) Piggyback Expenses. The Registration Expenses of the holders of Registrable Securities shall be paid by the Company in all Piggyback Registrations, whether or not any such registration became effective.

(c) Priority on Primary Registrations. If a Piggyback Registration is an underwritten primary registration on behalf of the Company, and the managing underwriters advise the Company in writing that in their opinion the number of securities requested to be included in such registration exceeds the number of securities which can be sold in such offering without adversely affecting the marketability, proposed offering price, timing or method of distribution of the offering, the Company shall include in such registration (i) first, the securities the Company proposes to sell, (ii) second, the registrable securities as defined in the Registration Rights and Lock-Up Agreement, dated March 12, 2021 by and among the Company and the persons set forth on Schedule A thereto (the “RideNow Agreement”), requested to be included in such registration by such holders (the “RideNow Holders”), which, in the opinion of such underwriters, can be sold, without any such adverse effect (pro rata among the RideNow Holders of such registrable securities on the basis of the number of registrable securities owned by each such RideNow Holder), (iii) third, the Registrable Securities requested to be included in such registration by the Holders which, in the opinion of such underwriters, can be sold, without any such adverse effect (pro rata among the holders of such Registrable Securities on the basis of the number of Registrable Securities owned by each such holder), and (iv) fourth, other securities requested to be included in such registration which, in the opinion of such underwriters, can be sold, without any such adverse effect.

(d) Priority on Secondary Registrations. If a Piggyback Registration is an underwritten secondary registration on behalf of holders of the Company’s securities other than holders of Registrable Securities, and the managing underwriters advise the Company in writing that in their opinion the number of securities requested to be included in such registration exceeds the number of securities which can be sold in such offering without adversely affecting the marketability, proposed offering price, timing or method of distribution of the offering, the Company shall include in such registration (i) first, the securities requested to be included therein by the holders initially requesting such registration, (ii) second, the registrable securities as defined in the RideNow Agreement requested to be included in such registration by the RideNow Holders, which, in the opinion of such underwriters, can be sold, without any such adverse effect (pro rata among the RideNow Holders of such registrable securities on the basis of the number of registrable securities owned by each such RideNow Holder), (iii) third, the Registrable Securities requested to be included in such registration by the Holders which, in the opinion of such underwriters, can be sold, without any such adverse effect (pro rata among the holders of such Registrable Securities on the basis of the number of Registrable Securities owned by each such holder), and (iv) fourth, other securities requested to be included in such registration which, in the opinion of such underwriters, can be sold, without any such adverse effect.

(e) Other Registrations. If the Company has previously filed a registration statement with respect to Registrable Securities pursuant to this Section 3, and if such previous registration has not been withdrawn or abandoned, then the Company shall not be required to file or cause to be effected any other registration of any of its equity securities or securities convertible or exchangeable into or exercisable for its equity securities under the Securities Act (except on Form S-8 or any successor form) at the request of any holder or holders of such securities until a period of at least 90 days has elapsed from the effective date of such previous registration.

(f) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 3 whether or not any holder of Registrable Securities has elected to include securities in such registration. The Registration Expenses of such withdrawn registration shall be borne by the Company in accordance with Section 7.

4. Agreements of Holders.

(a) If required by the Applicable Approving Party or the managing underwriter, in connection with any underwritten Public Offering on or after the date hereof, each holder of 1% or more of the outstanding Registrable Securities shall enter into lock-up agreements with the managing underwriter(s) of such underwritten Public Offering in such form as agreed to by the Applicable Approving Party; provided that the applicable lock-up period shall not exceed 90 days.

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(b) The holders of Registrable Securities shall use commercially reasonable efforts to provide such information as may reasonably be requested by the Company, or the managing underwriter, if any, in connection with the preparation of any Registration Statement, including amendments and supplements thereto, in order to effect the Registration Statement, including amendments and supplements thereto, in order to effect the Registration of any Registrable Securities under the Securities Act pursuant to Section 3 and in connection with the Company’s obligation to comply with federal and applicable state securities laws.

5. Registration Procedures. In connection with the Registration to be effected pursuant to the Resale Shelf Registration Statement, and whenever the holders of Registrable Securities have requested that any Registrable Securities be registered pursuant to this Agreement, the Company shall use its commercially reasonable efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof, and pursuant thereto the Company shall as expeditiously as reasonably possible:

(a) prepare in accordance with the Securities Act and all applicable rules and regulations promulgated thereunder and file with the Commission a registration statement, and all amendments and supplements thereto and related prospectuses as may be necessary to comply with applicable securities laws, with respect to such Registrable Securities and use commercially reasonable efforts to cause such registration statement to become effective (provided that at least five (5) Business Days before filing a registration statement or prospectus or any amendments or supplements thereto, the Company shall furnish to counsel selected by the Applicable Approving Party copies of all such documents proposed to be filed, which documents shall be subject to the review and comment of such counsel);

(b) notify each holder of Registrable Securities of (A) the issuance by the Commission of any stop order suspending the effectiveness of any registration statement or the initiation of any proceedings for that purpose, (B) the receipt by the Company or its counsel of any notification with respect to the suspension of the qualification of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose, and (C) the effectiveness of each registration statement filed hereunder;

(c) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for a period ending when all of the securities covered by such registration statement have been disposed of in accordance with the intended methods of distribution by the sellers thereof set forth in such registration statement (but not in any event before the expiration of any longer period required under the Securities Act or, if such registration statement relates to an underwritten Public Offering, such longer period as in the opinion of counsel for the underwriters a prospectus is required by law to be delivered in connection with sale of Registrable Securities by an underwriter or dealer) and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such registration statement;

(d) furnish to each seller of Registrable Securities thereunder such number of copies of such registration statement, each amendment and supplement thereto, the prospectus included in such registration statement (including each preliminary prospectus), each Free-Writing Prospectus and such other documents as such seller may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such seller;

(e) during any period in which a prospectus is required to be delivered under the Securities Act, promptly file all documents required to be filed with the Commission, including pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Act;

(f) use its commercially reasonable efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions as the lead underwriter or the Applicable Approving Party reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable such seller to consummate the disposition in such jurisdictions of the Registrable Securities owned by such seller (provided that the Company shall not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 4(f), (ii) consent to general service of process in any such jurisdiction, or (iii) subject itself to taxation in any such jurisdiction);

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(g) promptly notify in writing each seller of such Registrable Securities (i) after it receives notice thereof, of the date and time when such registration statement and each post-effective amendment thereto has become effective or a prospectus or supplement to any prospectus relating to a registration statement has been filed and when any registration or qualification has become effective under a state securities or blue sky law or any exemption thereunder has been obtained, (ii) after receipt thereof, of any request by the Commission for the amendment or supplementing of such registration statement or prospectus or for additional information, and (iii) at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading, and, at the request of any such seller, the Company promptly shall prepare, file with the Commission and furnish to each such seller a reasonable number of copies of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading;

(h) cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed and, if not so listed, to be listed on a securities exchange and, without limiting the generality of the foregoing, to arrange for at least two market makers to register as such with respect to such Registrable Securities with FINRA;

(i) provide a transfer agent and registrar for all such Registrable Securities not later than the effective date of such registration statement;

(j) enter into and perform such customary agreements (including underwriting agreements in customary form) and take all such other actions as the Applicable Approving Party or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities (including, without limitation, effecting a stock split or a combination of shares and preparing for and participating in such number of “road shows”, investor presentations and marketing events as the underwriters managing such offering may reasonably request);

(k) make available for inspection by any seller of Registrable Securities, any underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other agent retained by any such seller or underwriter, all financial and other records, pertinent corporate and business documents and properties of the Company as shall be necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, managers, directors, employees, agents, representatives and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement;

(l) take all reasonable actions to ensure that any Free-Writing Prospectus utilized in connection with any Piggyback Registration hereunder complies in all material respects with the Securities Act, is filed in accordance with the Securities Act to the extent required thereby, is retained in accordance with the Securities Act to the extent required thereby and, when taken together with the related prospectus, shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(m) otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the Commission;

(n) permit any holder of Registrable Securities who, in its good faith judgment (based on the advice of counsel), could reasonably be expected to be deemed to be an underwriter or a controlling Person of the Company to participate in the preparation of such registration or comparable statement and to require the insertion therein of material furnished to the Company in writing, which in the reasonable judgment of such holder and its counsel should be included;

(o) in the event of the issuance of any stop order suspending the effectiveness of a registration statement, or of any order suspending or preventing the use of any related prospectus or suspending the qualification of any Common Stock included in such registration statement for sale in any jurisdiction, the Company shall use its commercially reasonable efforts promptly to obtain the withdrawal of such order;

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(p) use its commercially reasonable efforts to cause such Registrable Securities covered by such registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the sellers thereof to consummate the disposition of such Registrable Securities;

(q) cooperate with the holders of Registrable Securities covered by the Registration Statement and the managing underwriter or agent, if any, to facilitate the timely preparation and delivery of certificates (not bearing any restrictive legends) representing securities to be sold under the Registration Statement and enable such securities to be in such denominations and registered in such names as the managing underwriter, or agent, if any, or such holders may request;

(r) cooperate with each holder of Registrable Securities covered by the Registration Statement and each underwriter or agent participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with FINRA;

(s) if such Registration includes an underwritten Public Offering, use its commercially reasonable efforts to obtain a cold comfort letter from the Company’s independent public accountants and addressed to the underwriters, in customary form and covering such matters of the type customarily covered by cold comfort letters as the underwriters in such Registration reasonably request;

(t) provide a legal opinion of the Company’s outside counsel, dated the effective date of such Registration Statement (and, if such Registration includes an underwritten Public Offering, dated the date of the closing under the underwriting agreement), with respect to the Registration Statement, each amendment and supplement thereto, the prospectus included therein (including the preliminary prospectus) and such other documents relating thereto in customary form and covering such matters of the type customarily covered by legal opinions of such nature, which opinion shall be addressed to the underwriters;

(u) if the Company files an automatic shelf registration statement covering any Registrable Securities, use its commercially reasonable efforts to remain a WKSI (and not become an ineligible issuer (as defined in Rule 405)) during the period during which such automatic shelf registration Statement is required to remain effective;

(v) if the Company does not pay the filing fee covering the Registrable Securities at the time an automatic shelf registration Statement is filed, pay such fee at such time or times as the Registrable Securities are to be sold; and

(w) if an automatic shelf registration Statement has been outstanding for at least three (3) years, at the end of the third year, refile a new automatic shelf registration Statement covering the Registrable Securities, and, if at any time when the Company is required to re-evaluate its WKSI status the Company determines that it is not a WKSI, use its commercially reasonable efforts to refile the registration statement on Form S-3 and keep such registration statement effective (including by filing a new Resale Shelf Registration or Shelf Registration, if necessary) during the period throughout which such registration statement is required to be kept effective.

6. Termination of Rights. Notwithstanding anything contained herein to the contrary, the right of any Holder to include Registrable Securities in any Piggyback Registration shall terminate on the later of the (i) two year anniversary of the Effective Date or (ii) on such date that such Holder may sell all of the Registrable Securities owned by such Holder pursuant to Rule 144 of the Securities Act without any restrictions as to volume or manner of sale or otherwise.

7. Registration Expenses.

(a) All expenses incident to the Company’s performance of or compliance with this Agreement, including, without limitation, all registration, qualification and filing fees, listing fees, fees and expenses of compliance with securities or blue sky laws, stock exchange rules and filings, printing expenses, messenger and delivery expenses, fees and disbursements of custodians, and fees and disbursements of counsel for the Company and all independent certified public accountants, underwriters (excluding underwriting discounts and commissions) and other Persons retained by the Company (all such expenses being herein called “Registration Expenses”), shall be borne by the Company as provided in this Agreement and, for the avoidance of doubt, the Company also shall pay all of its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit or quarterly review, and the expenses and fees for listing the securities to be registered on each securities exchange on which similar securities issued by the Company are then listed. Each Person that sells securities pursuant to a Piggyback Registration hereunder shall bear and pay all underwriting discounts and commissions and transfer taxes applicable to the securities sold for such Person’s account.

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(b) The Company shall reimburse the holders of Registrable Securities included in such registration for the reasonable fees and disbursements, not to exceed $15,000 with respect to any such Registration, of one counsel and one local counsel (if necessary) chosen by the Applicable Approving Party for purpose of rendering a legal opinion on behalf of such holders in connection with any Piggyback Registration.

(c)  To the extent Registration Expenses are not required to be paid by the Company, each holder of securities included in any registration hereunder shall pay those Registration Expenses allocable to the registration of such holder’s securities so included, and any Registration Expenses not so allocable shall be borne by all sellers of securities included in such registration in proportion to the aggregate selling price of the securities to be so registered.

8. Indemnification.

(a) The Company agrees to (i) indemnify and hold harmless, to the fullest extent permitted by law, each Holder and their respective officers, directors, members, partners, agents, affiliates and employees and each Person who controls such Holder (within the meaning of the Securities Act or the Exchange Act) against all losses, claims, actions, damages, liabilities and expenses caused by (A) any untrue or alleged untrue statement of material fact contained in any registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, or (B) any violation or alleged violation by the Company of the Securities Act or any other similar federal or state securities laws or any rule or regulation promulgated thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, qualification or compliance, and (ii) pay to each Holder and their respective officers, directors, members, partners, agents, affiliates and employees and each Person who controls such Holder (within the meaning of the Securities Act or the Exchange Act), as incurred, any legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, except insofar as the same are caused by or contained in any information furnished in writing to the Company or any managing underwriter by such Holder expressly for use therein; provided, however, that the indemnity agreement contained in this Section 8 shall not apply to amounts paid in settlement of any such claim, loss, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), nor shall the Company be liable in any such case for any such claim, loss, damage, liability or action to the extent that it solely arises out of or is based upon an untrue statement of any material fact contained in the registration statement or omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent that such untrue statement or alleged untrue statement or omission or alleged omission was made in the registration statement, in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration statement. In connection with an underwritten offering, the Company shall indemnify any underwriters or deemed underwriters, their officers and directors and each Person who controls such underwriters (within the meaning of the Securities Act or the Exchange Act) to the same extent as provided above with respect to the indemnification of the holders of Registrable Securities.

(b) In connection with any registration statement in which a holder of Registrable Securities is participating, each such holder shall furnish to the Company in writing such information as the Company reasonably requests for use in connection with any such registration statement or prospectus and, to the extent permitted by law, shall indemnify the Company, its officers, directors, employees, agents and representatives and each Person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses resulting from any untrue or alleged untrue statement of material fact contained in the registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information so furnished in writing by such holder; provided that the obligation to indemnify shall be individual, not joint and several, for each holder and shall be limited to the net amount of proceeds actually received by such holder from the sale of Registrable Securities pursuant to such registration statement.

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(c) Any Person entitled to indemnification hereunder shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any Person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld, conditioned or delayed). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel (as well as one local counsel) for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. In such instance, the conflicted indemnified parties shall have a right to retain one separate counsel, chosen by the holders of a majority of the Registrable Securities included in the registration, at the expense of the indemnifying party. No indemnifying party, in the defense of such claim or litigation, shall, except with the consent of each indemnified party, consent to the entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(d) Each party hereto agrees that, if for any reason the indemnification provisions contemplated by Sections 8(a) or Section 8(b) are unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities or expenses (or actions in respect thereof) referred to therein, then each indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or expenses (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party in connection with the actions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, relates to information supplied by such indemnifying party or indemnified party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just or equitable if contribution pursuant to this Section 8(d) were determined by pro rata allocation (even if the holders or any underwriters or all of them were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 8(d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages, liabilities or expenses (or actions in respect thereof) referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such indemnified party in connection with investigating or, except as provided in Section 8(c), defending any such action or claim. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. The sellers’ obligations in this Section 8(d) to contribute shall be several in proportion to the amount of securities registered by them and not joint and shall be limited to an amount equal to the net proceeds actually received by such seller from the sale of Registrable Securities effected pursuant to such registration.

(e) The indemnification and contribution provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and shall survive the transfer of Registrable Securities and the termination or expiration of this Agreement.

9. Participation in Underwritten Registrations. No Person may participate in any registration hereunder which is underwritten unless such Person (a) agrees to sell such Person’s securities on the basis provided in any underwriting arrangements approved by the Person or Persons entitled hereunder to approve such arrangements (including, without limitation, pursuant to any over-allotment or “green shoe” option requested by the underwriters; provided that no holder of Registrable Securities shall be required to sell more than the number of Registrable Securities such holder has requested to include) and (b) completes and executes all questionnaires, powers of attorney, custody agreements, stock powers, indemnities, underwriting agreements and other documents required under the terms of such underwriting arrangements; provided that no holder of Registrable Securities included in any underwritten registration shall be required to make any representations or warranties to the Company or the underwriters (other than representations and warranties regarding such holder, such holder’s title to the securities, such Person’s authority to sell such securities and such holder’s intended method of distribution) or to undertake any indemnification obligations to the Company or the underwriters with respect thereto that are materially more burdensome than those provided in Section 8. Each holder of Registrable Securities shall execute and deliver such other agreements as may be reasonably requested by the Company and the lead managing underwriter(s) that are consistent with such holder’s obligations under Section 4, Section 5 and this Section 9 or that are necessary to give further effect thereto. To the extent that any such agreement is entered into pursuant to, and consistent with, Section 4 and this Section 9, the respective rights and obligations created under such agreement shall supersede the respective rights and obligations of the holders, the Company and the underwriters created pursuant to this Section 9.

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10. Other Agreements; Certain Limitations on Registration Rights. The Company shall file all reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the Commission thereunder and shall take such further action as the Holders may reasonably request, all to the extent required to enable such Persons to sell securities pursuant to (a) Rule 144 adopted by the Commission under the Securities Act (as such rule may be amended from time to time) or any similar rule or regulation hereafter adopted by the Commission or (b) a registration statement on Form S-3 or any similar registration form hereafter adopted by the Commission. Upon request, the Company shall deliver to the Holders a written statement as to whether it has complied with such requirements. The Company shall at all times use its commercially reasonable efforts to cause the securities so registered to continue to be listed on one or more of the New York Stock Exchange, the New York Stock Exchange American and the Nasdaq Stock Market. The Company shall use its best efforts to facilitate and expedite transfers of Registrable Securities pursuant to Rule 144, which efforts shall include timely notice to its transfer agent to expedite such transfers of Registrable Securities and delivery of any opinions requested by the transfer agent.

11. Lock-Up Provisions.

(a) Each Lock-Up Holder agrees that it, he or she shall not Transfer any Common Stock until 180 days after the completion of the Acquisition (the “Lock-Up Period”).

(b) Notwithstanding the provisions set forth in Section 11(a), Transfers of shares of Common Stock (collectively, “Restricted Securities”) that are held by the Lock-Up Holders or any of their Permitted Transferees (that have complied with this Section 11), are permitted (i) to the Company’s officers or directors, any affiliate or family member of any of the Company’s officers or directors, any affiliate of such Lock-Up Holder or any member of such Lock-Up Holder; (ii) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an affiliate of such individual or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order; or (v) by virtue of the laws of the State of Nevada or a Lock-Up Holder’s organizational documents upon dissolution of such Lock-Up Holder (each such transferee, a “Permitted Transferee”); provided, however, that, in each case, any such Permitted Transferees must enter into a written agreement with the Company agreeing to be bound by the transfer restrictions herein in this Section 11(b) and the other restrictions contained in this Agreement.

(c) If any Transfer not permitted under this Section 11 is made or attempted contrary to the provisions of this Agreement, such purported prohibited Transfer shall be null and void ab initio, and the Company shall refuse to recognize any such purported transferee as one of its equity holders for any purpose. In order to enforce this Section 11(c), the Company may impose stop-transfer instructions with respect to the Restricted Securities of a Holder (and Permitted Transferees and assigns thereof) until the end of the applicable Lock-Up Period.

(d) During the Lock-Up Period, each certificate or book-entry position evidencing any Restricted Securities held by a Lock-Up Holder shall be marked with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A REGISTRATION RIGHTS AND LOCK-UP AGREEMENT, DATED AS OF NOVEMBER 8, 2021, BY AND AMONG THE ISSUER OF SUCH SECURITIES AND THE REGISTERED HOLDER OF THE SHARES. A COPY OF SUCH AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

(e) For the avoidance of doubt, each Lock-Up Holder shall retain all of its rights as a stockholder of the Company with respect to the Restricted Securities it holds during the Lock-Up Period, including the right to vote any such Restricted Securities that are entitled to vote. The Company agrees to (i) instruct its transfer agent to remove the lock-up legend in Section 11(d) upon the expiration of the applicable Lock-Up Period and (ii) cause its legal counsel, at the Company’s expense, to deliver the necessary legal opinions, if any, to the transfer agent in connection with the instruction under this Section 11(e).

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12. Definitions.

(a) “Applicable Approving Party” means the holders of a majority of the Registrable Securities participating in the applicable offering.

(b) “Business Day” means any day that is not a Saturday or Sunday or a legal holiday in the state in which the Company’s chief executive office is located or in Miami, Florida.

(c) “Commission” means the U.S. Securities and Exchange Commission.

(d) “Common Stock” means the Class B Common Stock of the Company, par value $0.001 per share.

(e) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor federal law then in force, together with all rules and regulations promulgated thereunder.

(f) “Fair Market Value” means (i) in the case of any publicly traded security, the average of the closing sale prices thereof on the principal market on which it is traded for the last five (5) full trading days prior to the determination, and (ii) in the case of any other asset or property, the price, determined by the Board of Directors of the Company, at which a willing seller would sell and a willing buyer would buy such asset or property, as of the applicable valuation determination date (without taking into account events subsequent to that date) in an arm’s-length transaction.

(g) “FINRA” means the Financial Industry Regulatory Authority.

(h) “Free-Writing Prospectus” means a free-writing prospectus, as defined in Rule 405 of the Securities Act.

(i) “Lock-Up Holders” means those Holders set forth on Schedule B hereto.

(j) “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

(k) ” “Prospectus” means the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

(l) “Public Offering” means any sale or distribution by the Company and/or holders of Registrable Securities to the public of Common Stock pursuant to an offering registered under the Securities Act.

(m) “Register,” “Registered” and “Registration” mean a registration effected by preparing and filing a Registration Statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such Registration Statement becoming effective.

(n) “Registrable Securities” means (i) any outstanding share of Common Stock (including the shares of Common Stock issued or issuable upon the exercise or conversion of any other equity security) of the Company held by a Holder as of the date of this Agreement or (ii) any Common Stock issued or issuable with respect to the securities referred to in the preceding clause (i) by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities on the later of the (i) two year anniversary of the Effective Date or (ii) on such date that such Holder may sell all of the Registrable Securities owned by such Holder pursuant to Rule 144 of the Securities Act without any restrictions as to volume or manner of sale or otherwise.

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(o) “Registration Statement” means any registration statement filed by the Company with the Commission in compliance with the Securities Act and the rules and regulations promulgated thereunder for a public offering and sale of Common Stock or Registrable Securities, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement (other than a registration statement on Form S-4 or Form S-8, or their successors).

(p) “Rule 144”, “Rule 405”, and “Rule 415” mean, in each case, such rule promulgated under the Securities Act (or any successor provision) by the Commission, as the same shall be amended from time to time, or any successor rule then in force.

(q) “Securities Act” means the Securities Act of 1933, as amended from time to time, or any successor federal law then in force, together with all rules and regulations promulgated thereunder.

(r) “Shelf Participant” means any holder of Registrable Securities listed as a potential selling stockholder in connection with the Resale Shelf Registration Statement or the Shelf Registration or any such holder that could be added to such Resale Shelf Registration Statement or Shelf Registration without the need for a post-effective amendment thereto or added by means of an automatic post-effective amendment thereto.

(s) “Transfer” means the (i) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the Commission promulgated thereunder with respect to, any security, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii).

(t) “WKSI” means a “well-known seasoned issuer” as defined under Rule 405.

13. Miscellaneous.

(a) No Inconsistent Agreements. The Company shall not hereafter enter into any agreement with respect to its securities which is inconsistent with or violates or in any way impairs the rights granted to the Holders in this Agreement.

(b) Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions among the parties hereto, written or oral, with respect to the subject matter hereof.

(c) Remedies. Any Person having rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages caused by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. The parties hereto agree and acknowledge that money damages would not be an adequate remedy for any breach of the provisions of this Agreement and that, in addition to any other rights and remedies existing in its favor, any party shall be entitled to specific performance and/or other injunctive relief from any court of law or equity of competent jurisdiction (without posting any bond or other security) in order to enforce or prevent violation of the provisions of this Agreement.

(d) Other Registration Rights. Other than as set forth in the Company’s filings with the Commission, the Company represents and warrants that no Person, other than a holder of Registrable Securities pursuant to this Agreement, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration Statement filed by the Company for the sale of securities for its own account or for the account of any other person. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

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(e) Amendments and Waivers. Compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified, with the written consent of the Company and (i) in the case of the provisions, covenants and conditions set forth in Section 11, the consent of Holders holding at least a majority in interest of the outstanding shares of Common Stock then held by the Lock-Up Holders or (ii) in the case of any other provision, covenant or condition, the Holders of at least a majority in interest of the Registrable Securities at the time in question; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. Any amendment or waiver effected in accordance with this Section 13(e) shall be binding upon each Holder and the Company. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

(f) Successors and Assigns; No Third-Party Beneficiaries. This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part. A Holder may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, to (a) a Permitted Transferee of such Holder or (b) any Person with the prior written consent of the Company. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and their respective successors and permitted assigns. This Agreement shall not confer any rights or benefits on any Persons that are not parties hereto, other than as expressly set forth in this Agreement. No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 13(l) and (ii) the written agreement of the assignee, in a form reasonably acceptable to the Company, to be bound by the terms and provisions of this Agreement. Any transfer or assignment made other than as provided in this Section 13(f) shall be null and void.

(g) All covenants and agreements in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not. In addition, whether or not any express assignment has been made, the provisions of this Agreement which are for the benefit of purchasers or holders of Registrable Securities are also for the benefit of, and enforceable by, any subsequent holder of Registrable Securities.

(h) Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid, illegal or unenforceable in any respect under any applicable law, such provision shall be ineffective only to the extent of such prohibition, invalidity, illegality or unenforceability, without invalidating the remainder of this Agreement.

(i) Counterparts. This Agreement may be executed simultaneously in counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Agreement. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

(j) Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. The use of the word “including” herein shall mean “including without limitation.”

(k) Governing Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Nevada, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Nevada or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Nevada.

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(l) Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or email or by registered or certified mail (postage prepaid, return receipt requested) to each Holder at the address indicated on the Schedule of Holders attached hereto as Schedule A and to the Company at the address indicated below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 13(l)):

if to the Company:

RumbleOn, Inc.

901 W. Walnut Hill Lane

Irving, Texas 75038

Tel: 214.771.9952

Attention: Marshall Chesrown (marshall@rumbleon.com), Peter Levy (peter@rumbleon.com), and Michael Francis (michael@rumbleon.com)

with a copy to (which shall not constitute notice):

Akerman LLP

The Main Las Olas

201 East Las Olas Boulevard

Suite 1800

Fort Lauderdale, FL 33301

Tel: 954.463.2700

Fax: 942.463.2224

Attention: Christina Russo (christina.russo@akerman.com), Scott Wasserman (scott.wasserman@akerman.com), and Erin Swick (erin.swick@akerman.com)

(n) Mutual Waiver of Jury Trial. As a specifically bargained inducement for each of the parties to enter into this Agreement (with each party having had opportunity to consult counsel), each party hereto expressly and irrevocably waives the right to trial by jury in any lawsuit or legal proceeding relating to or arising in any way from this Agreement or the transactions contemplated herein, and any lawsuit or legal proceeding relating to or arising in any way to this Agreement or the transactions contemplated herein shall be tried in a court of competent jurisdiction by a judge sitting without a jury.

(o) No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

 signature pages follow

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

RUMBLEON, INC.

By:
Name: Marshall Chesrown
Title: Chief Executive Officer

Complete the following as appropriate:

INDIVIDUAL HOLDER If you are an individual, print your name and sign below	ENTITY HOLDER If you are signing on behalf of an entity, please print the name of the entity, sign below, and indicate your name and title

____________________________ Name of Individual (Please print)	______________________________ Name of Entity (Please print)

____________________________ Signature ____________________	By: _________________________ Name: ________________________ Title:_________________________

Holder Address for Notices:

______________________________

______________________________

______________________________

Facsimile: _____________________

Attention: _____________________

Schedule A

Schedule of Holders

1.	TPEG Freedom Powersports Investors, LLC

2.	Kevin Lackey

3.	Sanjay Chandra

4.	Daniel Arriaga

5.	Sarah McVean Brown

6.	Sean Chandler

7.	Natalie Nelson

8.	Chase Vance

9.	Tom Zelewski

Schedule B

Lock-Up Holders

1.	TPEG Freedom Powersports Investors, LLC

2.	Kevin Lackey

3.	Sanjay Chandra

4.	Tom Zelewski

Exhibit D

Form of Spousal Consent

[See attached]

CONSENT OF SPOUSE

I, ____________________, certify that I am the spouse of ____________________, and acknowledge that I have read the Membership Interest Purchase Agreement (the “Purchase Agreement”), by and among RumbleOn, Inc., a Nevada corporation (the “Purchaser”), TPEG Freedom Powersports Investors, LLC, a Texas limited liability company, Kevin Lackey, Sanjay Chandra, the optionholders set forth on the signature pages thereto, and Trinity Private Equity Group, LLC, as representative of the sellers named therein, and that I know the contents of the Purchase Agreement. I am aware that the Purchase Agreement contains provisions regarding the sale of membership intersets interests in Freedom Powersports, LLC and Freedom Powersports Real Estate, LLC (collectively, the “Membership Interests”) that my spouse owns, including any interest I might have therein.

I hereby agree that my interest, if any, in any Membership Interests shall be irrevocably bound by the the Purchase Agreement and further understand and agree that any community property interest, if any, I may have in such Membership Interests is similarly bound by the Purchase Agreement. To the extent that the Membership Interests are already the sole and separate property of my spouse, I agree and intend that this Consent shall serve as further evidence and acknowledgement of the status of such Membership Interests.

I hereby agree not to take any action at any time that might interfere with the operation of the Purchase Agreement, the Membership Interests, or with the interests or rights now or later acquired by me or my spouse related to the Purchase Agreement.

I am aware that the legal, financial and related matters contained in the Purchase Agreement are complex and that I am free to seek independent professional guidance or counsel with respect to this Consent. I have either sought such guidance or counsel or determined after reviewing the Purchase Agreement carefully that I will waive such right.

Dated:
Name: